SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 10/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                             Great Lakes REIT, Inc.
             (Exact name of registrant as specified in its charter)

                Maryland                               36-3844714
                (State or other jurisdiction of        (I.R.S. Employer
               incorporation or organization)          Identification No.)

             823 Commerce Drive, Suite 300, Oak Brook, IL 60521
                 (Address of principal executive offices) (Zip)

       Registrants telephone number, including area code: (630) 368-2900

       Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class      Name of each exchange on which
               to be registered         each class is to be registered
                    None                            None


       Securities to be registered pursuant to Section 12 (g) of the Act:

                     Common Stock, par value $0.01 per share
                                (Title of class)

ITEM 1.           BUSINESS

General

     Great Lakes REIT, Inc. (the Company) was incorporated as a Maryland corporation on June 22, 1992 to invest in income producing property. The principal business of the Company is the acquisition, ownership, management, leasing and renovation of suburban office and to a lesser degree, office service center and industrial properties located in the Midwestern United States. The Company has elected to be treated for federal income tax purposes as a real estate investment trust (REIT) under section 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993. At December 31, 1995, the Company owned and operated sixteen properties aggregating approximately 1.5 million square feet located in suburban areas of Chicago, Illinois; Detroit, Michigan; Milwaukee, Wisconsin; and Minneapolis, Minnesota. The Company leases office and industrial space to over 333 tenants in a variety of businesses. In 1993, three tenants individually accounted for more than 10% of total revenues. In 1994, 1995 and 1996, no tenant individually accounted for more than 10% of total revenues.

Operating Strategy

     The  Companys  operating  strategy  is  to  acquire,   manage,  and,  when
appropriate, redevelop suburban office properties in certain large metropolitan markets within approximately a 400 mile radius of Chicago. Through December 31, 1996, the Company had acquired twenty-six properties which to-date have generally provided attractive investment returns based upon the Companys investment in those properties. The Company seeks to increase its asset base through the acquisition of additional individual suburban office properties and portfolios of such properties. Based upon its experience in acquiring properties in the identified Midwest market area, its on-going contacts with certain institutional sellers, and its contacts with certain investment property brokers, the Company believes that opportunities continue to exist to acquire suburban office properties in the Midwestern United States which provide the potential for attractive investment returns. The Company also believes that improvements in economic conditions in the Midwestern United States during the last four years have caused market vacancy rates to decline and that the drop in market vacancy rates have favorably impacted and will continue to favorably affect its occupancy levels, rents and real estate values although there can be no assurance that this will in fact occur.

     The Company believes that office employment growth is a reliable indicator of future demand for suburban office space and has targeted markets where projected office employment growth is above average. A CB Commercial Torto-Wheaton research report dated Fall 1996, predicts office employment growth for 54 large metropolitan markets at 2.4% for the next 6 years. Torto-Wheaton predicts the office employment growth for the next six years in five of the metropolitan markets in which the Company owns properties as follows: Chicago-2.7%; Minneapolis-2.7%; Detroit suburban-2.6%; Cincinnati-2.6%; and Columbus-2.9%. In addition, the Company believes that certain supply-side constraints, such as limited availability of undeveloped land and financing for speculative real estate construction reduce the number of potential competitors and increase a market's potential for higher average rents over time. Therefore, the Company currently targets selected suburban markets in the Midwestern United States that have experienced and are expected to continue to experience above average office employment growth, and certain supply-side constraints to the development of competitive properties.

     The Company currently maintains its headquarters in Oak Brook, Illinois, and it also operates property management offices in Des Plaines, Illinois; Vernon Hills, Illinois; Southfield, Michigan; and Milwaukee, Wisconsin.

Competition

     Leasing of Space to Tenants:

     The Company faces significant competition from both institutional and local property owners for the leasing of space to tenants. Many factors enter into a tenant's decision to lease space in a particular building, including: the property's location, functionality, amenities, rental rates, and available tenant improvement allowances. The supply of available space in the markets in which the Company operates its properties also has a significant impact on rental rates and tenant improvement costs incurred by landlords. Based upon the Company's experience the Company believes no single competitor or group of competitors holds a dominant position in any of the markets in which the Company operates its properties. The cash flow of a real estate asset can vary significantly from year to year depending on tenant turnover. When a lease expires and a tenant renews or vacates its space, costs associated with tenant improvements, leasing commissions and lost income due to vacancy or construction down-time can significantly reduce the cash flow from a property. Due to the capital intensive nature of suburban office properties and, to a lesser degree, light industrial properties, the Company believes that planning and budgeting for future costs associated with tenant turnover is a prudent component of evaluating investment yields and managing the cash flow of properties. For its existing portfolio, the Company estimates income lost due to vacancy and construction down-time on a property by property basis. Although these future costs are not accrued for financial reporting purposes, the Company incorporates these estimates in its annual cash budgets and long-term cash forecasts. Based upon its experience, the Company believes that its ability to fund tenant improvements and pay leasing commissions helps it to retain and attract tenants when compared with other landlords which may be less well capitalized and therefore less able to fund certain tenant improvements.

     Acquisition of Properties:

     The Company's strategy is to acquire well-located, well-constructed suburban office, office service center and light industrial properties that are less than 15 years old with purchase prices of less than $15 million in certain large metropolitan markets within approximately a 400 mile radius of Chicago. Based upon the Company's experience, most institutional buyers of commercial real estate have tended to focus their acquisition activities on properties with purchase prices exceeding $20 million. There are currently four publicly traded REITs which have the stated objective to purchase suburban office properties in the Company's Midwest market area. To date these other REITs have principally acquired larger properties than those targeted by the Company. As a result of the purchasing bias of institutions and the absence of competition from other publicly traded REITs, the Company has encountered few well-capitalized competitors for the Company's target properties in its target markets. By avoiding properties that institutional investors have been interested in purchasing, the Company believes it has been able to achieve more favorable pricing on the Company's property acquisitions because the Company has been able to contract for the purchase of properties without financing and similar contingencies which are generally required by likely competitive bidders for properties of the type targeted by the Company. In addition, the Company has established a successful track record and reputation for closing on properties it has contracted to purchase. Based upon its experience the Company believes that:(1) the experience of its management team; (2) its conservative capital structure and its available liquidity; (3) its strong relationships with the region's investment real estate brokers; and (4) its integrated asset management program, have enhanced available liquidity, and will continue to enhance its ability to identify and capitalize on attractive acquisition opportunities. Each acquisition opportunity is reviewed to evaluate whether it meets the following criteria: (1) the potential for higher occupancy levels and/or rents as well as for lower turnover and/or operating expenses; (2) the ability to generate returns in excess of the Company's weighted average cost of capital, taking into account the estimated costs associated with tenant turnover (i.e. tenant improvements, leasing commissions and the loss of income due to vacancy); and
(3) a purchase price at or below estimated replacement cost.

Investment Growth Strategy

     The  Company's  long  term  objective  is to  manage  the  Company  and its properties so that the Company's shareholders enjoy: (i) preservation of capital; (ii) capital appreciation; and (iii) dividends that increase over time. To accomplish this objective, the Company intends to increase its funds from operations and the value of the Company's properties by seeking to: (1) retain existing tenants when their current leases expire; (2) lease vacant space in its properties; (3) maintain or improve (as necessary) the interior and exterior appearance of its properties; (4) reduce and control operating costs of its properties through prudent and careful property management; and (5) acquire under-leased and under-managed properties at favorable prices and then increasing funds from operations through better leasing and management of the properties. The Company believes that by managing its own properties, it will be more effective at operating its properties than other owners who employ third party management companies.

To accomplish its operating objectives, the Company intends to:

- Capitalize on its experienced management team, whose senior officers have extensive experience in the ownership, management and acquisition of suburban office properties in the Midwestern United States;

- Focus its acquisition efforts in the Midwestern United States;

- Pursue a market-driven strategy which is based upon an analysis of the regional factors which the Company believes impact the supply of, and demand for, suburban office properties;

- Plan for future anticipated expenses associated with tenant turnover by budgeting for tenant improvements, lease commissions and lost income due to vacancy or construction down-time;

- Concentrate on acquiring general purpose, flexible properties which are suitable for a diverse range of tenants;

- Utilize its in-house asset and property management personnel in order to reduce overhead costs and increase the Cmmpany's responsiveness to tenant needs;

- Coordinate with local leasing brokers to more effectively attract and retain tenants; and

- Maintain a conservative capital structure by limiting total indebtedness to no more than 50% of the total value of its properties.

Financing

     The Company seeks to maintain a well-balanced, conservative and flexible capital structure by: (1) targeting a ratio of long and short-term debt to property value of no greater than 50%; (2) generally borrowing on a long-term basis at fixed rates and limiting the use of its variable rate credit facility to short term financing of acquisitions and working capital requirements; and
(3) maintaining conservative debt service and fixed charge ratios. The Company recently expanded its revolving credit facility with the First National Bank of Boston (as agent) to $75 million.

Insurance

     The Company carries commercial general liability coverage with primary limits of $1 million per occurrence and $2 million in the aggregate, as well as a $10 million umbrella liability policy. This coverage protects the Company against liability claims as well as the cost of lawsuits. The Company believes its liability coverage is appropriate given the nature of the properties and past experience and is consistent with industry practice. The Company also carries property insurance on a replacement value basis, covering both the cost of direct physical damage and the loss of rental income.

Government Regulations

     The Company's properties are subject to various federal, state and local statutes and regulations including: the Americans with Disabilities Act (the "ADA"), and various other federal, state and local environmental regulations, (collectively "Property Regulations"). If the Company's properties did not comply with the ADA or other Property Regulations, substantial capital expenditures might be required to correct the non-compliance including the substantial modification of property common area facilities. However, based upon engineering studies conducted prior to the acquisition of the various properties, the Company believes that its properties are currently in substantial compliance with all applicable Property Regulations, although expenditures may be required to comply with any future changes in such Property Regulations. Under certain Property Regulations regarding environmental matters, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under, or in such property. Such Property Regulations often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation with respect to any individual property could be substantial. Additionally, the presence of such substances or the failure to properly remediate such substances may adversely affect the owner's ability to borrow using such real estate as collateral. All of the Company's properties have had Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) performed by independent environmental consultants and have been inspected for hazardous materials as part of the Company's acquisition inspections. According to these consultants, none of these Phase I assessments has revealed any environmental conditions requiring material expenditures for remediation. There can be no assurances however, that Phase I environmental assessments would detect all environmental conditions which would give rise to material environmental liabilities. The Company believes that it is in compliance in all material respects with all Property Regulations regarding hazardous or toxic substances, and the Company has not been notified by any governmental authority of any non-compliance or other claim in connection with any of its present or former properties. The Company does not anticipate that compliance with all Property Regulations regarding environmental matters will have any material adverse impact on the financial position, results of operations or liquidity of the Company.

Corporate Structure

     As of December 31, 1995, the Company had no employees and the Company's day-to- day operations were conducted by Equity Partners Ltd. (the "Advisor") pursuant to the terms of several agreements between the Company and the Advisor. Services related to real estate acquisition, asset management, shareholder communication and other general corporate matters were performed by the Advisor pursuant to an advisory agreement dated July 2, 1992 as restated July 1, 1994 (the "Advisory Agreement"). Services related to the three private securities offerings concluded by the Company prior to April 1, 1996 were performed by the Advisor pursuant to three separate offering services agreements. These offering services agreements required the Advisor to supervise and participate in the preparation and distribution of offering materials, state and federal securities law compliance, and other matters related to the offerings. The Advisor managed each of the Company's properties pursuant to separate property management agreements negotiated for each property. Richard A. May, Chairman of the Board of Directors, President and Chief Executive Officer of the Company; Richard L. Rasley, Executive Vice President and General Counsel and Secretary of the Company; James Hicks, Senior Vice President, Finance, Chief Financial Officer and Treasurer of the Company; Raymond M. Braun, Senior Vice President of the Company; Edith M. Scurto, Vice President of the Company; and Brett A. Brown, Controller of the Company were previously employed by the Advisor. (For additional information, see Item 7, "Certain Relationships and Related

Transactions".)

     In January 1996, the Company entered into an agreement to merge with the Advisor (the "Merger Agreement") with the intent to thereby become a self-managed and self-advised REIT (This transaction is referred to herein as the "Merger") Under the terms of the Merger Agreement, the three shareholders of the Advisor, who included Messrs. May and Rasley, received a total of 100,000 shares of the Company's common stock. In addition, it was a condition to the Company's obligation to complete the merger, that certain members of the Advisor's senior management (Messrs. Rasley, Braun, Hicks, Brown and Ms. Scurto) be issued a total of 30,000 shares of the Company's common stock as an incentive to continue as employees of the Company after the merger of the Advisor into the Company, and that those individuals execute restricted stock agreements with respect to those shares. On February 27, 1996, at a duly held stockholder's meeting, the proposed Merger of the Advisor with and into the Company was approved. On April 1, 1996, the Company consummated the acquisition of the Advisor by statutory merger. In connection with the consummation of the Merger, the Company offered employment to the employees of the Advisor. The Company is now self-managed and as of December 31, 1996 had approximately 35 employees.

     Effective December 1996, the Company transferred all of the properties that are subject to the lien securing the Company's obligations under its secured credit facility with First National Bank of Boston to Great Lakes REIT, L.P. , a Delaware limited partnership (the "Operating Partnership") in exchange for a controlling interest in the Operating Partnership. A majority of REITs that have become public companies during the last three years have adopted a structure whereby an operating partnership or similar entity holds title to the real estate assets and may manage and administer such assets. Such a structure permits the acquisition of properties on a tax- deferred basis for many current property owners. The Company expects to transfer its remaining real estate properties to the Operating Partnership in 1997. Although the Company and the Operating Partnership are separate entities, and except as otherwise noted, all references in this Registration Statement to the "Company" refer to the Company and the Operating Partnership, collectively.

     The Company and a wholly-owned subsidiary, GLR No. 3, a Maryland business trust, currently own 100% of the interests of the Operating Partnership. All properties will be transferred to the Operating Partnership by the Company at cost and the Company will consolidate the results of the Operating Partnership into its financial statements. As the Company currently owns 100% of the Operating Partnership, no pro forma financial information is presented with respect to the Operating Partnership because the transfer to the Operating Partnership will not impact the financial information presented in the Company's consolidated financial information.

ITEM  2.          FINANCIAL INFORMATION

     The following selected financial data for the four years ended December 31, 1995 are derived from the audited financial statements of the Company. The financial data for the nine month periods ended September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with the financial statements, related notes, and other financial information included herein.



                                      1995            1994            1993               1992 (1)
Total revenues ............   $ 14,965,926    $  7,582,839    $  1,293,316       $     16,028
Total rental revenues .....     14,765,108       7,531,435       1,230,281               --
Net income ................      3,199,801       1,987,787         410,172              5,710
Net income per share ......   $       0.88    $       0.96    $       0.38       $       0.02
Weighted average number
of comon shares and
common share equivalents
outstanding ...............      3,650,133       2,070,221       1,080,875            315,658
Properties, before
accumulated depreciation ..     94,340,836      38,051,072      17,558,181               --
Total assets ..............     98,978,436      42,522,344      21,918,723          2,784,931
Mortgage notes and bonds
payable ...................     48,307,170      15,955,018       3,777,188               --
Total stockholders' equity      44,965,197      24,062,122       6,498,408          2,781,631
Total shares outstanding at
year end ..................      4,507,945       2,561,418       1,839,352            315,658
Cash dividends per share ..   $       1.13    $       0.96    $       0.47               --
Funds from operations (2) .      5,024,186       2,705,326         570,547              5,710
Cash flows from operating
activities ................      5,649,507       1,977,299       1,568,790              9,010


                                                         8

Cash flows used by
investing activities ......    (51,649,764)    (20,492,891)    (17,558,181)           (44,730)
Cash flows from financing
activities ................     44,626,391      17,419,887      17,021,489          2,775,921
Number of properites
owned .....................             16               9               6               --
Aggregate square footage
of properties owned .......      1,529,215         757,867         441,042               --

For the Nine Months ended September 30, 1996 and 1995:

                                        1996            1995
Total revenues ..............   $ 17,612,586    $  9,645,042
Total rental revenues .......     17,534,220       9,470,873
Net income ..................      1,613,979       2,329,365
Net income per share ........   $       0.32    $       0.68
Weighted average number of
common shares and common
share equivalents outstanding      5,081,833       3,404,706
Properties, before
accumulated depreciation ....    116,115,432      86,280,975
Total assets ................    117,722,398      91,581,165
Mortgage notes and bonds
payable .....................     50,995,433      46,136,206
Total stockholders' equity ..     60,156,065      39,987,011
Total shares outstanding at
quarter end .................      6,303,732       4,062,100

Cash dividends per share ....   $       0.90    $       0.83
Funds from operations (2) ...      5,454,091       3,481,021
Cash flows from operating
activities ..................      6,603,161       5,305,789
Cash flows used in investing
activities ..................    (20,947,903)    (42,639,903)
Cash flows from
financing activities ........     13,858,221      38,022,144
Number of properties owned ..             20              14
Aggregate square footage of
properties owned ............      1,833,604       1,400,397


     (1) The Company was incorporated on June 22, 1992. Information presented is for the period June 22, 1992 to December 31, 1992.

     (2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. A reconciliation of net income to FFO for the fiscal years ended December 31 is as follows:

                                     1995         1994         1993         1992
Net income                     $3,199,801   $1,987,787   $  410,172   $    5,710
Plus:
Depreciation &
amortization                    1,824,385      717,539      160,375         --
Funds from operations          $5,024,186   $2,705,326   $  570,547   $    5,710

A reconciliation of net income to FFO for the nine months ended September 30, 1996 and 1995 is as follows:
                                                            1996            1995
Net income                                            $1,613,979      $2,329,365
Plus:
     Depreciation & amortization                       2,566,805       1,151,656
     Contract termination cost                         1,273,307           -
Funds from operations                                 $5,454,091      $3,481,021

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     The following discussion and analysis should be read in conjunction with the historical Financial Statements and notes thereto which are included in Item

13 of this Registration Statement. Over the past three years, the Company has expanded its real estate portfolio through the acquisition of suburban office and office/service center properties in the Midwest. The Company has financed its growth by the issuance of additional shares of its common stock and issuance of mortgage notes. Growth in net income has been due to a combination of improved operations of the Company's properties as compared to prior years and the inclusion of the operating results of properties acquired in 1994, 1995 and 1996 from the dates of their respective acquisitions. The White Paper defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs.


Results of Operations Nine Months ended September 30, 1996 compared to 1995

The changes in the income statement items for the nine months ended September 30, 1996 as compared to 1995 are as follows:


                                             Increase (Decrease)
Rents                                                 $8,063,000
Interest                                                 (96,000)
                                                         -------
     Total revenues                                    7,967,000
                                                      ----------

Real estate taxes                                      1,213,000
Other property operating                               2,194,000
General and administrative                               928,000
Interest                                               1,560,000
Depreciation and amortization                          1,514,000
Contract termination                                   1,273,000
                                                       ---------
     Total expenses                                    8,682,000
                                                       ---------
     Net income                                       $ (715,000)
                                                      ==========

     In analyzing the operating results for the nine months ended September 30, 1996, the increases in rental income, real estate taxes, and other property operating expenses compared to the 1995 period are due principally to three factors: (1) the addition of operating results from properties acquired in 1996 from the dates of their respective acquisitions, (2) the addition of nine months of operating results in 1996 attributable to properties acquired in 1995 as compared to the partial period of operating results from the dates of their respective acquisitions in 1995 and (3) improved operations of properties during 1996 as compared to 1995.

     During the nine months ended September 30, 1996, the Company acquired four new properties. The operating results of these properties have been included in the Company's financial statements from the date of their acquisition. In 1995, the Company acquired 7 properties, and in 1996 a full nine months of operations of these properties has been included in the Company's financial statements.

A summary of these changes as they impact rental income, real estate taxes and other property operating expenses follows:

                                         Rental     Real estate   Other property
                                         income     taxes         operating
                                                                  expenses
Increase due to inclusion
 of results of properties acquired
 during 1995                          $6,663,000     $1,065,000      $3,242,000

Increase due to 1996 acquisitions        621,000        127,000         451,000

1996 operations as compared to
 1995 for properties owned at
 12/31/95                                779,000         22,000        (285,000)
                                         -------         ------        --------

Total increase in 1996                $8,063,000      $1,214,000     $3,408,000
                                      ==========       =========      =========


     Interest expense during the nine months ended September 30, 1996 increased by $1,560,000 as the Company had greater amounts of long and short-term debt outstanding in 1996. This debt was used to finance the acquisition of properties acquired in 1995 and 1996.

     General and administrative expenses increased by $928,000 due to the increase in the size of the Company ($682,000), and certain one-time costs associated with the relocation of the Company's offices ($60,000), the adoption of certain employee agreements ($40,000) and the increase in the Amortization of deferred compensation ($146,000).

     Depreciation and amortization increased in 1996 by $1,514,000 as the Company incurred these expenses on twenty properties in 1996 compared to fourteen properties in 1995.

     In April 1996, the Company acquired all the outstanding shares of the Advisor in exchange for 100,000 shares of the Company's common stock. All contracts between the Advisor and the Company were transferred to the Company. As these contracts are effectively terminated, the costs assigned to the contracts ($1,273,307) have been charged to contract termination expense in the nine months ended September 30, 1996.

Liquidity and Capital Resources

     Cash and cash equivalents as of September 30, 1996 were $816,000, a decrease of $487,000 as compared to December 31, 1995. The decline was primarily due to the Company continuing to invest in tenant and other capital improvements at its properties and the acquisition of four investment properties in 1996.

     The Company expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities. The Company considers its cash provided by operating activities to be adequate to meet operating requirements and to fund the payment of dividends in accordance with the REIT requirements under the Code.

     The Company expects to meet its long-term liquidity requirements (such as scheduled mortgage debt maturities, property acquisitions, and significant capital improvements) by long-term collateralized and uncollateralized borrowings and the issuance of debt or additional equity securities in the Company. In December 1996, the Company increased its line of credit with the Bank of Boston to $75 million, subject to certain loan covenants. The Company also extended its line of credit with the American National Bank until June 30, 1997. The maximum amount that may be borrowed from the American National Bank is $5 million. At December 31, 1996, the Company had $63,802,368 outstanding on its line of credit with the Bank of Boston with approximately $11,197,632 available to borrow. The amount available to be borrowed at December 31, 1996 under the American National Bank line of credit was $5 million.

     In August 1996, the Company completed an agreement with a group of institutional investors to sell 3,867,000 shares of its common stock at a price of $13 per share and issue 210,128 shares of preferred stock. In connection with the stock sale, the Company received $17,594,850 in August 1996, $17,594,850 in October 1996, and $15,081,300 on November 19, 1996. The Company has used the proceeds from this stock sale to acquire additional investment properties, for tenant and other capital improvements at its existing properties, to repay indebtedness, and for general working capital purposes. At September 30, 1996, the Company had committed to fund approximately $1.1 million of tenant improvements at its Springdale, Ohio property. The Company expects to fund these commitments, in part, through its bank credit facilities.

1995 compared to 1994

     The changes in the income statement items in 1995 as compared to 1994 are as follows:

                               Increase (Decrease)
Rents                                  $7,234,000
Interest                                  149,000
                                          -------
     Total revenues                     7,383,000
                                        ---------

Real estate taxes                       1,207,000
Other property operating                2,024,000
General and administrative                362,000
Interest                                1,385,000
Depreciation and amortization           1,193,000
                                        ---------
     Total expenses                     6,171,000
                                        ---------
     Net income                        $1,212,000
                                       ==========

     During 1995, the Company acquired seven properties. The operating results of these properties have been included in the Company's financial statements from the dates of their respective acquisitions. In 1994, the Company acquired three properties, and in 1995 a full year of operations of these properties has been included in the Company's financial statements as compared to only the operating results of these three properties from the respective dates of their acquisitions in 1994. In analyzing the 1995 operating results of the Company, the increases in rental income, real estate taxes, and other property operating expenses (which include management fees, repairs and maintenance, janitorial and other services related to the operation of the properties) from 1994 are due principally to three factors: (i) the addition of operating results from properties acquired during 1995; (ii) the addition of full year operating results of properties acquired in 1994 as compared to the partial year operating results from the dates of their respective acquisitions in 1994; and (iii) improved operations of properties during 1995 as compared to 1994. An analysis of the changes in rental income, real estate tax expense, and other property operating expenses is as follows:
                                   Rental      Real Estate  Other Property
                                   Income      Taxes        Operating
                                                            Expenses
Increase due to 1995
property acquisitions             $4,744,000  $1,000,000  $1,413,000

Increase due to
inclusion of full
year's results in
1995 for properties
acquired in 1994                   1,603,000     177,000     535,000

1995 operations as                   887,000      30,000      76,000
compared to 1994 for
properties owned at 12/31/94         -------      ------      ------

Increase in 1995                  $7,234,000  $1,207,000  $2,024,000
                                   =========   =========   =========

     Interest expense increased by $1,385,000 in 1995 as compared to 1994 as the Company increased its short and long-term mortgage debt to partially finance the acquisition of investment properties in 1995. Depreciation and amortization increased by $1,193,000 as the Company incurred depreciation and amortization expense on sixteen properties in 1995 and compared to nine properties in 1995. General and administrative expenses increased by $362,000 due to increased advisory fees paid to the Advisor ($314,000) and increased professional fees ($48,000).

1994 compared to 1993

     The changes in the income statement items in 1994 as compared to 1993 were as follows:

                                 Increase (Decrease)
Rents                            $6,301,000

Interest                            (12,000)
                                    -------
     Total revenues               6,289,000
                                  ---------

Real estate taxes                 1,126,000
Other property operating expenses 1,762,000
General and administrative          384,000
Interest                            838,000
Depreciation and amortization       601,000
                                    -------
     Total expenses               4,711,000
                                  ---------
      Net income                 $1,578,000
                                 ==========


     During 1994 and 1993, the Company acquired three and six investment properties, respectively. The operating results of those properties are presented in the Company's financial statements from the dates of their respective acquisition. Operating results of properties acquired in 1993 are included in the 1994 financial statements for the entire year as compared with operating results only from the dates of their acquisition in 1993. The increases in, rental income, real estate taxes, and other property operating expenses, resulted from: (1) the addition of operations of properties acquired during 1994; (2) the inclusion of a full years' operations for properties acquired during 1993 as compared to the partial year operating results from the dates of their respective acquisitions in 1993; and (3) improved operating results in 1994 for the properties acquired in 1993 due to increased leasing levels at such properties.

     A summary of these changes as they impact rental income, real estate taxes, and property operating expenses follows:

                          Rental          Real Estate         Other Property
                          Income             Taxes            Operating
                                                              Expenses
Increase due to 1994
property acquisitions    $1,872,000           $237,000          $502,000

Increase due to
inclusion of full
year's results in         4,078,000          1,010,000         1,080,000

1994 for properties
acquired in 1993

1994 operations as          351,000          ($121,000)         $180,000
compared to 1993 for        -------           --------           -------
properties owned at 12/31/93

Total increase in        $6,301,000         $1,126,000        $1,762,000
 1994                    ==========          =========         =========



     Interest expense during 1994 increased by $838,000 as the Company had financed a portion of the purchase prices of eight properties as of December 31, 1994, compared to three properties as of December 31, 1993. Depreciation and amortization increased by $601,000 as the Company incurred depreciation and amortization on nine properties in 1994 compared to six properties in 1993. General and administrative expenses increased by $384,000 due to increased professional fees ($154,000)and the advisory fee paid to the Advisor ($230,000), each of which were a consequence of the growth in the size of the Company in 1994.

Statements of Cash Flows

Nine Months Ended September 30, 1996 versus September 30, 1995

     Cash flows from operating activities increased by $1.3 million as the Company owned twenty properties during 1996 as compared to fourteen properties during 1995.

     Cash used by investing activities declined by $21.7 million in 1996 as compared to 1995 as the Company acquired four properties during 1996 as compared to five properties in 1995.

     Cash provided by financing activities declined by $24.2 million as proceeds from mortgage and bank loans declined by $21.9 million, and dividends reinvested declined by $1.8 million as the dividend reinvestment plan was suspended.


1995 compared to 1994

     Cash flows from operating activities increased by $3.7 million in 1995 as compared to 1994 as the Company owned sixteen properties in 1995 compared to nine properties in 1994.

     Cash flows used by investing activities increased by $31.2 million in 1995 as compared to 1994 as the Company acquired 7 properties in 1995 compared to three properties in 1994. Cash flows from financing activities increased by $27.2 million in 1995 compared to 1994 as the Company raised $18.8 million through the private placement of its common stock in 1995 compared to $6 million in 1994. In addition, the Company increased its borrowings by $15 million in 1995.

Forward-Looking Statements

     Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. The words "believe", "expect" and "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to, changes in interest rates, increased competition for acquisition of new properties, unanticipated expenses and delays in acquiring properties or increasing occupancy rates, and regional economic and business conditions.

ITEM 3.           DESCRIPTION OF PROPERTIES

     Tabular information regarding the Company's properties is presented hereafter followed by narrative descriptions of the properties. Each of the following properties is wholly-owned in fee by the Company or the Operating Partnership as noted below.

Property Location          Property Type          Fee Owner        Year          Date
                                                                   Built         Acquired
11100 Hampshire Ave.       Industrial             Company          1980          Jan-93
Bloomington, MN
601 Campus Dr.             Single story           Company          1987          May-93
Arlington Heights, IL      office/

                                                        18


                           office service
11925 W. Lake Park Dr.     Single story           Company          1989          Jun-93
Milwaukee, WI              office
3400 Dundee Road           Multi-story            Company          1986          Oct-93
Northbrook, IL             office
1011 Touhy Avenue          Multi-story            Company          1978          Dec-93
Des Plaines, IL            office
160-185 Hansen Court       Single story           Company          1986          Jan-94
Wood Dale, IL              office/
                           office service
150, 175, 250 Patrick      Single story           Company          1987          Jun-94
Blvd.                      office/
Brookfield, WI             office service
175 Hawthorn Parkway       Multi-story            Company          1986          Sep-94
Vernon Hills, IL           office
2800 River Road            Multi-story            Operating        1983          Feb-95
Des Plaines, IL            office                 Partnership
2221 University Ave SE     Multi-story            Company          1979          May-95
Minneapolis, MN            office
1660 Feehanville Dr.       Multi-story            Operating        1989          Aug-95
Mount Prospect, IL         office                 Partnership
24800 Denso Drive          Multi-story            Operating        1986          Aug-95
Southfield, MI             office                 Partnership
11270 W. Park Place        Multi-story            Operating        1984          Sep-95
Milwaukee, WI              office                 Partnership
823 Commerce Drive Oak     Multi-story            Operating        1969          Nov-95
Brook, IL                  office                 Partnership
565 Lakeview Parkway       Single story           Operating        1991          Dec-95
Vernon Hills, IL           office                 Partnership
1251 Plum Grove Rd.        Single                 Company          1985          Jan-96
Schaumburg, IL             story
                           office
30 Merchant Street         Multi-story            Operating        1988          Apr-96
Springdale, OH             office                 Partnership
Two Marriott Dr.           Single                 Operating        1985          Jul-96
Lincolnshire, IL           story                  Partnership
                           office
4860-5000 Blazer           Single                 Operating        1986          Sep-96
Parkway, Dublin OH         story                  Partnership
                           office
2514 S 102th St. and       Multi-story            Operating        1984 &        Nov-96
10150 W National Ave.      office                 Partnership      1987
West Allis, WI

                                                        19


3010 and 3020              Single story           Operating        1985 &        Nov-96
Woodcreek Dr. Downers      office/                Partnership      1986
Grove, IL                  office service
1301 Long Lake Road        Multi-story            Operating        1988          Nov-96
Troy, MI                   office                 Partnership
40 Oak Hollow,             Multi-story            Operating        1989          Dec-96
Southfield MI              office                 Partnership
2550 University Ave.       Multi-story            Operating        1916/         Dec-96
St. Paul, MN               office                 Partnership      redeveloped
                                                                   1985
1900 East Golf Road        Multi-story            Operating        1980          Dec-96
Schaumburg, IL             office                 Partnership


Property location              Land     Square        Occu-   Encumbrance    Avg.     Avg.       Avg.         Avg.
                               area     footage       pancy   as of          Gross    Gross      Gross        Gross
                               in                     12/31/  12/31/96       Rents    Rents      Rent         Rent
                               acres                  1996                   PSF      PSF        PSF          PSF
                                                                             1996     1995       1994         1993

11100 Hampshire                 4.0     50,625          100%   $ 827,139    $ 4.41   $ 4.42        $ 4.42     $4.30
Ave
Bloomington, MN
601 Campus Dr.                  6.0     96,219           87%  $1,410,208    $12.22   $12.46        $12.28    $11.26
Arlington Heights,
IL
11925 W. Lake Park Dr.          3.4     36,069          100%  $1,175,080    $16.96   $16.20        $15.87    $15.80
Milwaukee, WI
3400 Dundee Road                2.6     74,884          100%  $2,069,790    $19.31   $18.78        $17.10    $21.43
Northbrook, IL
1011 Touhy Avenue               5.3    155,657           91%  $2,437,894    $16.62   $16.08        $17.15    $15.79
Des Plaines, IL
160-185 Hansen Ct.             10.6    113,911           88%  $2,699,726    $13.60   $12.71       $13.44      n/a
Wood Dale, IL
150, 175, 250                  12.0    117,615           98%  $3,355,652    $15.57   $14.82       $13.88      n/a

                                                        20


Patrick Blvd
Brookfield, WI
175 Hawthorn Pkwy               4.6     84,065           92%  $3,150,319    $17.91   $18.17       $16.15      n/a
Vernon Hills, IL
2800 River Road                 2.0    100,527           77%          (A)   $16.71   $15.83        n/a        n/a
Des Plaines, IL
2221 University Ave             2.8     97,658           100% $5,235,000    $19.94   $17.80        n/a        n/a
Minneapolis, MN
1660 Feehanville Dr.            7.3     85,874           77%          (A)   $23.42   $23.51        n/a        n/a
Mount Prospect, IL
24800 Denso Drive               5.0     79,546           98%          (A)   $16.40   $17.07        n/a        n/a
Southfield, MI
11270 W. Park Place             7.9    197,122           95%          (A)   $17.49   $17.06        n/a        n/a
Milwaukee, WI
823 Commerce Drive              2.6     45,162           81%          (A)   $15.86   $14.17        n/a        n/a
Oak Brook, IL
565 Lakeview Pkwy               7.1     84,808           68%          (A)   $13.62   $12.51        n/a        n/a
Vernon Hills, IL
1251 Plum Grove Rd.             3.2     43,301           43%          __    $14.37   n/a           n/a        n/a
Schaumburg, IL
30 Merchant St.                 5.9     95,910          100%          (A)   $14.21   n/a           n/a        n/a
Springdale, OH
Two Marriott Dr.               3.43     41,500          100%          (A)   $10.72   n/a           n/a        n/a
Lincolnshire, IL
4860-5000 Blazer              13.66    124,929          100%          (A)   $13.04   n/a           n/a        n/a
Parkway, Dublin OH
2514 S 102th St. &              6.8    121,508           96%          (A)   $15.37   n/a           n/a        n/a
10150 W National Ave.
West Allis, WI
3010 and 3020                  8.77    127,713           93%          (A)   $11.37   n/a           n/a        n/a
Woodcreek Dr.
Downers Grove, IL
1301 Long Lake Road           11.53    169,959           92%          (A)   $18.03   n/a           n/a        n/a
Troy, MI
40 Oak Hollow,                 5.66     80,281           97%          (A)   $17.12   n/a           n/a        n/a
Southfield MI
2550 University                 4.4    199,670           96%          (A)   $18.03   n/a           n/a        n/a
Ave.
St. Paul, MN
1900 East Golf Road           12.89    259,730           95%          (A)   $17.94   n/a           n/a        n/a
Schaumburg, IL
Totals                               2,684,243

An "n/a" indicates the Company did not own the property at the end of that year.

(A) These properties are pledged as collateral for the Company's bank line of credit, borrowings under which totaled $63,802,368 at December 31, 1996.

Occupancy Table for 1994

Property location                                12/31/94                9/30/94                 6/30/94      3/31/94
11100 Hampshire Ave.                                  91%                    91%                     91%      91%
Bloomington, MN
601 Campus Dr.                                        93%                    92%                     92%      77%
Arlington Heights, IL
11925 W. Lake Park                                    94%                    94%                     89%      91%
Dr.
Milwaukee, WI
3400 Dundee Road                                      93%                    87%                     73%      93%
Northbrook, IL
830 West End Court                                   100%                    84%                     75%      75%
Vernon Hills, IL
1011 Touhy Avenue                                     79%                    74%                     74%      75%
Des Plaines, IL
160-185 Hansen Court                                  74%                    74%                     74%      60%
Wood Dale, IL
150, 175, 250 Patrick                                 84%                    84%                     69%      n/a
Blvd.
Brookfield, WI
175 Hawthorn Parkway                                  79%                    79%                     n/a      n/a
Vernon Hills, IL
2800 River Road                                       n/a                    n/a                     n/a      n/a
Des Plaines, IL
2221 University Ave SE                                n/a                    n/a                     n/a      n/a
Minneapolis, MN
                                                        22


1660 Feehanville Dr.                                  n/a                    n/a                     n/a      n/a
Mount Prospect, IL
10 Oak Hollow & 24800                                 n/a                    n/a                     n/a      n/a
Denso Drive
Southfield, MI
11270 W. Park Place                                   n/a                    n/a                     n/a      n/a
Milwaukee, WI
823 Commerce Drive                                    n/a                    n/a                     n/a      n/a
Oak Brook, IL
565 Lakeview Parkway                                  n/a                    n/a                     n/a      n/a
Vernon Hills, IL
1251 Plum Grove Rd.                                   n/a                    n/a                     n/a      n/a
Schaumburg, IL
30 Merchant St.                                       n/a                    n/a                     n/a      n/a
Springdale, OH
Two Marriott Dr.                                      n/a                    n/a                     n/a      n/a
Lincolnshire, IL
4860-5000 Blazer                                      n/a                    n/a                     n/a      n/a
Parkway, Dublin OH
2514 S 102th St. and                                  n/a                    n/a                     n/a      n/a
10150 W National Ave.
West Allis, WI
3010 and 3020                                         n/a                    n/a                     n/a      n/a
Woodcreek Dr. Downers
Grove, IL
1301 Long Lake Road                                   n/a                    n/a                     n/a      n/a
Troy, MI
40 Oak Hollow,                                        n/a                    n/a                     n/a      n/a
Southfield MI
2550 University Ave.                                  n/a                    n/a                     n/a      n/a
St. Paul, MN
1900 East Golf Road                                   n/a                    n/a                     n/a      n/a
Schaumburg, IL

     An "n/a" indicates the Company did not own the property at the end of that quarter.

Occupancy Table for 1995
Property location                                12/31/95                9/30/95                 6/30/95           3/31/95
11100 Hampshire Ave.                                  91%                    91%                     91%           91%
Bloomington, MN
601 Campus Dr.                                        83%                    83%                     93%           93%
Arlington Heights, IL
11925 W. Lake Park                                    93%                    93%                     87%           87%
Dr.
Milwaukee, WI
3400 Dundee Road                                     100%                    98%                     95%           95%
Northbrook, IL
830 West End Court                                   100%                   100%                    100%           100%
Vernon Hills, IL
1011 Touhy Avenue                                     80%                    81%                     76%           80%
Des Plaines, IL
160-185 Hansen Court                                  92%                    92%                     92%           74%
Wood Dale, IL
150, 175, 250 Patrick                                 97%                    96%                     87%           84%
Blvd.
Brookfield, WI
175 Hawthorn Parkway                                  80%                    82%                     84%           83%
Vernon Hills, IL
2800 River Road                                       75%                    72%                     75%           85%
Des Plaines, IL
2221 University Ave                                   98%                   100%                     99%           n/a
SE
Minneapolis, MN
1660 Feehanville Dr.                                  85%                    83%                     n/a           n/a
Mount Prospect, IL
10 Oak Hollow & 24800                                 92%                    90%                     n/a           n/a

                                                        24


Denso Drive
Southfield, MI
11270 W. Park Place                                   94%                    93%                     n/a           n/a
Milwaukee, WI
823 Commerce Drive                                    36%                    n/a                     n/a           n/a
Oak Brook, IL
565 Lakeview Parkway                                  68%                    n/a                     n/a           n/a
Vernon Hills, IL
1251 Plum Grove Rd.                                   n/a                    n/a                     n/a           n/a
Schaumburg, IL
30 Merchant St.                                       n/a                    n/a                     n/a           n/a
Springdale, OH
Two Marriott Dr.                                      n/a                    n/a                     n/a           n/a
Lincolnshire, IL
4860-5000 Blazer                                      n/a                    n/a                     n/a           n/a
Parkway, Dublin OH
2514 S 102th St. and                                  n/a                    n/a                     n/a           n/a
10150 W National Ave.
West Allis, WI
3010 and 3020                                         n/a                    n/a                     n/a           n/a
Woodcreek Dr. Downers
Grove, IL
1301 Long Lake Road                                   n/a                    n/a                     n/a           n/a
Troy, MI
40 Oak Hollow,                                        n/a                    n/a                     n/a           n/a
Southfield MI
2550 University Ave.                                  n/a                    n/a                     n/a           n/a
St. Paul, MN
1900 East Golf Road                                   n/a                    n/a                     n/a           n/a
Schaumburg, IL

     An "n/a" indicates the Company did not own the property at the end of that quarter.

Occupancy Table for 1996
Property location                                12/31/96                9/30/96                 6/30/96                3/31/96
11100 Hampshire Ave.                                 100%                   100%                     91%                91%

                                                        25


Bloomington, MN
601 Campus Dr.                                        87%                    83%                     83%                93%
Arlington Heights, IL
11925 W. Lake Park                                   100%                   100%                    100%                93%
Dr.
Milwaukee, WI
3400 Dundee Road                                     100%                   100%                    100%                100%
Northbrook, IL
830 West End Court                                    n/a                   100%                    100%                100%
Vernon Hills, IL
1011 Touhy Avenue                                     91%                    91%                     90%                86%
Des Plaines, IL
160-185 Hansen Court                                  88%                    92%                     92%                92%
Wood Dale, IL
150, 175, 250 Patrick                                 98%                    98%                     98%                91%
Blvd.
Brookfield, WI
175 Hawthorn Parkway                                  92%                    89%                     92%                86%
Vernon Hills, IL
2800 River Road                                       77%                    85%                     80%                75%
Des Plaines, IL
2221 University Ave SE                               100%                   100%                    100%                98%
Minneapolis, MN
1660 Feehanville Dr.                                  77%                    77%                     77%                77%
Mount Prospect, IL
24800 Denso Drive                                     99%                    99%                     99%                94%
Southfield, MI
10 Oak Hollow                                         n/a                    99%                     99%                99%
Southfield, MI
11270 W. Park Place                                   94%                    95%                     94%                96%

                                                        26


Milwaukee, WI
823 Commerce Drive                                    81%                    65%                     36%                36%
Oak Brook, IL
565 Lakeview Parkway                                  68%                    68%                     68%                68%
Vernon Hills, IL
1251 Plum Grove Rd.                                   41%                    41%                     41%                41%
Schaumburg, IL
30 Merchant St.                                      100%                   100%                    100%                n/a
Springdale, OH
Two Marriott Dr.                                     100%                   100%                     n/a                n/a
Lincolnshire, IL
4860-5000 Blazer                                     100%                   100%                     n/a                n/a
Parkway, Dublin OH
2514 S 102th St. and                                  95%                    n/a                     n/a                n/a
10150 W National Ave.
West Allis, WI
3010 and 3020                                         93%                    n/a                     n/a                n/a
Woodcreek Dr. Downers
Grove, IL
1301 Long Lake Road                                   92%                    n/a                     n/a                n/a
Troy, MI
40 Oak Hollow,                                        97%                    n/a                     n/a                n/a
Southfield MI
2550 University Ave.                                  96%                    n/a                     n/a                n/a
St. Paul, MN
1900 East Golf Road                                   97%                    n/a                     n/a                n/a
Schaumburg, IL

     An "n/a" indicates the Company did not own the property at the end of that quarter.

     As of December 31, 1996 the Company has leases with approximately 333 tenants with a weighted average remaining lease term of 3.6 years. Given current market condition and increasing rental rates in all of the Company's suburban markets, the Company believes that re-leasing upon rollover to existing or new tenants will provide increases in annual gross rents, net income and FFO. The lease rollover schedule for the portfolio as of December 31, 1996 is summarized below:

Year      Number of         Square Feet(SF)           Percentage of   Annualized       Percentage of,
          Leases            Subject to                Portfolio       Total Rent       Annual Total
                            Expiring Leases           SF Expiring     Under            Rent Under
                                                                      Expiring         Expiring Leases
                                                                      Leases
1997     78                387,576                   14.4%             $4,535,000         14.8%
1998     58                395,239                   14.7%              5,494,188         17.9%
1999     54                266,647                    9.9%              3,377,394         11.0%
2000     61                389,997                   14.6%              5,354,629         17.5%
2001     51                494,435                   18.4%              6,535,516         21.3%
2002     16                271,420                   10.1%              2,507,500          8.2%
2003     5                  53,089                    2.0%                767,122          2.5%
2004     4                  35,658                    1.3%                403,202          1.3%
2005     3                  76,968                    2.9%                694,196          2.2%
2006     3                  97,634                    3.7%              1,011,190          3.3%
Current Vacancies          215,580                    8.0%

Total
 Port-
 folio    333            2,684,243                  100.0%            $30,679,947        100.0%

Summary of Primary Tenants

     The Company has the following tenants which occupy ten percent or more of the rentable square footage of the property they occupy. However, no tenant occupies more than ten percent of the rentable square footage of the properties in the aggregate, or represents more than ten percent of the aggregate annual base rent of the properties. The following chart shows the principal provisions of the lease with each of those tenants that occupy ten percent or more of the leasable square footage of the particular property:
                                                    Expiration
                                         Annual     Date of      Renewal
Tenant              Business of Tenant   Base Rent  Lease        Options

Roadway Package     Freight              $219,357   08/31/1997        (1)
Systems, Inc.       Distribution
American Honda      Automobile           $485,490   05/31/2000   None
Motor Co.(2)        Training
American Honda      Automobile Finance   $183,661   05/31/2000   None

Finance, Inc.(2)
C.P. Clare          Industrial           $164,915   06/30/2000        (3)
                    Electronics Sales
DonTech             Publishing           $201,576   05/14/2004        (4)
OCE Printing        Electronics          $118,515   04/30/1997        (5)
AGIE, USA           Tool & Die           $178,664   12/31/2002        (6)
                    Equipment Sales/
                    Showroom
Merisel, Inc.       Computer Reseller    $123,829   04/30/1997        (7)
Sales Force,        Food Distribution    $164,397   08/31/2005   None
Sisters of the      Healthcare           $373,769   09/30/1998   None
Sorrowful Mother
Ministry Corp.
Montgomery          Environmental        $121,051   04/30/2000   None
Watson              Testing Services
NASRA, Inc.         Insurance            $189,421   02/28/1998   None
Medical Business    Financial Planning   $274,144   02/13/1999        (8)
Consultants,
Inc.
Health Direct,      Healthcare           $435,895   06/28/1997        (9)
Inc.
Lutheran General    Healthcare           $299,698   05/31/2002        (9)
Medical Group
Hewlett Packard     Computer Related     $219,248   11/30/1999        (10)
Co.                 Sales/Service
Digital             Computer Related     $173,315   12/31/1998        (11)
Equipment Corp.     Sales/Service
Abbott              Pharmaceutical       $236,170   02/28/2000        (12)
Laboratories        Supplies
Polygram Group      Entertainment        $209,938   03/14/1999   None
WorldCom, Inc.      Telecommunications   $308,550   07/14/2001       (13)
Lucent Technologies Telecommunications   $239,583   03/03/1999
Bay Networks,       Computer             $331,009   03/31/2001       (14)
Inc.                Networking
Metropolitan Life   Insurance            $791,886   08/31/1998       (15)
HNTB                Architectural        $585,600   11/30/2000       (16)
                    Services
A.O. Smith Corp.    Car and Truck        $406,091   10/31/2005   None
                    Frames
Wausau Insurance    Insurance            $601,142   04/30/2006   None
Interim Technology  Software             $508,826   03/31/1998       (29)
                    Installation &
                    Service

Asmussen Waxler     Food Distribution    $101,134   05/31/1999       (16)
Company
Sparkling Spring    Bottled Water        $164,820   03/31/2001       (16)
Water Co.           Sales
PNC Mortgage Co.    Mortgage Broker      $284,206   08/31/1997   None
State Farm          Auto Insurance       $ 43,223   04/30/1997   None
Mutual Auto
Insurance
Vanguard            Property             $ 89,375   07/31/1998   None
Management Corp.    Management
Health Partners     Professional         $981,392   01/31/2001       (17)
                    Medical
                    Associations
Universal Under-
 writers            Insurance             $71,752   08/31/1999       (18)
Association of
 Legal Admin        Not-for-profit       $126,789   01/31/1999       (19)
Tokai Rika USA      Switch Manufacturer  $225,423   06/30/1997    None
Casualty Insurance  Insurance            $102,312   02/28/2001       (20)
American Consoli-
 dation Service     Container shipping   $113,330   09/30/2001    None
Ballas Engineering  Engineering          $ 59,036   04/30/2001    None
Community Insurance Healthcare           $747,446   08/30/2001    None
Healthspan Ltd.     Healthcare           $137,368   05/30/2000       (21)
Aksys, Ltd.         Medical devices      $337,500   08/30/2006    None
Productive Offices,
 Inc.               Office Suites        $153,750   12/31/1998    None
USF&G               Insurance            $225,414   11/30/1998       (22)
Sterling Software   Computer Software    $176,253   11/30/1997    None
Motoman, Inc.       Industrial robotics  $213,988   07/31/2002    None
Edge Systems        Computer software    $136,292   05/31/2000    None
Stralfors Int'l     Printer manfacturing $200,000   01/22/2001    None
Marriott Corp.      Hospitality          $220,365   08/31/1998       (23)
Minolta Business
 Systems            Copiers              $229,532   08/31/2001    None
CNR Health,  Inc.   Insurance            $398,067   03/31/2003       (24)
Walsh College       Education            $371,923   08/31/1998    None
St. Paul Fire &
 Marine Ins.        Insurance            $576,817   07/31/1998    None
Ameridata
 Consulting, Inc.   Consulting Services  $279,630   11/30/1998       (25)
UAFP/U-Care         Healthcare           $281,786   12/31/1999       (26)
Minnesota

 Continuum Care     Healthcare           $230,066   03/31/2001    None
Midwest
 Reemployment       Outplacement
                    Services             $373,818   09/14/1997    None
Sun Financial
 Group              Insurance            $180,514   06/30/2000    None
Hygrade Food
 Products           Meat Products        $177,043   12/31/2002       (27)
United Healthcare   Healthcare           $794,618   06/30/2002    None
Crawford & Co.      Insurance Services   $396,242   03/31/2002       (28)


     (1) Roadway Package Systems, Inc. has two five-year renewal options to extend the term of its lease at rental rates as defined in the lease.

     (2) American Honda Motor Co. and American Honda Finance Co. are affiliated companies.

     (3) C.P. Clare has one five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (4) DonTech has two five-year renewal options to extend the term of its lease at a market rental rate.

     (5) OCE Printing has two three-year renewal options to extend the term of its lease at 90% of the market rental rate (as defined in the lease) at the time of each renewal.

     (6) AGIE, USA has two five-year renewal options to extend the term of its lease at a market rental rate (as defined in the lease) at the time of each renewal.

     (7) Merisel, Inc. has a one year renewal option to extend the term of its lease at a rental rate of $10.93 per square foot.

     (8) Medical Business Consultants has one five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (9) Health Direct, Inc. and Advocate Health Care, Inc. (which are affiliated companies) have exercised a termination option in their lease and therefore the lease will terminate 06/28/97. In connection with the exercise of this termination option, the tenants are obligated to pay the Company $554,660 in addition to rent otherwise due through 6/28/97.

     (10) Hewlett Packard Co. has two five-year renewal options to extend the term of its lease at 90% of the market rental rate (as defined in the lease).

     (11) Digital Equipment Corp. has two one-year renewal options to extend the term of its lease at a market rental rate at the time of each renewal. In no event can the rental rate on each renewal be less than $10.41 per square foot.

     (12) Abbott Laboratories has two three-year renewal options to extend the term of its lease at a market rental rate (as defined in the lease).

     (13) WorldCom, Inc. has two five-year renewal options to renew its lease at market rent (as defined in the lease).

     (14) Bay Networks, Inc. has two two-year renewal options to extend the term of its lease at a market rental rate (as defined in the lease).

     (15) Metropolitan Life has two five-year renewal options to extend the term of its lease at the market rental rate (as defined in the lease).

     (16) The tenant has a five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (17) Health Partners has one five-year renewal option at a rental rate as defined in the lease.

     (18) Universal Underwriters has a four-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (19) Association of Legal Administration has a five-year renewal option to extend the term of its lease at a rental rate (as defined in the lease).

     (20) Casualty Insurance Company has two three-year renewal options to extend the term of its lease at a rental rate equal to 95% of market rental rate.

     (21) Healthspan, Ltd. has two five-year renewal options to extend the term of its lease at a market rental rate (as defined in the lease).

     (22) USF&G has two five-year renewal options to extend the term of its lease at a rental rate equal to 95% of market rental rate.

     (23) Marriott Corporation has a five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (24) CNR Health, Inc. has a five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (25) Ameridata Consulting, Inc. has one three-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (26) UAFP/U-Care has one four-year renewal option to extend the term of its lease at a marekt rental rate (as defined in the lease).

     (27) Hygrade Food Products has one six-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease).

     (28) Crawford & Company occupies 58,100 square feet and has exercised its option to reduce its premises to 38,700 at April 1, 1997. The annual base rent at January 1, 1997 for the premises subject to lease expiring March 31, 2002 is $263,934. The tenant has a five-year renewal option to extend the term of its lease at a rental rate (as defined in the lease).

     (29) Interim Technology has leased 30,448 square feet pursuant to two leases. One lease for 14,026 square feet (with annual base rent of $203,377) expires March 31, 1998, however, the tenant has a renewal option to extend the term of this lease by 46 months. The second lease for 16,422 square feet (with annual base rent of $305,449) expires on January 31, 2002.

Narrative Description of the Properties:

     The following sets forth a narrative description of the Company's properties as of December 31, 1996. Based on market information obtained by management from the Company's leasing agents and other service providers, the Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in the various markets in which the Company owns and operates real estate properties.

Light Industrial/Distribution Facilities

11100 Hampshire Avenue, Bloomington, Minnesota.

     This property is a single story light industrial building that includes two stories of attached office space situated on approximately four acres of land. There are parking spaces for 90 cars and 10 truck trailers. Built in 1980, the property contains 50,625 square feet of which 8,750 square feet is office space and the balance is warehouse space. The property competes with other office/warehouse properties in the surrounding suburban Minneapolis area. The submarket in which the property is located contains approximately 8.0 million square feet of office/warehouse building space. As of December 31, 1996, the market occupancy rate for this type of space was approximately 94%.

     This property was purchased by the Company in January 1993 for the fully capitalized cost of $1,433,932 ($28.32 per square foot), and a portion of the purchase price was refinanced by a first mortgage loan in the amount of $940,000. The mortgage loan bears interest at 8.5% per annum, which is adjustable on October 1, 1998 and each October 1 thereafter to the Moody's A Corporate Bond Index Daily rate plus 0.125% per annum. Monthly payments of $9,257 (including interest) are due until October 1998 when the monthly payment is adjusted concurrent with the interest rate reset so that monthly payments are based on a fifteen-year amortization period. The loan matures October 1, 2003, when the remaining principal balance of $451,091 is due (assuming the interest rate remains at 8.5% per annum throughout the term of the loan). The loan may be prepaid at any time with 30 days' notice to the lender. A prepayment penalty is due equal to a percentage of the then outstanding principal amount as follows:

Period                                                        Percentage
October 1, 1996 - September 30, 1997                          3.5%
October 1, 1997 - September 30, 1998                          3.0%
October 1, 1998 - September 30, 1999                          2.5%
After September 30, 1999                                      2.0%

     The loan may be prepaid without penalty during the 15-day period prior to the interest rate reset on October 1, 1998 and each October 1st thereafter and during the last 60 days of the loan term. The loan balance as of December 31, 1996 was $827,139.

     As of December 31, 1996, this property was 100% leased. The only tenant is Roadway Package Systems, Inc., which occupies the property pursuant to a lease expiring in 1997 with two five-year options. This tenant uses the space primarily as a warehouse in connection with the operation of its freight distribution and delivery business.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming the tenant does not exercise renewal options.

     For Federal income tax purposes, the Company's basis in this property was $1,439,805 (including $310,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over 40-year life using the straight-line method. Property taxes paid in 1996 were $73,975.

Office/Office Service Center Facilities:

601 Campus Drive, Arlington Heights, Illinois.

     This property is a single story office/service center building built in 1987, and has approximately 96,219 square feet. It is located on a six-acre site with parking spaces for 285 cars. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 10.9 million square feet of such space. The market occupancy rate for this type of space is currently approximately 91%.

     The Company purchased this property in May 1993 for the fully capitalized cost of $3,163,967 ($32.69 per square foot), and later placed a first mortgage loan on the property in the amount of $1,600,000. The mortgage loan bears interest at 8.25% per annum until November 1, 1998, when the rate is reset on that date and on each November 1 thereafter at a rate equal to the one-year Treasury Constant Maturity Index (as defined) plus 3.25% per annum. In no event can the interest rate on the loan be less than 7% per annum. Monthly payments of $15,522 (including interest) are required until November 1, 1998, when the monthly payment will be adjusted concurrent with the reset of the interest rate as if the loan were amortized over a 15-year term. The loan matures October 31, 2003, when the remaining principal balance of $807,905 is due (assuming the interest rate on the loan remains at 8.25% per annum throughout the term of the loan). The loan may be prepaid with a penalty equal to ninety days' interest at any time. In addition, the loan may be prepaid without penalty during the period October 1, 1998 to October 31, 1998 and during each sixty-day period immediately prior to the date of the annual interest rate reset. The loan balance as of December 31, 1996 was $1,410,208.

     As of December 31, 1996, the property was 87.4% leased. Approximately half the space is rented by American Honda Motor Co. to house its finance division and to use as a mechanics classroom/training facility pursuant to leases expiring in the year 2000. Other tenants use the space predominantly as office space for sales and technical representatives.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base   Percentage of
Lease        Tenants     Square Feet    Rent Under    Total Annual
Expiration   with        Subject to     Expiring      Base Rent
             Expiring    Expiring       Leases        Represented by
                         Leases         Leases        Expiring Leases

      1997        --             --            --                --
      1998        --             --            --                --
      1999        --             --            --                --
      2000           3         61,980     $ 771,166              73.6%
      2001        --             --            --                --
      2002        --             --            --                --
      2003        --             --            --                --
      2004           2         22,097       276,248              26.4%

     For Federal income tax purposes, the Company's basis in this property was $3,876,799 (including $900,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $306,407.

160, 165, 175, 180, and 185 Hansen Court, Wood Dale, Illinois.

     This property consists of five single-story office/service center buildings with a total rentable space of approximately 113,911 square feet on 10.58 acres. There is parking available for 389 cars. The buildings were constructed in 1986. Tenants use the space in the buildings predominantly as office/showroom space for sales and technical representatives. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 10.9 million square feet of such space. The market occupancy rate for this type of space is currently approximately 91%.

     This property was acquired by the Company in January 1994 for the fully capitalized cost of $5,310,289 ($46.62 per square foot) from a life insurance company. On April 29, 1994, the Company refinanced a portion of the purchase price of the property with a first mortgage loan in the amount of $3,000,000. The mortgage loan bears interest at 7.875% per annum and requires monthly payments of $28,454 (including interest) until May 1, 2009, when the loan will be fully amortized and retired. The loan may be prepaid at any time with payment of a prepayment fee equal to 4% of the then outstanding principal balance during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal balance during the last five years of the loan term. The loan may be prepaid without penalty during the last six months of the loan term. The loan balance as of December 31, 1996 was $2,699,726.

     Approximately 88.3% of the rentable space was leased as of December 31, 1996. Major tenants include the Sales Force Companies (18,241 square feet), Agie, USA (16,935 square feet), and OCE Printing (12,384 square feet), with leases expiring in 2005, 2002 and 1997, respectively, for approximately 42% of the rentable space.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercises renewal options.

Year of      Number of   Net Rentable     Annual Base     Percentage of
Lease        Tenants     Square Feet      Rent Under      Total Annual
Expiration   with        Subject to       Expiring        Base Rent
             Expiring    Expiring         Leases          Represented by
             Leases      Leases                           Expiring Leases

1997              5      41,535          $427,557                   41.7%
1998              1       9,628           105,234                   10.3%
1999              1       3,376            43,888                    4.3%
2000              1       2,958            26,659                    2.6%
2001              -       -                  -                         -
2002              1      16,935           178,664                   17.4%
2003              -       -                  -                         -
2004              1       7,939            79,239                    7.7%
2005              1      18,241           164,397                   16.0%

     For Federal income tax purposes, the Company's basis in this property was $6,030,727 (including $2,100,000 for the land) as of December 31, 1995. Buildings and improvements will be depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $96,934.

150, 175, and 250 North Patrick, Brookfield, Wisconsin.

     This  property  consists  of two  single-story  office  buildings  and  one single-story service center building with a total rentable space of approximately 117,615 square feet on 12 acres. There is parking available for 515 cars. This property is situated in Brookfield Lakes Corporate Center in suburban Milwaukee which was developed by Trammel Crow Company in 1987. The development includes five lakes, extensive landscaping, jogging trails, a Wyndham Hotel/Health Club, a bank, child care facilities, restaurants and retail facilities. Businesses of tenants in this property include insurance, healthcare, electronics sales and service, and computer-related sales and service. The property competes with other single-story and multi-story buildings in the surrounding area. The submarket in which the property is located contains
2.8 million square feet of single-story and multi- story office space. As of December 31, 1996, the market occupancy for this type of space was approximately 90%.

     The property was acquired by the Company in June 1994 for the fully capitalized cost of $6,564,742 ($55.57 per square foot) from a life insurance company that had foreclosed on the property in 1992. The Company obtained a mortgage loan in the amount of $3,500,000 secured by the property in October 1994. The mortgage loan bears interest at 8.95% per annum, has a twenty (20) year amortization schedule and requires monthly payments of $31,378 (including interest) until October 13, 2004, when the remaining principal balance of $2,495,096 will be due and payable. The Company has no right to prepay the loan for the first five years; however, the lender may agree to accept prepayment with a 7% premium on the principal amount prepaid. Beginning in the sixth year of the loan, the Company may prepay the loan with a premium equal to a percentage of the principal amount prepaid as follows:

Period                                                        Percentage
October 13, 1999 - October 12, 2000                           5%
October 13, 2000 - October 12, 2001                           4%
October 13, 2001 - October 12, 2002                           3%
October 13, 2002 - October 12, 2003                           2%
October 13, 2003 - April 12, 2004                             1%

     There is no prepayment premium due if the remaining principal balance is paid on October 13, 2004 or during the 180 days before that date. The loan balance as of December 31, 1996 was $3,355,652. Approximately 98.4% of the rentable space was leased as of December 31, 1996. Major tenants include Digital Equipment (15,297 square feet), Hewlett-Packard (22,196 square feet), and the Genetic Testing Institute (9,277 square feet), with leases expiring in 2000, 1999, and 2002, respectively, for approximately 41% of the rentable space.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of      Number of    Net Rentable    Annual Base    Percentage of
Lease        Tenants      Square Feet     Rent Under     Total Annual
Expiration   with         Subject to      Expiring       Base Rent
             Expiring     Expiring        Leases         Represented by
             Leases       Leases                         Expiring Leases

1997              2         7,762        $103,413                    8.1%
1998              3        23,966         286,412                   22.5%
1999              5        39,100         382,213                   30.0%
2000              4        20,588         216,323                   17.0%
2001              3        14,358         205,683                   16.1%
2002              1         9,277          80,895                    6.3%


     For Federal income tax purposes, the Company's basis in this property was $7,050,902 (including $2,600,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $139,781.


4860-5000 Blazer Parkway, Dublin Ohio.

     This  property  consists  of two  single-story  office  buildings  and  one single-story service center building with a total rentable space of approximately 124,929 square feet on 13.6 acres. There is parking available for 473 cars. The property competes with other single-story and multi-story buildings in the surrounding area. The submarket in which the property is located contains 4.4 million square feet of single-story and multi-story office space. As of December 31, 1996, the market occupancy for this type of space was approximately 94%.

     The property was acquired by the Company in September 1996 for the contract price of $8,400,000 ($67.24 per square foot). As of December 31, 1996, 100% of the rentable space was leased. Major tenants include USF&G (21,468 square feet), Motoman, Inc.(23,962 square feet), and Sterling Software Inc. (16,786 square feet), with leases expiring in 1998, 2002, and 1997, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base   Percentage of
Lease        Tenants     Square Feet    Rent Under    Total Annual
Expiration   with        Subject to     Expiring      Base Rent
             Expiring    Expiring       Leases        Represented by
             Leases      Leases                       Expiring Leases

1997           2          19,574       $205,527             17.6%
1998           6          61,605        594,341             50.9%

1999           -             -             -                  -
2000           4          15,346        154,648             13.2%
2001           -             -             -                  -
2002           1          23,962        213,988             18.3%

     For Federal income tax purposes, the Company's basis in this property will be approximately $8,400,000 as of December 31, 1996 (including $1,325,000 for the land). Buildings and improvements will be depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $212,201.

3010-3020 Woodcreek Drive, Downers Grove Illinois

     This property consists of one single-story office building and one single-story service center building with a total rentable space of approximately 127,713 square feet on 8.7 acres. There is parking available for 422 cars. The property competes with other single-story and multi-story buildings in the surrounding area. The submarket in which the property is located contains 25.8 million square feet of single-story and multi-story office space. The current market occupancy for this type of space is approximately 91%.

     The property was acquired by the Company in November 1996 for the contract price of $9,348,500 ($75.92 per square foot). Approximately 93% of the rentable space was leased as of December 31, 1996. Major tenants include Stralfors International (20,702 square feet), Marriott Corp.(15,323 square feet), and Minolta Corp.(14,509 square feet), with leases expiring in 2001, 2001, and 2001, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base   Percentage of
Lease        Tenants     Square Feet    Rent Under    Total Annual
Expiration   with        Subject to     Expiring      Base Rent
             Expiring    Expiring       Leases        Represented by
             Leases      Leases                       Expiring Leases

1996           3         12,351         154,681             11.5%
1997           2         15,323         220,365             16.5%
1998           2         17,107         159,625             11.9%
1999           3         29,668         292,908             21.9%
2000           3         43,741         511,420             38.2%

     For Federal income tax purposes, the Company's basis in this property will be approximately $9,348,500 as of December 31, 1996. Buildings and improvements will be depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $152,839.


Office Properties:

11925 West Lake Park Drive, Milwaukee, Wisconsin.

     This property is a single-story office building developed in 1989 and situated in "Park Place Business Park," a 305-acre commercial development of an affiliate of the Trammell Crow Company. The property has 36,069 square feet of rentable space and rests on 3.4 acres. There are parking spaces for 131 cars.

     The headquarters offices of the Sisters of the Sorrowful Mother Ministry Corp., a prominent Wisconsin hospital and health care company, are located in the building. This property competes with other single-story and multi-story office properties in the surrounding area. Within the Park Place Business Park, there is approximately 725,000 square feet of building space. As of December 31, 1996, the occupancy within the Park Place Business Park was approximately 93%. The Company acquired this property in June 1993 from the Resolution Trust corporation for the fully capitalized price of $2,137,808 ($59.27 per square foot) and later obtained a first mortgage loan secured by the property in an amount of $1,260,000. The mortgage note bears interest at 8.75% per annum and requires monthly payments of $11,135 (including interest) until October 1, 2003 when the remaining principal balance of $893,034 is payable. The loan may be prepaid with a penalty equal to a percentage of the then outstanding principal balance as follows:

Period                                                        Percentage
October 1, 1996 - September 30, 1997                          2%
October 1, 1997 - September 30, 1998                          1%

     After September 30, 1998, the loan may be prepaid without penalty. The mortgage loan requires that the Company limit secured borrowing on any individual property it owns to a 70% loan-to-value ratio and aggregate secured borrowing on its owned properties to a 50% loan-to-value ratio. The loan balance as of December 31, 1996 was $1,175,080.

     As of December 31, 1996, 100% of the property was leased and the major tenants are the Sisters of the Sorrowful Mother Ministry Corp. (22,987 square feet) and Montgomery Watson (6,981 square feet). The Sisters of the Sorrowful Mother Ministry Corp. has a lease for approximately 64% of the space which expires in 2001. Montgomery Watson's lease for approximately 19% of the space expires in 2000.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of           Number of   Net Rentable      Annual Base      Percentage of
Lease             Tenants     Square Feet       Rent Under       Total Annual
Expiration        with        Subject to        Expiring         Base Rent
                  Expiring    Expiring          Leases           Represented by
                  Leases      Leases                             Expiring Leases

 1997               -           -                 -                   -
 1998               -           -                 -                   -
 1999           1             4,013          $71,752                  11.9%
 2000           2             9,069          156,380                  26.0%
 2001           1            22,987          373,769                  62.1%

     For Federal income tax purposes, the Company's basis in this property was $2,265,014 (including $318,750 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $75,149.

3400 Dundee Road, Northbrook, Illinois.

     This property is a three-story office building with 74,884 square feet of rentable space on 2.6 acres with parking spaces for 296 cars. The building was built in 1986. Tenants include insurance brokerage, financial planning, mortgage banking and accounting firms, among others. This property competes with other single- story and multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 5.1 million square feet of single-story and multi-story office space. The current market occupancy rate for this type of space is approximately 93%.

     This property was acquired by the Company from a major insurance company in October 1993 for the fully capitalized cost of $4,083,422 ($53.82 per square foot). In April 1994, the Company financed a portion of the purchase price with a first mortgage loan in an amount of $2,300,000 bearing interest at 7.875% per annum and requiring monthly payments of $21,814 (including interest) until May 1, 2009 when the loan will be fully amortized and retired. The loan may be prepaid at any time with a prepayment fee equal to 4% of the then outstanding principal amount during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal amount during the last five years of the loan term. The loan may be repaid without penalty during the last six months of the loan term. The loan balance as of December 31, 1996 was $2,069,790.

     As of December 31, 1996, this property was 100% leased. Medical Business Consultants (12,561 square feet) and NASRA, Inc. (9,778 square feet) are the two largest tenants, representing 30% of the rentable space, with leases expiring in 1999 and 1998, respectively.

     The following table is a schedule of lease expirations for the leases in place, as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of    Net Rentable   Annual Base      Percentage of
Lease         Tenants      Square Feet    Rent Under       Total Annual
Expiration    with         Subject to     Expiring         Base Rent
              Expiring     Expiring       Leases           Represented by
              Leases       Leases                          Expiring Leases

1997              2         2,716         $29,187                    2.3%
1998              7        17,867         320,869                   25.8%
1999              3        20,349         401,225                   32.2%
2000              7        16,140         287,464                   23.1%
2001              3         8,655         107,124                    8.6%
2002              1         3,535          51,967                    4.2%
2003              -            -               -                       -
2004              1         5,622          47,715                    3.8%

     For Federal income tax purposes, the Company's basis in this property was $4,742,664 (including $607,500 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $305,526.

1011 East Touhy Avenue, Des Plaines, Illinois.

     This property is a five-story office building with 155,657 square feet of rentable space on 5.3 acres. The property was built by an affiliate of the Trammell Crow Company in 1978, and has parking spaces for 500 cars. Tenants use this property's office space for a variety of service businesses, including healthcare, insurance sales, financial planning and public relations. This property competes with other single and multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 13 million square feet of multi-story office space. The current market occupancy rate for this type of space is approximately 87%.

     In December 1993, the Company acquired this property for the fully capitalized cost of $4,652,623 ($29.87 per square foot) from an affiliate of a major financial institution. The Company renovated this property to modernize the atrium and common areas for approximately $900,000. Renovation was completed in October 1995. After acquisition, the Company financed a portion of the purchase price with a first mortgage loan in the amount of $2,675,000. The loan bears interest at 8.5% per annum and requires monthly payments of $26,342 (including interest) until July 1, 2009 when the loan will be fully amortized and retired. The loan may be repaid at any time with payment of a prepayment fee equal to 4% of the then outstanding principal balance during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal balance during the last five years of the loan term. The loan may be repaid without penalty during the last six months of the loan term. The loan balance as of December 31, 1996 was $2,437,894.

     As of December 31, 1996, the property was 91% leased. The major tenants in the building are Health Direct, Inc. (29,490 square feet), Lutheran General Medical Group, S.C. (19,239 square feet), Prudential Insurance (10,846 square feet), and Irwin Broh and Associates (12,867 square feet), who together rent 47% of the total rentable space. Health Direct, Inc. and Lutheran General Medical Group, S.C. are affiliated companies whose leases expire in 1997 and 2002 respectively. The Irwin Broh and Associates and Prudential Insurance leases expire in 2003 and 2001 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997             14         55,260           $855,681                   37.0%
1998              3          9,472            189,160                    8.2%
1999              5          9,355            139,345                    6.0%
2000              1          6,132             89,129                    3.8%

2001              5         22,108            378,328                   16.4%
2002              1         19,239            299,698                   13.0%
2003              1         12,867            234,823                   10.2%
2004              -            -                  -                        -
2005              -            -                  -                        -
2006              1          7,336            124,712                    5.4%

     For Federal income tax purposes, the Company's basis in this property was $6,030,727 (including $720,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $523,766.


One Hawthorn Place, 175 East Hawthorn Parkway, Vernon Hills, Illinois

     This property is a four-story office building containing 84,065 square feet of rentable space. This property was completed in 1986 and includes a two-story glassed lobby with a cathedral ceiling and an inlaid mosaic floor. The property is situated on approximately 4.6 acres of land and there are parking spaces for 280 cars. Tenants are engaged in a variety of businesses and industries. The property competes with single-story and other multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 6.0 million square feet of such space. The current market occupancy rate for this type of space is approximately 89%.

     On September 30, 1994, the Company purchased this property from Turner Development Corp., a subsidiary of Turner Construction Co. The fully capitalized purchase price was $6,312,338 ($73.67 per square foot). In April 1995, the Company obtained a first mortgage loan in the amount of $3,250,000 with a term of five years. The loan bears interest of 8.94% per annum and requires monthly payments of $29,116 (including interest) until April 1, 2000 when the remaining balance of $2,888,352 is due. The loan may be repaid at any time without penalty. The loan balance as of December 31, 1996 was $3,150,319.

     As of December 31, 1996, this property was 92% leased. The major tenant is Abbott Laboratories, Inc. which occupies two spaces, one space of approximately 7,941 square feet under a lease which commenced December 1994 and expires in 1999, and another space of 5,441 square feet under a lease which commenced March 1995 and expires in 2000. These leases represent 15.0% of the rentable space in this property. Another major tenant, Association of Legal Administrators, occupies a space of 8,380 square feet under a lease expiring January 1999. This lease represents 9.8% of the rentable space in this property.

     The following is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997              9         17,469          $297,669                   22.2%
1998              5         13,053           233,587                   17.4%
1999              4         19,889           335,568                   25.0%
2000              3         17,658           314,934                   23.4%
2001              3          6,039           108,137                    8.0%
2002              1          2,822            53,619                    4.0%

     For Federal income tax purposes, the Company's basis in this property was $6,719,424 (including $1,600,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $146,807.


2800 River Road, Des Plaines, Illinois

     This property is a four-story office building with 100,527 square feet of rentable space on 1.97 acres. The property was built in 1983. There are parking spaces for 322 cars, including a two-level parking deck and 52 underground heated parking spaces. Tenants in the property are engaged in a variety of businesses. The property competes with other single-story/multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 13 million square feet of single and multi-story office space. The current market occupancy rate for this type of space is approximately 87%. Based upon information from its leasing agents the Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The building was purchased by the Company from The California State Teachers Retirement System in February 1995 for the fully capitalized cost of $4,761,053 ($48.31 per square foot). As of December 31, 1996, the property was 77% leased. Major tenants include WorldCom, Inc. which occupies two spaces aggregating 18,700 square feet, and Polygram Group which occupies 11,348 square feet. These leases represent 36% of the rentable space in the building and expire in 2001 and 1999, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997              4         12,837          $188,829                   15.1%
1998              1          1,341            24,138                    1.9%
1999              3         15,446           275,133                   22.0%
2000              5         11,551           190,854                   15.2%
2001              5         35,696           573,725                   45.8%

     For Federal income tax purposes, the Company's basis in this property was $4,994,856 (including $1,300,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a forty-year life using the standard line method. Property taxes paid in 1996 were $300,811.

2221 University Avenue Southeast, Minneapolis, Minnesota

     This property is a four-story office building with 97,658 square feet of rentable space on 2.82 acres. The property was built in 1980. There are parking spaces for 259 cars, including 59 spaces in an underground heated garage. Given the proximity of the property to the University of Minnesota-Minneapolis campus and the University Hospital, tenants in the property are generally engaged in University and health care related businesses. The property competes with other single- story/multi-story office properties owned by private parties and the University in the surrounding area. The submarket in which the property is located contains approximately 2.4 million square feet of single and multi-story office space. The property is the closest privately-owned facility to the University campus. The current market occupancy rate for this type of space is approximately 92.9%.

     The property was purchased by the Company from a private limited partnership in May 1995 for the fully capitalized cost of $8,190,374 ($83.87 per square foot). The property is subject to tax-exempt bonds issued by the City of Minneapolis and secured by a letter of credit issued by a bank on behalf of the Company. The bonds bear interest at a floating rate (with a maximum rate of 10% per annum) which is determined by the bond placement agent. The rate on the bonds as of December 31, 1995 was 5.3% per annum. The total interest cost on the bonds to the Company is currently approximately 6% per annum which includes the interest due on the bonds, a fee paid for the letter of credit, and certain trustee and bond placement fees.

     The bonds mature on June 1, 2009, and are subject to annual principal payments on June 1 of each year as follows:

Year     Amount   Year     Amount   Year     Amount
1997   $205,000   2001   $310,000   2006   $505,000
1998    230,000   2002    340,000   2007    560,000
1999    230,000   2003    375,000   2008    620,000
2000    280,000   2004    415,000   2009    685,000
                  2005    460,000

     Interest is payable monthly. The bonds may be repaid at any time without penalty. The principal balance outstanding as of December 31, 1996 was $5,235,000.

     As of December 31, 1996, the property was 100% leased. Approximately 82,817 square feet of space (85% of the property) is leased to Health Partners, a partnership of four medical associations, under a lease which expires January 31, 2001. The partners of Health Partners are the American Academy of Neurology, the Hennepin County Medical Society, the Minnesota Hospital Association, and the Minnesota Medical Association. The American Academy of Neurology occupies 16,364 square feet at the property. The balance of the space leased by Health Partners has been sublet to the University of Minnesota.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases


1997              5           7,185          103,005                    8.8%
1998              1           3,437           73,464                    6.2%
1999              -           -               -                         -
2000              1           1,437           18,268                    1.6%
2001              1          82,817          981,392                   83.4%

     For Federal income tax purposes, the Company's basis in this property was $8,210,782 (including $1,100,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a forty-year life using the straight line method. Property taxes paid in 1996 were $273,466.


1660 Feehanville Drive, Mount Prospect, Illinois.

     This property is a four-story office building with 85,874 square feet of rentable space which was constructed during 1989 in the Kensington Center Business Park, which is bounded by U.S. 12, Wolf Road, and Kensington Avenue. The exterior is clad in two sizes of ironspot face brick with matte black accent at the floor lines. Highlighting the entryway is the lobby's clear curtain wall area and a silver reflective curtainwall with black horizontal trim on the east elevation. The remainder of the building features strip windows with gray tinted glass in black anodized aluminum frames. Metropolitan Life Insurance Company is the major tenant. The seller was a prominent national real estate developer and general contractor, which acted on a decision to liquidate its entire office portfolio and focus on its construction management and build-to-suit business. The submarket in which the property is located contains approximately 13 million square feet of office space. The current market occupancy for this type of space is approximately 87%.

     The Company acquired this property in September 1995 for the fully capitalized cost of $5,402,526 ($62.92 per square foot). The property is pledged as security for the Company's line of credit.

     As of December 31, 1996, the property's sole tenant was Metropolitan Life Insurance Company (66,419 sq. ft.) which has a lease for approximately 77% of the space which expires in 1998.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases
1997          --                --               --              --
1998           1            66,419         $791,886           100.0%

     For Federal income tax purposes, the Company's basis in this property was $5,404,926 as of December 31, 1995 (including $1,100,000 for the land). Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1996 were $406,357.

24800 Denso Drive/ 40 Oak Hollow Southfield, Michigan

     These three-story office buildings were constructed during 1986-1987 in the Oak Hollow Corporate Campus, an award-winning office park located in the area's only naturally wooded setting. The two buildings collectively total 159,830 square feet of rentable space. The site is within one mile of Detroit's primary freeway hub, affording easy access in all directions via Telegraph Road, I-696, and Northwestern Highway. Exterior construction consists of face brick on metal stubs surrounding a steel frame. Continuous strip windows with anodized aluminum frames and tinted double-pane insulating glass highlight each floor. The submarket in which the property is located contains approximately 15 million square feet of office space. The current market occupancy for this type of space is approximately 87%.

     The Company acquired 24800 Denso Drive (also referred to herein as "Oak Hollow Gateway")in September 1995 for the fully capitalized cost of $5,859,067 ($73.65 per square foot). The property is pledged as security for the Company's line of credit. The Company acquired 40 Oak Hollow in December 1996 for the contract price of $7,275,000 ($90.62 per square foot).

     As of December 31, 1996, 98% of the rentable area of the buildings were leased. The major tenants are Bay Networks (20,532 sq. ft.), Hygrade Food Co. (16,022 sq. ft.), Lucent Technologies (16,523 sq. ft.), and Tokai Rika (13,662 sq. ft.) which leases expire in 2001, 2002, 2000 and 1997, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for 24800 Denso Drive, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base   Percentage of
Lease        Tenants     Square Feet    Rent Under    Total Annual
Expiration   with        Subject to     Expiring      Base Rent
             Expiring    Expiring       Leases        Represented by
             Leases      Leases                       Expiring Leases

1997           2         15,294        $256,023             21.2%
1998           1          3,019          46,794              3.9%
1999           2          3,613          57,808              4.8%
2000           4         27,095         417,598             34.6%
2001           2         29,058         428,147             35.5%

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for 40 Oak Hollow, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base   Percentage of
Lease        Tenants     Square Feet    Rent Under    Total Annual
Expiration   with        Subject to     Expiring      Base Rent
             Expiring    Expiring       Leases        Represented by
             Leases      Leases                       Expiring Leases

1997           6         27,361         $485,731             40.1%
1998           -              -                -                -
1999           -              -                -                -
2000           3         27,788          317,962             26.3%
2001           1          4,913           84,749              7.0%
2002           2         21,448          266,572             22.0%
2003           1          3,611           55,971              4.6%

     For Federal income tax purposes, the Company's basis in the 24800 Denso Drive property was $6,213,792 as of December 31, 1995. Building and improvements are depreciated over a 40 year life using the straight line method. Property taxes paid with respect to 24800 Denso Drive in 1996 were $147,101. The Company's basis in the #40 Oak Hollow property will be approximately $7,275,000 as of December 31, 1996. Building and improvements will be depreciated over a 40- year life using the straight line method. Property taxes paid with respect to 40 Oak Hollow in 1996 were $151,157. The Company had also owned 10 Oak Hollow but sold the property during October 1996 to an unaffiliated third party for a contract sale price of $9,300,000.


One Park Plaza, Milwaukee, Wisconsin

     This property is a twelve-story building with 197,122 square feet of rentable square feet which is located in the 305-acre Park Place development in the northwest sector of the city of Milwaukee. Park Place features a spring-fed seven-acre lake with fountains, an outdoor plaza amphitheater, a 0.7 mile walking path, and tennis and basketball courts. Constructed in 1984 by a well-known national real estate developer, the building features an on-site bank, a deli/restaurant, and a U.S. postal station. The exterior elevation of this building consists of polished granite on the first two floors and reflective glass set in anodized aluminum frames on the remaining levels. Parking for 656 cars is provided by a two-story parking deck. The building's location hear the intersection of U.S. 41, U.S. 45, and Good Hope Road affords easy access to all parts of the metropolitan area. Within the Park Place Business Park, there is approximately 725,000 square feet of building space. The current market occupancy within the Park Place Business Park is approximately 93%.

     The Company acquired this property in September 1995 for the fully capitalized cost of $15,675,908 ($79.91 per square foot). The property is pledged as security for the Company's line of credit.

     As of December 31, 1996, 95% of the property was leased and the major tenants include Wausau Insurance (51,696 sq. ft., 26% of building), A.O. Smith (51,762 sq. ft., 26% of building)and HNTB (33,177 sq. ft., 17% of building) which leases expire in 2006, 2005, and 2000, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997              4          5,797            $94,790                    4.3%
1998              5         12,361            133,707                    6.1%
1999              7         23,053            269,122                   12.3%
2000              3         35,482            608,742                   27.8%
2001              2         11,162            136,810                    6.2%
2002              1             16                300                    0.0%
2005              1         50,262            398,591                   18.2%
2006              1         45,900            548,978                   25.1%

     For Federal income tax purposes, the Company's basis in this property is approximately $15,708,915 (including $940,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40 year life using the straight line method. Property taxes paid in 1996 were $539,370.

823 Commerce Drive, Oak Brook, Illinois

     This property is a three-story office building built in 1969 and has approximately 45,162 square feet. It is located on a 2.6 acre site with parking for 170 cars. The Company completed a renovation program which the Company believes will enable the property to effectively compete with other office buildings in the surrounding area. The submarket in which this property is located contains approximately 25.8 million square feet and the current market occupancy rate is approximately 91%.

     The renovation completed by the Company cost approximately $1.5 million and included a new exterior facade, new windows, parking lots, landscaping, common area corridors and lobby, elevator cabs, as well as a new HVAC system.

     The Company purchased this property in November 1995 for the fully capitalized cost of $1,760,930 ($40.02 per square foot). Upon completion of the renovation, the Company's total investment in the property will be approximately $3,300,000 ($78.27 per square foot). At December 31, 1996, the property was 81% leased with Interim Technologies leasing 67% of the leasable space at the property pursuant to two leases: one lease for 14,026 square feet which expires in 1998, and a second lease for 16,422 square feet, which lease expires in 2002. The Company occupies approximately 8,600 square feet at the property as its corporate headquarters.

     The following is a table of lease expirations for leases in place as of December 31, 1996.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997             -            -                 -                   -
1998             1           14,026         $203,377             32.7%
1999             -            -                 -                   -
2000             -            -                 -                   -
2001             2           22,515          418,779             67.3%


     For Federal income tax purposes, the Company's basis in the property will be approximately $3,300,000 (including $500,000 for the land) as of December 31, 1996. Buildings and improvements are depreciated on a 40 year life using the straight-line method. Property taxes paid in 1996 were $21,710.


565 Lakeview Parkway, Vernon Hills, Illinois

     This property is a single-story office building built in 1991, and has approximately 84,808 square feet. It is located on a seven acre site with parking spaces for 340 cars. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 6.0 million square feet of such space. The market occupancy rate for this type of space is approximately 89%.

     The Company purchased this property in December, 1995 for approximately $4,881,675 ($57.56 per square foot). As of December 31, 1996, the property was 68% leased. The principal tenants are PNC Mortgage Corporation (28,223 square feet), The Asmussen Waxler Group (8,942 square feet) and Sparking Spring Water Company (17,133 square feet) who lease 64% of the building under leases which expire in 1997, 1999 and 2001 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of      Number of   Net Rentable   Annual Base    Percentage of
Lease        Tenants     Square Feet    Rent Under     Total Annual
Expiration   with        Subject to     Expiring       Base Rent
             Expiring    Expiring       Leases         Represented by
                         Leases                        Expiring Leases


1997           1         28,223         $284,206       46.0%
1998        --             --              --            --
1999           1          8,942          101,134       16.4%
2000        --             --              --            --
2001           1         17,133          164,820       26.7%
2002        --             --              --            --
2003           1          3,704           67,654       10.9%
2004        --             --              --            --
2005        --             --              --            --

     For Federal income tax purposes, the Company's basis in this property was $4,871,900 (including $1,300,000 for the land) as of December 31, 1995. Buildings and improvements are depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $89,994.

1251 Plum Grove Road, Schaumburg, Illinois

     This property is a single-story office building developed in 1986. The property has 43,301 square feet of rentable space and rests on 3.2 acres. There are parking spaces for 173 cars.

     The current occupancy rate within this submarket is approximately 87%. Based upon information from its leasing agents the Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired this property in January, 1996 for the contract price of $1,050,000 ($24.25 per square foot). As of December 31, 1996, 43% of the property was leased and the major tenants are State Farm Insurance (5,085 square feet) and Vanguard Management (6,124 square feet) under leases which expire in 1997 and 1998 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997              1           5,085          $  43,223                 19.9%
1998              2           9,195            114,711                 52.9%
1999              -              -                -                        -
2000              -              -                -                        -
2001              1           4,373             59,036                 27.2%


     For Federal income tax purposes, the Company's basis in this property will be approximately $1,080,000 (including $210,000 for the land). Buildings and improvements are depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $76,003.


30 Merchant Street, Springdale, Ohio

     The Company purchased this property in April, 1996 for the contract price of $6,075,000 ($63.34 per square foot). This property is a three story office building built in 1988, and has approximately 95,910 square feet. It is located on a 5.9 acre site with parking spaces for 413 cars. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 2.5 million square feet of such space. The market occupancy rate for this type of space is approximately 91%. Based upon information from its leasing agents the Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     As of December 31, 1996, the property was 100% occupied. The principal tenants occupying space in the property as of December 31, 1996 were: Community Insurance Company (68,573 square feet), Health Span (12,545 square feet) and Info Builders (8,633 square feet) under leases which expire in 2001, 2000 and 2000 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997              -         -                 -                         -
1998              1           8,633           $ 93,236                   8.8%
1999              -         -                 -                         -
2000              2          18,704            216,203                  20.5%
2001              1          68,573            747,446                  70.7%

     For Federal income tax purposes, the Company's basis in this property will be approximately $6,075,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $111,246.

Two Marriott Drive, Lincolnshire, Illinois

     The Company purchased this property in July 1996 for the contract price of $2,976,000 ($71.71 per square foot). This property is a single-story office building built in 1985, and has approximately 41,500 square feet. It is located on a 3.4 acre site with parking spaces for 138 cars. The entire property has been leased for a ten year term expiring August 2006 to a single tenant, Aksys Ltd. The property would otherwise compete with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 6.0 million square feet of such space. The market occupancy rate for this type of space is approximately 89%.

     For Federal income tax purposes, the Company's basis in this property will be approximately $2,976,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $46,705.

Lincoln Center II and III, West Allis, Wisconsin

     The Company purchased these buildings in November 1996 for the contract price of $8,000,000 ($67.42 per square foot). Lincoln Center II and III are three-story office buildings built in 1984 and 1987, respectively, and contain 121,508 square feet in total. The two buildings are located on a 6.8 acre site with parking spaces for 407 cars. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 2.0 million square feet of such space. The market occupancy rate for this type of space is currently approximately 79%.

     As of December 31, 1996, the property was approximately 96% occupied. The principal tenants occupying space in the property as of December 31, 1996 were:
CNR Health (30,550 square feet), First Health (11,973 square feet) and Radian Corp.(11,830 square feet) which leases expire in 2003, 1998 and 2000, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for the buildings, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997           4              8,892         $132,669             7.7%
1998           5             27,106          417,040            24.3%
1999           5             10,776          169,788             9.9%
2000           3             19,762          300,978            17.5%

2001           2             11,243          168,060             9.8%
2002           -                -                -               -
2003           1             30,550          398,067            23.2%
2004           -                -                -               -
2005           1              8,465          131,208             7.6%

     For Federal income tax purposes, the Company's basis in this property will be approximately $8,000,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were approximately $256,156.

1301 Long Lake Road, Troy, Michigan

     This property is a three-story office building built in 1988, and has approximately 169,959 square feet. It is located on a 11.53 acre site with parking spaces for 1,067 cars. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 11.5 million square feet of such space. The market occupancy rate for this type of space is approximately 93%.

     The Company purchased this property in November 1996 for the contract price of $16,000,000 ($94.14 per square foot). As of Decmber 31, 1996, the property was approximately 91% occupied. The principal tenants occupying space in the property as of December 31, 1996 were: St. Paul Fire and Marine Insurance Co.(27,091 square feet), Walsh College(20,836 square feet) and Variable Annuity Life Insurance Co. (12,507 square feet), which leases expire in 1997, 1998, and 2001, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997           4              10,176        $158,132             5.7%
1998           9              66,781       1,269,838            45.7%
1999           3              13,583         227,720             8.2%
2000           6              35,315         639,178            23.0%
2001           4              28,627         465,552            16.8%

2002           1                 917          16,047              .6%

     For Federal income tax purposes, the Company's basis in this property will be approximately $16,000,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were approximately $314,678.


2550 University Avenue, St. Paul, Minnesota

     The property acquired by the Company is a fee simple interest in a portion of a 320,000 rentable square foot four-story, class A office building located at 2550 University Avenue West, St. Paul, Minnesota (the "Building"). Originally constructed in 1916, the Building was fully redeveloped and renovated in 1985. The portion of the Building acquired by the Company ("Court International II") consists of approximately 199,670 rentable square feet and was approximately 92% occupied at acquisition. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 2.4 million square feet of such space. The market occupancy rate for this type of space is approximately 92.9%.

     The Company purchased this property in December 1996 for the contract price of $14,300,000 ($71.62 per square foot). As of December 31, 1996, the property was approximately 96% occupied. The principal tenants occupying space in the property as of December 31, 1996 were: University Affiliated Family Physicians (U.A.F.P.) (32,932 square feet), Minnesota Continuum Care(20,767 square feet) and Ameridata Consulting (22,527 square feet) which leases expire in 1999, 2001 and 1998, respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997           5              18,423        $148,946             7.8%
1998           3              27,601         325,757            17.0%
1999           9              69,910         669,884            35.0%
2000           5              26,678         251,721            13.2%

2001           7              41,381         443,852            23.2%
2002           1               6,754          72,600             3.8%

     For Federal income tax purposes, the Company's basis in this property will be approximately $14,300,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $439,404.


1900 Golf Road, Schaumburg, Illinois

     This property is a thirteen- story office building built in 1980, and has approximately 259,730 rentable square feet. It is located on a 12.89 acre site with parking spaces for 1,156 cars. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 21.5 million square feet of such space. The market occupancy rate for this type of space is approximately 87%.

     The Company purchased this property in December 1996 for the contract price of $24,000,000 ($92.40 per square foot). As of December 31, 1996, the property was 96% occupied. The principal tenants occupying space in the property as of December 31, 1996 were: United Health Care(105,949 square feet), Crawford & Company(58,100 square feet) and Prudential Bache Securities (9,634 square feet). Leases for United Health Care and Prudential Bache Securities, expire in 2002, as does the Crawford & Company lease, although Crawford & Company has exercised an option to reduce its space to a total of 38,700 square feet in March 1997.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1996 for this property, assuming none of the tenants exercise renewal options.

Year of       Number of     Net Rentable     Annual Base      Percentage of
Lease         Tenants       Square Feet      Rent Under       Total Annual
Expiration    with          Subject to       Expiring         Base Rent
              Expiring      Expiring         Leases           Represented by
              Leases        Leases                            Expiring Leases

1997           3              38,229        $346,384             17.6%
1998           1               4,406          50,272              2.6%
1999           2               2,973          30,102              1.5%
2000           1              13,646          83,514              4.2%
2001           4              19,056         178,687              9.1%

2002           5             166,515       1,273,150             64.5%
2003           1               2,357          10,607               .5%

     For Federal income tax purposes, the Company's basis in this property will be approximately $24,000,000 as of December 31, 1996. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1996 were $1,414,480.

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT


     The following table sets forth, as of December 31, 1996, information to the best of the Company's knowledge regarding the beneficial ownership of shares of Common Stock by each director, by each executive officer, by all of the Company's Directors and executive officers as a group, and by other persons who own beneficially 5% or more of the outstanding shares of the Company's Common Stock.



Name and address             Common Stock      Percentage of Common   Options to Purchase
of Beneficial Owner (1)      Beneficially      Stock Ownership        Common Stock
                             Owned             (2) (5)                Exercisable
                             (2) (4)                                  Within 60 days
Raymond M. Braun                       57,671                *                  31,025
James J. Brinkerhoff                    5,000                *                   5,000
James Hicks                            26,286                *                   7,600
Wayne M. Janus                         90,096           1.01%                   80,394
Daniel E. Josephs                      64,856                *                  14,000
Edward Lowenthal                    1,059,339          11.92%                    5,000
Richard A. May (3)                    320,781           3.51%                   54,509
Kim S. Mills                           --                   --                  --

Donald E. Phillips                     43,981                *                   8,000
Russell Platt                           5,000                *                   5,000
Richard L. Rasley                     115,115           1.29%                   93,095
Walter H. Teninga                      44,424                *                  15,000
All directors and executive
officers as a group                   778,211           8.52%                  318,623

                                                        62


Other 5% shareholders (3):

Morgan Stanley Asset
Management Inc., 1221 Ave. of       1,054,339 (6)      11.88%                   --
the Americas
21st Fl, New York NY 10020 (6)(7)

Wellsford Karpf Zarrilli
Ventures L.L.C., 610 Fifth          1,054,339 (6)      11.88%                   --
Ave. New York NY 10019 (6)(7)

Fortis Benefits Insurance Company
1 Chase Manhattan Plaza             1,054,339 (6)      11.88%                   --
41st Fl, New York NY 10005 (6)(7)

Logan, Inc.                           482,000 (6)       5.47%                   --
720 East Wisconsin Avenue
Milwaukee, WI  53202

Notes to Share Ownership Table:

(*) Less than 1%

(1) Unless otherwise noted, the address of each of the persons listed is 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60521.

(2)  Includes  shares  that  are  not  currently   outstanding  but  are  deemed
beneficially owned because they are subject to options that are exercisable within 60 days.

(3) Includes shares that are owned by a director's spouse, as to which beneficial ownership is disclaimed.

(4) Mr. Lowenthal is a member of Wellsford Karpf Zarrilli Ventures L.L.C. ("WKZV") and may be deemed to beneficially own the 1,054,339 shares of Common Stock that are owned by WKZV. Mr. Lowenthal disclaims beneficial ownership of such shares.

(5) For their service as Independent Directors, Messrs. Brinkerhoff, Lowenthal, Platt, Janus, Josephs, Phillips and Teninga annually are granted options to purchase shares of Common Stock which expire ten years form the date of grant. Mr. Janus and Mr. May received certain options in connection with the sale of common shares in the Company's private placement offerings in lieu of selling commissions. Messrs. May and Rasley do not receive options for their services as Directors, however, the Advisor, of which Messrs. May and Rasley were shareholders prior to April 1, 1996, was granted options in connection with the Company's stock offerings and the Advisory Agreement with the Advisor. Some of the Advisor's options have been assigned to Messrs. May, Rasley, Braun and Hicks.

(6) Morgan Stanley Asset Management Inc. ("MSAM"), Wellsford Karpf Zarrilli Ventures L.L.C. ("WKZV"), Fortis Benefits Insurance Co.("Fortis") and Logan, Inc. ("Logan"), acquired their shares pursuant to a Stock Purchase Agreement dated August 20, 1996 (the "Stock Purchase Agreement") among Fortis, Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio, Morgan Stanley SICAV Subsidiary SA, WKZV, Logan and Pension Trust Account No. 104972 held by Bankers Trust as Trustee and the Company. Under the terms of the Stock Purchase Agreement MSAM, WKZV and Fortis each acquired 350,000, 350,000 and 300,000 shares of Common Stock and 19,019, 19,019 and 16,301 shares of the Company's Class A Convertible Preferred Stock on August 20, 1996, October 3, 1996 and November 19, 1996, respectively. Under the terms of the Stock Purchase Agreement Logan acquired 168,700, 168,700 and 144,600 shares of Common Stock, and 9,169, 9,169 and 7,853 shares of the Company's Class A Convertible Preferred Stock on August 20, 1996, October 3, 1996 and November 19, 1996, respectively. Shares of the Company's Class A Preferred Stock are convertible on a one-for-one basis into shares of the Company's Common Stock if certain contingent events occur. The shares of Common Stock which would be issuable upon conversion of the Preferred Stock are included in these amounts for MSAM, WKZV and Fortis.

(7) Based on the most recent Schedule 13D on file with the Securities and Exchange Commission.


ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors currently consists of nine members. Pursuant to the Company's Bylaws, each Director holds office for a one-year term expiring at the next annual stockholders' meeting which is expected to be held in 1997. Company officers are elected annually by the Board of Directors, but may be removed at any time by the Board acting in its discretionary authority.

     The following table sets forth information with respect to the Directors and executive officers of the Company.

Name                                Age              Position with the Company

James J. Brinkerhoff                44               Director
Wayne M. Janus                      50               Director
Daniel E. Josephs                   65               Director
Edward Lowenthal                    51               Director
Richard A. May                      52               Chairman of the Board of
                                                      Directors, President,
                                                      Chief Executive Officer
Donald E. Phillips                  64               Director
Russell Platt                       36               Director
Richard L. Rasley                   40               Executive Vice President,
                                                      Secretary, and Director
Walter H. Teninga                   69               Director
Raymond M. Braun                    39               Senior Vice President,
                                                      Acquisitions
James Hicks                         41               Sr. Vice President,Finance,
                                                      Chief Financial Officer
                                                      and Treasurer
Kim S. Mills                        48               Senior Vice President,
                                                      Asset Management & Leasing


The following is a biographical summary of the experience of the directors and executive officers of the Company.

Directors:

James J. Brinkerhoff
Director

     Mr. Brinkerhoff, is an Independent Director of the Company and joined the Board in August 1996 pursuant to the terms of the Stock Purchase Agreement dated August 20, 1996 (the "Stock Purchase Agreement"). Mr. Brinkerhoff is Senior Vice President, Real Estate, for Fortis Advisers, Inc., the investment management arm of Fortis, Inc. based in New York City. Prior to joining Fortis in 1994, he was Senior Vice President and Portfolio Manager with Aldrich, Eastman & Waltch
(AEW), responsible for managing the U.S. Real Estate Portfolio of the Church Commissioners for England. From 1983 to 1993, he was an officer and partner with Chesterton International, a London-based real estate adviser, and was responsible for the creation and management of the Church Commissioners' U.S. Real Estate Portfolio.

     Mr. Brinkerhoff received his MBA from the Wharton School, University of Pennsylvania, and his B.S. degree from Boston University. He is a full member of the Urban Land Institute.


Wayne M. Janus
Director

     Mr. Janus is an Independent Director of the Company and joined the Board in May 1994. Mr. Janus is President of JMG Financial Planning Group, Ltd. ("JMG"), a registered investment adviser, which provides personal financial and tax planning to senior executives of public and private companies and affluent business owners. Mr. Janus co-founded JMG in 1984. Mr. Janus is a registered representative of Dreher & Associates, an NASD broker-dealer. Prior to founding JMG, Mr. Janus was a tax principal with Arthur Young & Company (now Ernst & Young LLP) where he provided financial planning services and coordinated executive compensation programs for a number of publicly-held Chicago area companies.

     Mr. Janus earned a Bachelor of Science degree in accounting and a Master of Science degree in taxation from DePaul University. He is a Certified Public Accountant, and a member of The Illinois CPA Society, the American Institute of Certified Public Accountants, the Chicago Estate Planning Council and the International Association for Financial Planning.

Daniel E. Josephs
Director

     Mr. Josephs is an Independent Director of the Company and joined the Board in March 1993. Mr. Josephs is currently an independent business consultant. From 1985 until 1995, Mr. Josephs served as the President, Chief Operating Officer and Director of Dominick's Finer Foods of Northlake, Illinois, a major Chicago-area retail grocery company. Prior to 1985, Mr. Josephs was the Chief Operating Officer of both Kohl's Food Stores and Pantry Pride Food Stores. From 1948 to 1980, Mr. Josephs was employed by Jewel Food Stores, concluding his tenure as Group Vice President for Marketing.

     Mr. Josephs serves on the Board of Directors for Grand Union Company, a regional grocery firm, the Board of Trustees for The Chicago Academy of Sciences and the Board of Directors of Options for People, Inc., a Chicago-area non-profit concern. He is a member of the Advisory Council of the Keller Graduate School of Management. He has also been a guest lecturer for the graduate business schools of Northwestern University and the University of

Illinois. He has also served on the Board of Directors of the Chicago Economic Development Corporation.

     Mr. Josephs received his undergraduate degree from Northwestern University and his MBA from The University of Chicago.

Edward Lowenthal
Director

     Mr. Lowenthal is an Independent Director of the Company and joined the Board in August 1996 pursuant to the terms of the Stock Purchase Agreement. Mr. Lowenthal is a Founder, Director and President of Wellsford Residential Property Trust ("WRP"), a New York Stock Exchange listed multi-family real estate investment trust with offices in New York, Denver and Tacoma. WRP owns approximately 19,000 residential apartment units in the Southwest and Northwest states.

     Mr. Lowenthal is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and was Co-chair of its 1993 Annual Meeting. He serves on NAREIT's Executive and Government Relations committees.

     Mr. Lowenthal serves as a Director of United American Energy Corporation, a major developer, owner and operator of hydroelectric and other alternative energy facilities, and Omega Healthcare Investors, Inc. Mr. Lowenthal is also a trustee of Corporate Realty Income Trust, a private real estate investment trust which invests in triple-net leased commercial and industrial properties, and a director of Corporate Renaissance Partners, a securities mutual fund. He also serves as a member of the Advisory Committee to Case Western Reserve University's College of Arts and Sciences.

     In January 1984, after practicing law in New York for 15 years, Mr. Lowenthal became a Managing Director of A.G. Becker Paribas and then a Partner of Bear Stearns & Co. As an investment banker, he was active in structuring and negotiating transactions and raising the equity in some of the largest real estate equity private placements requiring complex structuring and current knowledge of the capital markets.

     He holds a B.A. degree from Case Western University and a J.D. degree from Georgetown University Law Center where he was editor of the Georgetown University Law Journal. He is a member of the New York and New Jersey Bars.

Richard A. May

President and Chairman of the Board
Director

     In 1992, Mr. May co-founded the Company and has served as President and Chairman of the Board of Directors from its inception. Mr. May is currently the Chairman of the Board, President and Chief Executive Officer of the Company. In 1984 Mr. May co-founded JMG, and in 1986 he co-founded Equity Partners Ltd. (the "Advisor") as an affiliate of JMG. The Advisor became an independent company in 1989, and Mr. May sold his JMG interest at that time. The Advisor served as the Company's advisor from the Company's formation until April 1, 1996. See "Certain Transactions." From 1968 to 1979, he was employed in the water pollution control industry as a project engineer and marketer of engineering products and services. He began his financial services career in 1979 as a commercial real estate broker and worked for Inland Real Estate Corporation from 1981 to 1984 marketing real estate investment products.

     Mr. May is a licensed real estate broker in the States of Illinois and Indiana and holds several inactive NASD licenses. He is also a member of NAREIT. Mr. May received his bachelors degree in mechanical engineering from the University of Illinois and his MBA degree from The University of Chicago.

Donald E. Phillips
Director

     Mr. Phillips in an Independent Director of the Company and joined the Board in September 1992. Mr. Phillips is currently retired. From 1960 until 1980, Mr. Phillips served as a corporate executive in a variety of capacities for International Minerals & Chemicals Corporation of Northbrook, Illinois, a mineral and chemical company, and from 1976 to 1980, he was Group President & CEO of IMC Industry Group, Inc. ("IMC"). From 1980 until 1988, he served as Group President & CEO of Pitman Moore, Inc., a mineral and chemical company, then a wholly-owned subsidiary of IMC.

     Mr. Phillips presently serves as Chairman of the Board of Directors of Synbiotics Corporation of Rancho Bernardo, California, a company which manufactures and distributes veterinary devices and products, and as a member of the Board of Directors of Potash Corporation of Saskatchewan, Canada, a company which mines and distributes minerals for agricultural application, the Board of Regents of Bethel College and Seminary of Arden Hills, Minnesota, and as the President of Holmes Community College Development Foundation, Goodman, Mississippi.

     Mr.  Phillips is the past  Chairman  of the Board of Lake  Forest  Graduate

School of Business and of the Board of The Skokie Valley Baptist Church. Mr. Phillips received his undergraduate degree from Mississippi College and his MBA from the University of Mississippi. He is also a graduate of the Executive Program in Business Administration in the Graduate School of Business, Columbia University and he is a recipient of an Honorary Doctor of Laws degree from Mississippi College.

Russell Platt
Director

     Mr. Platt is an Independent Director of the Company and joined the Board in August 1996. Mr. Platt is a Managing Partner of Morgan Stanley Asset Management Inc. and head of its real estate securities investment business. Mr. Platt joined Morgan Stanley in 1982 and has been involved in all aspects of its real estate business, including investment banking, direct property investment, international real estate and securities investment management.

     Mr. Platt serves on the advisory boards of The Wharton Real Estate Center, the Real Estate Center at the Massachusetts Institute of Technology and the National Multi-housing Council. He is a member of NAREIT, the Pension Real Estate Association and the Urban Land Institute. Mr. Platt also is a trustee of The Fountain Valley School of Colorado.

     Mr. Platt graduated from Williams College and received his MBA from Harvard Business School.

Richard L. Rasley
Executive Vice President, Secretary
Director

     In 1992, Mr. Rasley co-founded the Company and has served as Secretary and Director from its inception. Mr. Rasley is currently the Executive Vice President, General Counsel and Secretary of the Company.

     From 1987 until April 1, 1996, Mr. Rasley was employed by the Advisor, and was an officer and shareholder of the Advisor prior to April 1, 1996. See "Certain Transactions" below. From 1985 to 1987, Mr. Rasley worked for Dreher & Associates, Inc., a NASD broker-dealer, where he was responsible for the review, approval, and monitoring of the firm's direct participation investments. Prior to that, he worked for Deloitte, Haskins & Sells (now Deloitte & Touche LLP) as a general business consultant. Mr. Rasley is a Certified Public Accountant, holds several inactive NASD licenses, and is a member of the Illinois Bar and NAREIT.

     Mr. Rasley received his BBA from the University of Iowa and received his MBA and JD degrees from the University of Illinois.

Walter H. Teninga
Director

     Mr. Teninga is an Independent Director of the Company and joined the Board in September 1992. Mr. Teninga is the retired President and Chief Executive Officer of American Club Stores, Inc., where he worked from 1991 to 1993. In
1982, he founded the Warehouse Club, a wholesale cash-and-carry warehouse business, which became a public company in 1985. Mr. Teninga resigned as Chairman, Chief Executive Officer and Director of the Warehouse Club in 1991. From 1956 to 1979, Mr. Teninga was employed by K-mart Corporation in various positions, including as a Director, Vice Chairman, and Chief Financial and Development Officer.

     Mr. Teninga is currently a member of the Board of Directors of Developers Diversified Realty Corporation (a NYSE-listed real estate investment trust), and Solo Serve Corporation, a paper products company.

     Mr. Teninga received his undergraduate degree from the University of Michigan and his MBA degree from Michigan State University.


Additional Executive Officers:

Raymond M. Braun
Senior Vice President, Acquisitions

     Raymond M. Braun joined the Advisor in May 1990. Mr. Braun has primary responsibility for all of the Company's real estate acquisition activities.

     Prior to joining the Advisor, Mr. Braun was employed from 1986 to 1990 by The Balcor Company, a major real estate investment company involved in all aspects of real estate including development, management, syndication, and mortgage lending. While with Balcor, Mr. Braun was involved in equity and debt financing for various projects which, in the aggregate, exceeded 5,000 apartment units, 4 million square feet of retail space, 1 million square feet of office space, and 10,000 acres of unimproved land. Prior to joining Balcor, Mr. Braun worked as a credit analyst and loan review officer for MBank, N.A. in Dallas, Texas from 1984 to 1986.

     Mr. Braun received a Bachelor's degree in Finance from the University of Illinois. Mr. Braun is both a member of the Chicago Board of Realtors and the local CCIM chapter of the National Association of Realtors.


James Hicks
Sr. Vice President, Finance,
Chief Financial Officer and
Treasurer

     James  Hicks  joined  the  Advisor  in  1994.   He  currently  has  general
supervisory responsibility for the finance and accounting activities of the Company.

     From 1989 to 1993, Mr. Hicks was employed by JMB Institutional Realty Corporation, which was a real estate adviser to pension funds and other institutional investors, as a vice president of portfolio management with responsibility for overall asset management of a portfolio of international and domestic commercial real estate properties. As portfolio manager, he was responsible for all leasing, redevelopment, financing, investor reporting and financial reporting matters. From 1982 to 1989, he worked at The Balcor Company, a real estate syndication company. Mr. Hicks was Controller of Balcor from 1982 to 1987 where he was responsible for all corporate financial reporting, tax planning and reporting, and the installation of financial management information systems, and thereafter was a vice president in The Balcor Capital Markets Group where he was involved with the sale of pools of commercial real estate mortgages. From 1977 to 1982, he was with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick LLP), where he audited publicly owned and private real estate companies.

     He received his bachelors degree in Accounting and Mathematics from Augustana College and his MBA from Northwestern University. Mr. Hicks is a Certified Public Accountant. Mr. Hicks is a member of the Illinois CPA Society and American Institute of Certified Public Accountants.


Kim S. Mills
Senior Vice President, Asset Management and Leasing

     Kim S. Mills joined the Advisor in January, 1996. Mr. Mills has primary responsibility for all of the Company's asset management, property management and leasing activities.

     Prior to joining the Advisor, Mr. Mills was employed by Simon Property Group REIT, a commercial property REIT, from 1992 to 1995 as a regional manager with responsibility for overall portfolio management of high rise office buildings totaling over 4 million square feet. From 1984 to 1991, he worked for the RREEF Funds which is a real estate adviser to pension funds and other institutional investors. Mr. Mills was District Manager with RREEF from 1989 to 1991 with responsibility for all asset/property management functions in the Chicago Suburban District for 4 million square feet of office, retail, industrial and apartment properties and prior to 1989, he was District Manager of the Denver suburban district. Prior to RREEF, Mr. Mills worked at Urban Investment and Development Company as a property manager/leasing coordinator from 1982 to 1984.

     Mr. Mills received a bachelors degree from Ohio Northern University. Mr. Mills has a RPA (Real Property Administrator) designation from the Building Owners and Managers Association ("BOMA").


ITEM 6.           EXECUTIVE COMPENSATION

     For the years ended December 31, 1993, 1994 and 1995, the Company had no employees. The table below sets forth the summary compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company (the "Named Executive Officers") See Item 7 below which generally describes the arrangements and agreements between the Company and certain parties regarding compensation for services provided to the Company prior to April 1, 1996.


Executive Compensation

           (a)                (b)          (c)            (d)              (f)               (g)              (i)
                                                                                                              All
                                                                        Restricted                           other
                                                                          Stock                             Compen-
                                         Salary                           Awards           Options          sation
     Name and                 Year          ($)           Bonus             ($)               (#)              ($)
     Position                 (1)          (2)            ($)              (4)               (5)              (6)

Richard A. May,              1996        180,000          (3)               --             32,000            4,038

                                                        72


Chairman                     1995        150,000        15,000              --             139,123           4,424
                             1994        128,750        15,000              --               --              4,432
                             1993        108,000          --                --               --              3,935
Richard L.                   1996        115,000          (3)            102,852           14,000            4,007
Rasley,                      1995        100,000        10,000              --             86,310            4,438
Secretary                    1994        93,133         17,300              --               --              4,352
                             1993        72,600           --                --               --              3,933
Raymond M.                   1996        105,000          (3)            222,852           16,000            4,224
Braun, Sr. Vice              1995        86,875          9,000              --             28,225            4,421
President-                   1994        70,333         13,000              --               --              4,525
Acquisitions                 1993        55,200           --                --               --              4,026
James Hicks,                 1996        100,000          (3)             51,432           12,000            4,213
Chief Financial              1995        86,875          9,000              --              4,700            4,421
Officer (7)                  1994        47,740          4,850              --               --              2,278
Kim S. Mills,                1996        100,000          (3)               --             12,000             255
Sr. Vice
President-Asset
Management (8)


(1) Until April 1, 1996 the Company had no employees and all services were provided by Equity Partners Ltd. (the "Advisor") pursuant to various fee-for-service agreements. The information presented with respect to 1995, 1994 and 1993 represents the individual's compensation while an employee of the Advisor during that period.

(2) The salary information for 1996 represents the individual's salary compensation for the period from January 1, 1996 to April 1, 1996 as paid by the Advisor and for the period from April 1, 1996 to December 31, 1996 as paid by the Company.

(3) The bonus amounts attributable to 1996 results have not yet been determined.

(4) The restricted shares granted were valued at prices equal to the fair market value on the dates of grant which in all cases was deemed to be $12.00, which was the share Net Asset Value as determined by the Board of Directors as of such date.

(5) Options to acquire shares of Common Stock issued during 1996 were issued at exercise prices equal to the fair market value on the dates of grant which was the share Net Asset Value as determined by the Board of Directors as of such date. The 1995 options were assigned to such individuals by the Advisor during

1995 from a pool of options which had been granted to the Advisor by the Company pursuant to service agreements at various times during the period from the Company's incorporation through December 31, 1995.

(6) These amounts represent group life and health insurance premiums paid by the Advisor (for 1995 and the Advisor and Company (for 1996).

(7) Mr. Hicks became an employee of the Advisor in May 1994, therefore no information is presented for 1993.

(8) Mr. Mills became an employee of the Advisor in January 1996, therefore no information is presented for 1993, 1994 or 1995.

OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                     Potential
                                                                                                Realizable Value at
                                                                                                   Assumed Annual
                                                                                                   Rates of Stock
                                                                                                 Price Appreciation
                                    Individual Grants                                             for Option Term

(a)                               (b)               (c)              (d)              (e)              (f)             (g)
                                                   % of
                                                   Total
                                                  Options
                                                  Granted
                                                    to
Name and                        Options          Employees        Exercise          Expira-
Position                        Granted          in Fiscal          Price            tion            5%($)           10%($)
                                  (1)              Year            ($/sh)            Date              (2)             (2)
Richard A. May,                  32,000           34.04%           $13.00           9/24/06          261,620       662,997
Chairman
Richard L.                       14,000           14.89%           $13.00           9/24/06          114,458       290,061
Rasley,
Secretary
Raymond M.                       16,000           17.02%           $13.00           9/24/06          130,810       331,498
Braun, Sr. Vice
President-
Acquisitions
James Hicks,                     12,000           12.77%           $13.00           9/24/06          98,107        248,624
Chief Financial
Officer
Kim S. Mills,                    12,000           12.77%           $13.00           9/24/06          98,107        248,624
Sr. Vice
President-Asset
Management


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(1) The options become vested and  exercisable at 33.33% per year on each of the first three anniversary dates following September 24, 1996, the date of grant.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only as required by the rules of the Securities Exchange Commission. Actual stock price will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

     In preparation for the acquisition of Equity Partners Ltd., the Compensation Committee was established by the Board of Directors on October 17, 1995. The Committee is responsible for reviewing and recommending executive compensation levels and methods of executive compensation. The Compensation Committee currently consists of these Independent Directors: Messrs. Josephs, Phillips (Chairman) and Teninga. The Compensation Committee held no meetings during 1995. Given that the Company did not employ the officers of the Company or determine the compensation of those persons in 1995, the Committee did not establish compensation policies in 1995, and no Compensation Committee report is provided in this Registration Statement.

     The Company compensates Independent Directors as follows. Until July 1, 1996, the annual retainer fee was $7,200, the fee paid for each day a meeting was attended was $750, and Independent Directors were granted options to acquire 3,000 shares of common stock at the Company's Net Asset Value as determined by the Board of Directors as of the end of the year. The Board of Directors voted to modify such compensation, efffective July 1, 1996, as follows: the annual retainer fee is $10,000; the fee paid for each in-person Board of Director's meeting is $1,000; the fee paid for each in-person Board of Director's Committee meeting is $500; and the fee paid for each telephonically conducted Board of Director's or Committee meeting is $250. In addition, the Independent Directors are now eligible to be granted options to acquire up to 5,000 shares of Common Stock at the Company's Net Asset Value as determined by the Board of Directors as of the end of the year.

     During the year ended December 31, 1995, Mr. Haahr, Mr. Janus, Mr. Josephs, Mr. Phillips, and Mr. Teninga were each granted options to purchase 3,000 shares of Common Stock. These options will expire in 10 years and have an exercise price of $12.00 per share. As cash compensation for their services in 1995 the Independent Directors received the following: Mr. Haahr, $13,300; Mr. Janus, $12,850; Mr. Josephs, $14,100; Mr. Phillips, $13,600; and Mr. Teninga, $14,100.

     Except for their compensation as employees, the Company does not compensate those Directors who are employees of the Company for their service as Directors.

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ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From the Company's incorporation until the completion of the Merger of the Company and the Advisor on April 1, 1996, the Advisor served the Company pursuant to an advisory agreement dated July 2, 1992 as restated July 1, 1994, relating to the selection, purchase, financing, and operation of the Company's properties (the "Advisory Agreement"), and pursuant to other agreements regarding property management and offering administration activities. The Advisory Agreement and the other agreements obligated the Advisor to manage and conduct the Company's day-to-day operations in consideration for certain fees which were based in part on the Company's funds from operations. Messrs. May and Rasley, who are directors and officers of the Company, were shareholders owning 70.5% of the outstanding common stock of the Advisor. Under the terms of the Advisory Agreement and other agreements, the Advisor was paid $566,320, $791,103 and $2,139,826 in 1993, 1994 and 1995 respectively and $795,932 in 1996 prior to the merger. In addition, see footnote 5 to the Financial Statements presented in
Item 13 for a summary of fees paid to the Advisor under the Advisory Agreement and other agreements between the same parties.

     In connection with rendering a fairness opinion with respect to the merger of the Company and the Advisor, EVEREN Securities, Inc. ("EVEREN") received a fee of $200,000 in 1996. The Company also reimbursed EVEREN in the amount of $19,428 for its reasonable and out-of-pocket expenses, including the reasonable fees and expenses of EVEREN's counsel, and agreed to indemnify EVEREN for certain liabilities to which it may be subject in connection with its engagement. The Company also retained EVEREN to act as agent for the private placement of shares of the Company's common stock which concluded with the completion of the Stock Purchase Agreement dated August 20, 1996. In connection with that private placement EVEREN received customary fees and expense reimbursements totaling $2,216,847. Jon K. Haahr, a Managing Director of EVEREN, was a Director of the Company at the time EVEREN was engaged by the Company to provide the fairness opinion and act as agent with respect to the private placement of securities. Except for Mr. Haahr's status as a director, EVEREN was not affiliated to the Company. Mr. Haahr, who served as a member of the Board of Directors since his nomination on May 25, 1994, declined to stand for re-election as a Director when his term expired effective September 24, 1996. Mr. Haahr's decision was not due to a disagreement with other members of the Board of Directors or with management regarding the Company's operations, policies or practices.




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ITEM 8.           LEGAL PROCEEDINGS

     As of December 31, 1996 the Company was not a party to any material legal proceedings.


     ITEM 9. MARKET PRICE OF DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS' MATTERS

     At December 31, 1996, there is no established trading market for the common shares of the Company.

     At December 31, 1996, the Company has approximately 630 holders of record of its common stock.

     The Company currently has two classes of equity securities outstanding; one class of common and one class of preferred stock.

     The Company has paid quarterly dividends per common share during 1994, 1995 and 1996 as follows:


          Quarter Ended    Quarter Ended    Quarter Ended     Quarter Ended
           March 31        June 30          September 30      December 31
1994      $0.20            $0.23            $0.26             $0.27
1995      $0.27            $0.27            $0.29             $0.30
1996      $0.30            $0.30            $0.30             $0.30


     As of December 31, 1996, the Company had two stock option plans, the Plan for Independent Directors and Brokers, and an Incentive Stock Option Plan which was approved by the Company's Shareholders on September 24, 1996. Under the plans, options have been granted to purchase shares at fair market value on the date of grant. In connection with the acquisition of the Advisor, approved by the Company's stockholders on February 27, 1996, the Advisor Stock Option Plan was canceled subject to the rights of the holders of the outstanding options, and currently options under the remaining plan are only granted to Independent Directors. At December 31, 1996 568,361 options on the purchase of common shares were outstanding, and of these 509,631 were currently exercisable. At December

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31, 1996, 561,590 shares were available for future grant.

     The following table is a summary of the option transactions during the period from the Company's incorporation through December 31, 1996:


                                          Shares        Exercise
                                                        Price Per Share
Options outstanding at January 1, 1993      2,000                $ 9.50
Options granted                           373,979       $ 9.50 - $10.00
Outstanding at December 31, 1993          375,979       $ 9.50 - $10.00
Options granted                            75,150                $10.75
Outstanding at December 31, 1994          451,129       $ 9.50 - $10.75
Options granted                           316,857       $12.00 - $13.50
Options exercised                         (32,410)      $ 9.50 - $10.00
Outstanding and exercisable at            735,576       $ 9.50 - $13.50
            December 31, 1995
Options granted                           170,424       $12.00 - $13.00
Options exercised                        (302,369)      $ 9.50 - $12.00
Outstanding at December 31, 1996          603,631       $ 9.50 - $13.50
Exercisable at December 31, 1996          509,631


Shares Available for Future Sale

General

     At December 31, 1996, the Company had 8,808,484 shares of Common Stock issued and outstanding. All of the outstanding shares of Common Stock are "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available including exemptions contained in Rule 144. As described below, the Company has granted certain holders of Common Stock registration rights with respect to such shares of Common Stock.

     In  general,  under  Rule 144 as  currently  in  effect,  if two years have

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

elapsed since the later of the date of acquisition of restricted securities from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the Common Stock then outstanding as shown by the most recent report or statement published by the Company, or (ii) if the Common Stock is listed on a national securities exchange or on the Nasdaq National Market, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manners of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted securities from the Company or from any "affiliate" of the Company and the acquirer or subsequent holder thereof is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Securities and Exchange Commission has proposed to amend the holding period required by Rule 144 to permit sales of restricted securities after one year rather than two years (and two years rather than three years for "non-affiliates" who desire to sell such shares under Rule 144(k)). If such proposed amendments were enacted, the Common Stock would become freely tradeable (subject to any applicable contractual restrictions) at these earlier dates.

     As of December 31, 1996, the Company estimates that there are 1,839,352 shares of Common Stock that were held by "non-affiliates" with a three-year holding period and an additional 722,066 shares of Common Stock that have been held for at least two years.

Registration Rights

     Pursuant to the Registration Rights Agreement dated August 20, 1996 (the "Registration Rights Agreement") among the Company, Fortis Benefits Insurance Company ("Fortis"), Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio ("MS Institutional Fund"), Morgan Stanley SICAV Subsidiary S.A. ("MS SICAV") (MS Institutional Fund and MS SICAV are collectively referred to as "Morgan Stanley") Wellsford Karpf Zarrilli Ventures, L.L.C. ("WKZV"), Logan, Inc. ("Logan") and Pension Trust Account No. 104972 Held by Bankers Trust Company as Trustee ("Fidelity") (Fortis, Morgan Stanley, WKZV, Logan and Fidelity are collectively referred to as the Institutional Investors), the Company has granted the Institutional Investors certain registration rights with

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

respect to the 3,867,000 shares of Common Stock acquired by them pursuant to the Stock Purchase Agreement dated August 20, 1996 among the Company and the Institutional Investors and an additional 210,128 shares of Common Stock that may be acquired in the event the outstanding Preferred Stock is converted into Common Stock (collectively, the "Registrable Shares").

     The following summary of certain material provisions of the Registration Rights Agreement is qualified in its entirety by reference to the Registration
Rights Agreement, a copy of which is filed as an exhibit to this Registration Statement. Capitalized terms that are used in the following two paragraphs that are not defined herein have the meanings assigned to such terms in the Registration Rights Agreement.

     Subject to certain terms and conditions the Registration Rights Agreement provides that not later than the earlier of (i) the third anniversary of the date of the Registration Rights Agreement or (ii) the date that is 180 days after the settlement of the initial sale pursuant to the Company's First Public Offering, the Company is obligated to use its best efforts to effect a Registration Statement covering the Registrable Shares. The Company is obligated to use its best efforts, subject to any Permitted Interruption, to cause such Registration Statement to remain in effect until the earlier of: (i) the date on which all Registrable Shares have been sold under such Registration Statement, and (ii) if a Liquid IPO has been consummated, the later of (A) the date that is twelve months after such Registration Statement becomes effective and (B) the date that all Registrable Shares are freely transferable pursuant to Rule 144(k) or any successor rule or the rules and regulations promulgated under the Securities Act (assuming for purposes of calculating such period that no Holder of Registrable Shares is an Affiliate of the Company) in any case, as extended by the period of any Permitted Interruption.

     The Registration Rights Agreement also provides that if the Company proposes to register its Common Stock under the Securities Act on any Registration Statement covering such Common Stock, the Holders of Registrable Shares are entitled to have their shares included in such Registration Statement on a pro rata basis subject to certain other terms and conditions set forth in the Registration Rights Agreement.


ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES

The following table is a summary of the Company's recent sales of unregistered securities.

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Type of        Offering Period     Shares Sold         Total      Issuance
 Shares Sold                                           Proceeds   Costs
Common         7/1/92-12/31/93     1,839,352      $17,511,995   $   860,938
Common         7/15/94-6/30/95     2,145,156      $25,132,411   $ 2,111,428
Common         8/20/95-12/31/95      503,978      $ 6,365,677   $   454,051
Common         4/1/96                130,000      $        (1)  $         0
Common         5/6/96                 10,000               (2)  $         0
Common         8/20/96             3,868,000      $50,268,899   $ 2,866,550
Preferred      8/20/96               210,128      $     2,101   $        (3)

(1) These shares were issued in conjunction with the acquisition of the Advisor by the Company. See Item 1. Business - Corporate Structure for additional information regarding the Merger.

(2) These shares were issued to Mr. Raymond M. Braun in consideration for service to the Company. The shares are restricted and vest 25% annually commencing May 1, 1999 through May 1, 2002.

(3) The costs of the issuance of the preferred shares are included in the cost of the issuance of the common shares placed on August 20, 1996.

     The Company conducted these private placements pursuant to Regulation D of the Securities and Exchange Commission to accredited investors and to not more than 35 non- accredited investors in those states where it was legally authorized to do so. These private placements were conducted on a best-efforts basis, and there was no underwriter involved in these private placements.

     The commissions paid during the July 1992-December 1993 private placement, the July 1994- June 1995 private placement, the August 1995-December 1995 private placement and the 1996 private placement were: $207,894, $1,494,816, $223,561 and $2,513,550 respectively. Such commissions are included in the "Issuance Costs" listed in the table above in this Item 10.

     The table above includes shares issued under the Company's dividend reinvestment program prior to the termination of the program January 1, 1996.

ITEM 11.          DESCRIPTION OF REGISTRANT'S SECURITIES

General

     The following summary of the terms of Capital Stock of the Company does not

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purport to be complete and is qualified by reference  to the Company's charter
(the "Charter") and the Company's bylaws (the "Bylaws"), copies of which have been filed as exhibits to this Registration Statement on Form 10/A.

     The Charter provides that the Company may issue up to 20 million shares of common stock, par value $.01 per share ("Common Stock"), and 10 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). At December 31, 1996, 8,808,484 shares of Common Stock were issued and outstanding, and
210,128 shares of Class A Convertible Preferred Stock were issued and outstanding. Of 1.5 million shares of Common Stock are reserved for issuance pursuant to various stock option programs 561,590 shares remain available for future grant. The Board of Directors is authorized to issue shares of Common Stock and Preferred Stock without the approval of the Stockholders. Under
Maryland law, stockholders of the Company generally are not liable for a corporation's debts or obligations.

Common Stock

     All authorized and outstanding Common Stock is duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding the restrictiions on transfer of stock, holders of Common Stock will be entitled to receive dividends on the Common stock if, as and when authorized and declared by the Board of Directors, out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay regular quarterly dividends.

     Subject to the provisions of the Charter, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock will not be able to elect any directors. Holders of shares of Common Stock have no preference, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company subject to the provisions of the Charter regarding restrictions on transfer of stock.

     Under the General Corporation Law of Maryland ("MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or

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substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provide that a majority of all of the votes entitled to be cast is sufficient to take such actions.

     The  transfer   agent  and  registrar  for  the  Common  Stock  is  Gemisys
Corporation.


Preferred Stock

     The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock, as authorized by the Board of Directors. Prior to issuance of shares of each series and, subject to the provisions of the Charter, the Board of Directors is required by the MGCL and the Charter to fix for each such series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. To date, the Board of Directors has so fixed only 210,128 shares of Class A Convertible Preferred Stock (the "Class A Preferred Stock"). Pursuant to the Stock Purchase Agreement dated August 20, 1996 the Company issued 210,128 shares of Class A Convertible Preferred Stock. Such Class A Convertible Preferred Stock is not eligible to receive a dividend and is not entitled to a liquidation preference except to the extent of the par value of $.01 per share. The Class A Convertible Preferred Stock is convertible into shares of Common Stock on a one-for-one basis in the event the Company fails to attain certain objectives established in the Stock Purchase Agreement regarding the size, timing and pricing of a public offering of Common Stock. The Board of Directors could authorize the issuance of additional shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority of, shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of those shares.

Power to Issue Additional Shares of Common Stock and Preferred Stock

     The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Preferred Stock and thereafter to

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

cause the Company to issue such classified or reclassified share of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer of Shares

     Shares of Common Stock are subject to certain restrictions on their ownership and transferability, as described below. The Board of Directors has the right to limit the investment of new stockholders, to redeem stockholder's shares, and to restrict the transfer of shares by stockholders in the event the Board of Directors deems it necessary to protect the status of the Company as a REIT under the Code. There are also securities laws restrictions on the transfer of certain currently outstanding shares of Common Stock.

     For the Company to qualify as a REIT under the Code, Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year) or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

     Since the Company believes it is at present essential to continue to qualify as a REIT, the Charter provide that the Board of Directors, acting on behalf of the Company, may take certain actions with respect to a stockholder's ownership or transfer of shares in order to preserve the Company's status as a REIT. The Board of Directors may demand that a stockholder disclose in writing information regarding the direct and indirect ownership of shares of Common Stock or shares of Preferred Stock with voting rights (collectively the "Voting Shares") as the Board of Directors deems appropriate to comply with the provisions of the Code. In addition, the Board of Directors may require any stockholder or proposed transferee or purchaser of Voting Shares to provide a statement as to the number of Voting Shares already owned by the stockholder and

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

related persons within the meaning of certain applicable attribution of ownership provisions contained in the Code. Whenever the Board of Directors determines that a proposed transfer or purchase of Voting Shares would jeopardize the status of the Company as a REIT, the Board has the right (but not the duty) to refuse to permit such transfer or purchase.

     In addition, the Board of Directors may purchase or redeem any or all of the Voting Shares which, in the opinion of the Board of Directors, jeopardize the status of the Company as a REIT under the Code. Under these circumstances, the purchase price for the Voting Shares called for purchase or redemption is equal to the fair market value of the Voting Shares. The Articles provide that the fair market value of the Voting Shares is conclusively deemed to be the closing sales price for such shares if then listed on the NASDAQ National Market System or the average of closing sales prices if those Shares are listed on more than one exchange or over-the-counter system. If the Voting Shares are not listed or traded, then the purchase price is the current Net Asset Value as determined by the Board of Directors in good faith as of the date prior to the date the notice is sent. When the Company purchases or redeems shares in such a manner, the purchase price shall be in cash. After the date fixed for purchase, the holder of any Voting Shares ceases to be entitled to any distributions, voting rights or any other benefits with respect to the Voting Shares, except the purchase price.

     These ownership limitations could adversely impact a stockholder's ability to liquidate his investment in the Company, or discourage a takeover or other transaction in which holders of some, or a majority, of shares might receive a premium for their shares over the then prevailing market price or which these holders might believe to be otherwise in their best interests or which these holders might believe to be otherwise in their best interest.


ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The MGCL  Permits  a  Maryland  corporation  to  include  in its  charter a
provision   limiting  the  liability  of  its  directors  and  officers  to  the
Corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, properly or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision that eliminates such liability except to the extent required by the MGCL.

     The  Charter  provides  that  the  Company  shall,  to the  fullest  extent

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

permitted by the MGCL, indemnify any and all directors and officers of the Company, but such indemnification provisions are not exclusive of any other right which the officer or director may have to be indemnified under any bylaw, agreement, vote of the stockholders or otherwise. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or (ii)was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

     The Bylaws obligate the Company to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company currently maintains a $3 million directors and officers insurance policy.

     In addition, the Articles provide that the Directors and officers of the Company shall have no liability for monetary damages to the Company or its stockholders except to the extent required by Maryland law. Currently, the Maryland General Corporation Law provides that a Director or officer may be held liable to a company for monetary damages or to its stockholders if: (a) it is proved that the individual person actually received an improper benefit or profit in money, property, or services for the amount of benefit or profit in money, property or services actually received; or (b) to the extent that a judgment or other final adjudication adverse to the individual person is entered in a proceeding based on finding in that proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in that proceeding.

ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


Index to Financial Statement and Financial Statement Schedules

Report of Independent
Auditors.....................................................................90
Historical Financial Statements:
         Balance sheets as of September 30, 1996 (unaudited) and
          December 31,1995 and 1994..........................................91
         Statements of Income for the Nine months ended September 30, 1996 and 1995 (unaudited), and for the Years Ended December 31, 1995,
          1994, and 1993 ....................................................92
         Statements of Changes in Stockholders' Equity for the Nine Months
          Ended September 30, 1996 (unaudited) and for the Years Ended
          December 31, 1995, 1994 and 1993 ..................................93
         Statements of Cash Flows for the Nine Months Ended September 30, 1996
          and 1995, (unadudited) and for the Years Ended December 31, 1995
          1994 and 1993......................................................95
         Notes to Financial Statements.......................................96

Pro Forma Financial Statements:
         Pro Forma Balance Sheet as of September 30, 1996 (unaudited).......111
         Notes to Pro Forma Balance Sheet(unaudited)........................113
         Pro Forma Statement of Income for the Nine Months Ended
          September 30, 1996(unaudited).....................................113
         Pro Forma Statement of Income for the Year Ended
          December 31, 1995(unaudited)......................................116

         Notes to Pro Forma Statements of Income(unaudited).................116

Additional Financial Statements:
         565 Lakeview Parkway, Vernon Hills, Illinois
         Report of Independent Auditors.....................................118
         Statement of Revenue and Certain Expenses for the Year Ended
            November 30, 1995...............................................120
         Notes to Statement of Revenue and Certain Expenses.................121

         Kensington Corporate Center, Mt. Prospect, Illinois
         Report of Independent Auditors.....................................123
         Statement of Revenue and Certain Expenses for the Year
          Ended March 31, 1995..............................................124
         Notes to Statement of Revenue and Certain Expenses.................125

         10 Oak Hollow and Oak Hollow Gateway, Southfield, Michigan
         Report of Independent Auditors.....................................127
         Statement of Revenues and Certain Expenses for the Year
           Ended December 31, 1994..........................................128
         Notes to Statement of Revenues and Certain Expenses................129

         One Park Plaza, Milwaukee, Wisconsin
         Report of Independent Auditors.....................................131
         Statement of Revenues and Certain Expenses for the Year
            Ended December 31, 1994.........................................132
         Notes to Statement of Revenues and Certain Expenses................133

         University Office Plaza, Minneapolis, Minnesota
         Report of Independent Auditors.....................................135
         Statement of Revenues and Certain Expenses for the Year Ended
          December 31, 1994.................................................136
         Notes to Statement of Revenues and Certain Expenses................137


         Schedules:
         III Real Estate and Accumulated Depreciation.......................138
         Schedules, other than as listed above are omitted because they are inapplicable or equivalent information has been included elsewhere herein.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Great Lakes REIT, Inc.

We have audited the accompanying balance sheet of Great Lakes REIT, Inc. as of December 31, 1995 and 1994 and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audit also included the financial statement schedule listed in the index at Item 13. The financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes REIT, Inc. at December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP

Chicago, Illinois
April 24, 1996

                              GREAT LAKES REIT, INC
                                 BALANCE SHEETS


                                    09/30/96            12/31/95           12/31/94
Assets                             (unaudited)
Properties:

Land                                $21,491,500         $18,673,750         $9,433,750
Buildings, improvements,
 and equipment                       94,623,932          75,667,086         28,617,322
                                     ----------          ----------         ----------
                                    116,115,432          94,340,836         38,051,072
Less accumulated depreciation         4,673,912           2,482,844            817,114
                                      ---------           ---------            -------

                                    111,441,520          91,857,992         37,233,958
Cash and cash equivalents               816,207           1,302,728          2,676,594
Real estate tax escrows                 753,197           1,424,159            934,222
Rents receivable                      1,434,547           1,284,316            570,160
Deferred financing and
 leasing costs                         2,825,225           1,492,149          1,003,651
Other assets                            451,702           1,617,092            103,759
                                   --------------------------------------------------------

Total assets                       $117,722,398         $98,978,436        $42,522,344

                                   ========================================================

Liabilities and stockholders' equity

Bank loan payable                   $27,602,368         $24,253,148
Mortgage loans payable               18,158,065          18,634,022        $15,955,018
Bonds payable                         5,235,000           5,420,000
Accounts payable and accrued
 liabilities                            911,960           1,128,692            471,434
Accrued real estate taxes             2,905,317           3,200,570          1,501,058
Prepaid rent                            690,081             469,763            145,137
Security deposits                       424,661             402,480            260,256
Distributions/dividends payable       1,638,881             504,564            127,319
                                   ---------------------------------------------------------
Total liabilities                    57,566,333          54,013,239         18,460,222
                                   ---------------------------------------------------------


                                                        91


Preferred stock ($0.01 par value,
 10,000,000 authorized,
 73,548 issued)                             735
Common stock ($0.01 par value,
 20,000,000 authorized; 6,316,683,       63,167              45,209             25,614
 4,520,896 and 2,561,418 shares
 issued in 1996, 1995 and 1994
 respectively)
Paid-in-capital                      65,435,578          45,861,352         24,121,806
Distributions in excess of
 accumulated earnings                (3,607,528)           (785,953)           (85,298)
Employee stock loans                 (1,247,351)
Deferred compensation                  (333,125)
Treasury stock, at cost
 (12,951 shares)                       (155,411)           (155,411)
                                  -----------------------------------------------------------

Total stockholders' equity           60,156,065          44,965,197         24,062,122
                                  -----------------------------------------------------------

Total Liabilities and
 Stockholders' Equity              $117,722,398         $98,978,436        $42,522,344

                                  ===========================================================

The accompanying notes are an integral part of these financial statements.


                                       GREAT LAKES REIT, INC.
                                        STATEMENTS OF INCOME
                                                        Nine months    Nine months     Year ended     Year ended    Year ended
                                                        ended 9/30/96  ended 9/30/95   12/31/95       12/31/94      12/31/93
                                                         (unaudited)  (unaudited)
Revenues
Rental                                                  $17,534,220   $ 9,470,873   $14,765,108   $ 7,531,435
1,230,281
Interest                                                     78,366       174,169       200,818        51,404        63,035
                                                        -------------------------------------------------------------------

Total revenues                                           17,612,586     9,645,042    14,965,926     7,582,839     1,293,316
                                                        -------------------------------------------------------------------

Expenses
Real estate taxes                                         2,907,224     1,693,889     2,624,588     1,417,679        291,724

Other property operating                                  4,691,157     2,496,774     3,967,543     1,943,584        181,135
General and administrative                                1,533,972       604,827       922,652       561,124        176,917
Interest                                                  2,865,533     1,305,620     2,296,457       911,381         72,993
Depreciation and amortization                             2,727,414     1,214,567     1,954,885       761,284        160,375
Contract termination                                      1,273,307
                                                        -------------------------------------------------------------------
Total expenses                                           15,998,607     7,315,677    11,766,125     5,595,052        883,144
                                                        -------------------------------------------------------------------


Net income                                              $ 1,613,979   $ 2,329,365   $ 3,199,801   $ 1,987,787   $    410,172

                                                        ===================================================================

Earnings per common share
 and common share equivalent                            $      0.32   $      0.68   $      0.88   $      0.96   $       0.38

                                                        ===================================================================

Weighted average number of common shares and
common share equivalents outstanding                      5,081,833     3,404,706     3,650,133   $ 2,070,221   $ 1,080,875

                                                        ===================================================================






The accompanying notes are an integral part of these financial statements.


                                              GREAT LAKES REIT, INC.
                                          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      For the Nine Months Ended September 30, 1996 (unaudited)
                                       and the Years Ended December 31, 1995, 1994, and 1993
                                             Preferred  Stock                       Common  Stock
                                             ---------  -----                       ------  -----
                                        Shares             Amount              Shares             Amount             Paid in
                                        Outstanding                            Outstanding                           Capital

Balance 1/1/93                                                                315,658             $3,157          $2,772,764

Net proceeds from the sale
of common stock                                                             1,478,491             14,785          13,430,922
Net income
Distributions/dividends
($0.47 per share)
Distributions/ dividends
reinvested                                                                     45,203                452             428,977
                                        --------------------------------------------------------------------------------------------
Balance 12/31/93                                                           1,839,352              18,394          16,632,663

Net proceeds from the sale
of common stock                                                               580,043              5,800           5,963,812
Net income
Distributions/dividends
($0.96 per share)
Distributions/ dividends
reinvested                                                                    142,023              1,420           1,525,331

                                        --------------------------------------------------------------------------------------------

Balance at 12/31/94                                                         2,561,418             25,614          24,121,806

Net proceeds from the sale
of common stock                                                             1,698,610             16,986          18,810,244
Exercise of stock options                                                      32,410                324             322,571
Net income
Distributions/dividends
($1.13 per share)
Distributions/ dividends
reinvested                                                                    228,458              2,285           2,606,731
Purchase of treasury stock                                                    (12,951)

                                        --------------------------------------------------------------------------------------------

Balance at 12/31/95                                                         4,507,945             45,209          45,861,352
Net proceeds from the sale
of stock                                73,548                 735          1,353,450             13,535          14,772,962
Exercise of stock options                                                     302,337              3,023           3,192,092
Net income
Distributions/dividends
($0.90 per share)
Issuance of shares in
 acquisition of Advisor (net
 of issuance costs of $219,428)                                               100,000              1,000           1,129,572
Grant of Restricted stock awards                                               40,000                400             479,600
Amortization of deferred compensation

                                        --------------------------------------------------------------------------------------------

Balance at 9/30/96                      73,548                $735          6,303,732            $63,167         $65,435,578

                                        ============================================================================================

The accompanying notes are an integral part of these financial statements.

Great Lakes REIT, Inc.
Statements of Changes in Stockholders' Equity
For the Nine Months Ended September 30, 1996 (unaudited) and the Years Ended December 31,
1995, 1994, and 1993
                                   Distributions in
                                   Excess of                                                          Total
                                   Accumulated         Treasury       Deferred        Employee        Stockholders'
                                   Earnings            Stock          Compensation    Stock Loans     Equity

Balance 1/1/93                          $5,710                                                       $2,781,631

Net proceeds from the sale
of common stock                                                                                      13,445,707
Net income                             410,172                                                          410,172
Distributions/dividends
($0.47 per share)                     (568,531)                                                        (568,531)
Distributions/ dividends
reinvested                                                                                              429,429
                                  -------------------------------------------------------------------------------------

Balance 12/31/93                     (152,649)             0               0               0        16,498,408

Net proceeds from the sale
of common stock                                                                                       5,969,612

Net income                           1,987,787                                                        1,987,787
Distributions/dividends
($0.96 per share)                   (1,920,436)                                                      (1,920,436)
Distributions/ dividends
reinvested                                                                                            1,526,751
                                  -------------------------------------------------------------------------------------

Balance at 12/31/94                    (85,298)             0               0               0        24,062,122

Net proceeds from the sale
of common stock                                                                                      18,827,230

Exercise of stock options                                                                               322,895

Net income                           3,199,801                                                        3,199,801
Distributions/dividends
($1.13 per share)                   (3,900,456)                                                      (3,900,456)
Distributions/ dividends
reinvested                                                                                            2,609,016
Purchase of treasury stock                            (155,411)                                        (155,411)
                                   -------------------------------------------------------------------------------------

Balance at 12/31/95                   (785,953)       (155,411)             0               0        44,965,197
Net proceeds from the sale
of stock                                                                                             14,787,232
Exercise of stock options                                                            (1,247,351)      1,947,764
Net income                           1,613,979                                                        1,613,979
Distributions/dividends
($0.90 per share)                   (4,435,554)                                                      (4,435,554)
Issuance of shares in
acquisition of Advisor(net of
 issuance costs of $219,428)                                                                          1,130,572
                  1,130,572
Grant of Restricted stock awards                                      (480,000)                               0
Amortization of deferred compensation                                  146,875                          146,875
                                   -------------------------------------------------------------------------------------

Balance at 9/30/96                   (3,607,528)     ($155,411)      ($333,125)    ($1,247,351)
$60,156,065

                                   =====================================================================================

The accompanying notes are an integral part of these financial statements.


                             Great Lakes REIT, Inc.
                            Statements of Cash Flows

                                                  Nine months        Nine months         Year        Year             Year
                                                ended 9/30/96      ended 9/30/95        ended       ended            ended
                                                  (unaudited)        (unaudited)     12/31/95    12/31/94         12/31/93

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $1,613,979        $2,329,365   $3,199,801  $1,987,787           $410,172
Adjustments to reconcile net income to cash
flows from operating activities
Depreciation and amortization                        2,727,414         1,214,567    1,954,885     761,284            160,375
Contract termination costs                           1,273,307
Amortization of deferred compensation                  146,875
Net changes in assets and liabilities:
Rents receivable                                      (150,231)         (286,554)    (714,156)   (499,425)           (70,735)
Real estate tax escrows                                670,962          (366,801)    (489,937)   (703,972)          (230,250)
Other assets                                           609,543           (77,784)    (563,333)     80,761           (139,790)
Accounts payable and accrued expenses                 (216,732)          519,115      657,258     353,534            114,600
Accrued real estate taxes                             (295,253)        1,822,626    1,699,512     411,604          1,089,454
Payment of deferred leasing costs                   (1,150,682)         (455,262)    (561,373)   (454,215)          (130,488)
Other liabilities                                    1,373,979           606,517      466,850      39,941            365,452
                                                 -----------------------------------------------------------------------------------
Net cash provided by operating activities            6,603,161         5,305,789    5,649,507   1,977,299          1,568,790
                                                 -----------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of properties                             (18,689,351)      (40,771,276) (47,838,629)(18,196,369)       (17,327,393)
Payment of tenant and building improvement costs    (3,008,552)       (1,868,627)  (2,861,135) (2,296,522)          (230,788)
Decrease (increase) in earnest money deposits          750,000                       (950,000)
                                                 -----------------------------------------------------------------------------------
Net cash used by investing activities              (20,947,903)      (42,639,903) (51,649,764)(20,492,891)       (17,558,181)
                                                 -----------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of preferred stock                      735
Proceeds from sale of common stock                  17,594,115        15,838,513   20,628,232   6,734,492         14,070,195
Payment of stock offering costs                     (2,807,617)       (1,391,230)  (1,801,002)   (764,880)          (624,488)
Proceeds from exercise of stock options              1,947,764                        322,895
Proceeds from bank and mortgage loans payable        3,349,220        25,180,000   27,503,148  12,500,000          3,800,000
Distributions/ dividends                            (4,435,554)       (2,650,050)  (3,523,211) (1,863,438)          (498,210)
Distributions/dividends reinvested                                     1,863,039    2,609,016   1,526,751            429,429
Purchase of treasury stock                                               (64,748)    (155,411)
Payment of mortgage notes and bonds                   (660,957)         (588,812)    (740,996)   (322,170)           (22,812)
Payment of deferred financing costs                   (694,331)         (164,568)    (216,280)   (390,868)          (132,625)
Acquisition of Advisor                                (435,154)
                                                  ----------------------------------------------------------------------------------
Net cash provided by financing activities           13,858,221        38,022,144   44,626,391  17,419,887         17,021,489
                                                  ----------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                          (486,521)          688,030   (1,373,866) (1,095,705)         1,032,098
Cash and cash equivalents, beginning of period       1,302,728         2,676,594    2,676,594   3,772,299          2,740,201
                                                  ----------------------------------------------------------------------------------
Cash and cash equivalents, end of period              $816,207        $3,364,624   $1,302,728  $2,676,594         $3,772,299
                                                  ==================================================================================

Supplemental disclosure of cash flow:
Interest paid                                       $2,732,582        $1,257,465   $2,311,568    $896,270            $72,993
                                                  ==================================================================================
Income taxes paid                                                                                                     $3,424
                                                  ==================================================================================

Non cash financing transactions
Bonds payable assumed with purchase of property                       $5,590,000   $5,590,000
                                                  ==================================================================================
Issuance of shares to acquire advisor               $1,350,000
                                                  ==================================================================================
Restricted stock awards                               $480,000
                                                  ==================================================================================
Employee stock loans                                $1,247,351
                                                  ==================================================================================

The accompanying notes are an integral part of these financial statements.

                             GREAT LAKES REIT, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies

Nature of Activities

Great Lakes REIT, Inc., ( the "Company") a Maryland corporation, was formed on June 22, 1992 to invest in income-producing real property. The principal business of the Company is the ownership, management, leasing, renovation, and acquisition of suburban office and industrial properties located in the Midwest. At September 30, 1996, the Company owns and operates twenty properties located in suburban areas of Chicago, Detroit, Milwaukee, Cincinnati, Columbus, and Minneapolis. The Company leases office and industrial space to over 200 tenants in a variety of businesses.

Basis of Presentation

The balance sheet as of September 30, 1996, the statement of changes in stockholders' equity for the nine months ended September 30, 1996, and the statements of income and cash flows for the nine months ended September 30, 1996 and 1995 and related footnote disclosures are unaudited but, in the opinion of management, contain all adjustments, which are normal and recurring, necessary for a fair presentation of financial condition and results of operations.

Properties

Costs incurred for the acquisition, development, construction and improvement of properties are capitalized. Certain costs of yet-to-be acquired properties, including deposits and professional fees, are capitalized as other assets. These costs are subsequently capitalized as property acquisition costs or charged to expense when it becomes apparent that acquisition of a particular property is not probable. Maintenance and repairs are charged to expenses when incurred.

Depreciation of buildings is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years. Depreciation of tenant improvements is computed using the straight-line method over the shorter of the lease term or useful life. For the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994, and 1993 depreciation expense amounted to $2,191,068, $1,046,035, $1,665,730, $667,509 and $149,605,
respectively.

At December 31, 1994, properties were carried at cost, which was not in excess of net realizable value as determined by Company management. In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", under which the Company would be required to recognize impairment losses for its properties when indicators of impairment are present and a property's expected undiscounted cash flows are not sufficient to recover the property's carrying amount. The Company adopted Statement No. 121 in the fourth quarter of 1995 effective January 1, 1995 with no effect on the financial statements.

Deferred Costs

Deferred costs consist principally of financing fees and leasing commissions which are amortized over the terms of the respective agreements.

Revenue Recognition

Minimum rentals are recognized on a straight-line basis over the term of the related leases. Additional rents from expense reimbursements for common area maintenance expenses and real estate taxes are recognized in the period in which the related expenses are incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 1996, December 31, 1995 and 1994, the Company had $203,023, $1,300,265 and
$2,501,150, respectively, in a money market fund.

Income Taxes

The Company has elected to be treated as a real estate investment trust under the applicable provisions of the Internal Revenue Code. In order to qualify as a real estate investment trust, the Company is required to distribute to stockholders at least 95% of its taxable income and to meet certain asset and income tests as well as certain other requirements. Accordingly, no provision for income taxes has been reflected in the financial statements. The carrying amount of tenant improvements in the accompanying balance sheet at December 31, 1995 is $528,000 less than the carrying amount for Federal income tax purposes.

Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. Such reclassifications did not affect the results of operations.

2. Deferred Costs

Deferred costs consisted of the following at September 30, 1996 and December 31, 1995 and 1994:


                        1996            1995        1994
Deferred financing      $1,222,044    $739,773      $523,493
costs
Deferred leasing         2,296,758   1,146,076       584,703
costs                    ---------   ---------       -------

                         3,518,802   1,885,849     1,108,196
Less accumulated           693,577     393,700       104,545
amortization               -------     -------       -------

                        $2,825,255  $1,492,149    $1,003,651
                        ==========  ==========    ==========

During the nine months ended September 30, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993 amortization of financing costs was $271,775, $62,911, $130,500, $33,744 and $2,925, respectively and amortization of leasing costs was $242,997, $105,621, $158,655, $60,031 and $7,845, respectively.

3.       Long-Term Debt

Mortgage notes payable aggregated $18,158,065, $18,634,022 and $15,955,018 at September 30, 1996, December 31, 1995 and 1994, respectively. The mortgage notes payable require monthly payments of principal and interest and mature at various dates through 2009. Interest rates at September 30, 1996 and December 31, 1995 ranged from 7.875% to 8.95%.

In 1995 the Company acquired an office building located in Minneapolis, Minnesota subject to Variable Rate Demand commercial Development Revenue Bonds (the Bonds) issued by the City of Minneapolis with an outstanding principal amount of $5,235,000 and $5,420,000 at September 30, 1996 and December 31, 1995,
respectively. The Company has obtained a bank letter of credit to secure repayment of the Bonds in an amount of approximately $5.7 million. The Company has guaranteed repayment of the letter of credit to the issuing bank as well as granted the issuing bank a first mortgage on the property. The interest rate on the bonds (3.85% per annum at September 30, 1996 and 5.3% per annum at December 31, 1995) is reset weekly by the bond placement agent. The bonds mature June 1, 2009 and require the Company to make annual principal payments on June 1 of each year at a stipulated amount so that the bonds will be fully retired on June 1, 2009.

As of December 31, 1995, the following is a summary of principal maturities of mortgage notes and bonds payable over the next five years:

Year Ending
December 31,                           Amount
   1996                             $ 826,851
   1997                               902,387
   1998                               987,742
   1999                             1,053,335
   2000                             3,992,522

The Company has obtained lines of credit from banks aggregating $55 million at September 30, 1996. The borrowings under the lines of credit are limited by certain loan-to-value covenants related to the Company's properties. At September 30, 1996, amounts outstanding were $27,602,368 on the $50 million line of credit and none on the $5 million line of credit. Interest accrues on the $50 million line of credit at LIBOR plus 1.875% per annum (7.5% at September 30, 1996). Interest accrues on the $5 million line of credit at prime plus 0.5% per annum. The amounts outstanding at September 30, 1996, are due April 12, 1998. In December 1996, the Company increased its $50 million bank line of credit to $75 million to partially finance the acquisition of properties acquired in December 1996.

The Company had obtained at December 31, 1995, a line of credit from a bank in an amount of $25 million. The line of credit was limited by certain loan-to-value covenants related to the Company's properties. At December 31, 1995, the amount outstanding was $24,253,148. Interest accrued on the amounts outstanding under the line of credit at the Bank's prime rate of interest plus 0.5% per annum (9.0% per annum at December 31, 1995). Amounts outstanding under this line of credit were refinanced in 1996 with the $50 million line of credit described above.

At September 30, 1996, and December 31, 1995, properties with a carrying amount of approximately $95.8 million and $85.2 million respectively, were pledged as collateral under the various debt agreements.

4. Dividend Reinvestment and Share Redemption Plans

The Company had established a dividend reinvestment plan whereby shareholders were able to reinvest dividends and receive additional shares of the Company priced at the Net Asset Value per share, as defined in the dividend reinvestment plan, as set by the Board of Directors. Subsequent to December 31, 1995, the Company suspended the dividend reinvestment plan.

Shareholders have the right to redeem their shares at the then Net Asset Value per share (as defined) subject to approval of the Board of Directors and certain other limitations. As of December 31, 1995, the aggregate amount subject to share redemptions was approximately $4.6 million. During the year ended December 31, 1995, 12,951 shares were redeemed at a cost of $155,411.

5. Related Parties

On April 1, 1996, the Company acquired all the outstanding shares of Equity Partners Ltd. ("the Advisor") in exchange for 100,000 of its common shares ("the Merger"). The Merger has been accounted for as a purchase. Of the total purchase price of $1,565,726, $1,273,307 was assigned to the contracts between the Advisor and the Company, $76,693 to the net tangible assets of the Advisor acquired by the Company, and $215,726 to goodwill. As the contracts between the Advisor and the Company were terminated as a result of the Merger, the amount allocated to the contracts has been charged to contract termination expense in the income statement for the nine months ended September 30, 1996. As of April 1, 1996, the Company employed the employees of the Advisor and is now self-managed and self-advised. Certain employees of the Advisor received 40,000 restricted shares of the Company's common stock. Certain restricted shares (30,000 shares) vest to the recipients in equal amounts on April 1, 1997 and April 1, 1998 provided the recipients are still employed by the Company. The other restricted shares (10,000 shares) vest 25% on May 1, 1999 and 25% on May 1 of the next three years (2000-2002) provided the recipient is still employed by the Company. The fair value of the restricted shares at dates of grant ($480,000) was deferred and is being recognized as compensation expense over the vesting periods.

The following fees have been paid to Equity Partners Ltd., (the "Advisor") or affiliates. Two directors of the Company were owners of the Advisor.

                     Paid               Paid                Paid                Paid                Payable at
                     1996               1995                1994                1993                December 31, 1995

Property             $87,731            $715,275            $93,045             $441,982            $71,981
acquisition
 fees
Stock                6,481               125,266             42,551              --                   6,481
offering
fees

                                                        104



Stock                --                  217,046             67,065              --                  --
selling
commissions (a)
Advisory             278,006             630,664            294,530              64,904              14,341
fees (b)
Property             282,094             564,369            273,671              41,238              --
management
fees (b)
Construction         120,136              73,549             67,525               8,471               --
management
fees
Other,               21,484               30,703             19,781               9,725               --
 primarily
 legal fees


(a) Selling commissions were paid to owners and/or employees of the Advisor who are registered representatives.

(b) Advisory fees are classified as general and administrative expenses in these financial statements. Property management fees are classified as property operating expenses in these financial statements.

Certain computer hardware and software owned by the Company was leased to the Advisor under a five year lease which would have expired April 1, 1999. Semi-annual rental payments of $9,103 were made to the Company from the Advisor until the lease agreement was terminated on the date of the Merger.

6. Stock Options

As of December 31, 1995, the Company had two stock option plans, the Plan for Independent Directors and Brokers, and the Advisor Stock Option Plan. Under the plans, options have been granted to purchase shares at values which have been determined to be fair market value on the date of grant. In connection with the acquisition of the Advisor, the Advisor Stock Option Plan was canceled, and currently options under the other plan are only granted to independent Directors. At September 30, 1996, and December 31, 1995, options on 190,590 and 232,014 shares respectively, were available for future grant.

In September, 1996, the Company adopted the 1996 Incentive Stock Option Plan (the"1996 Plan") which authorizes the issuance of up to 500,000 shares of the Company's common stock to key employees. In September 1996, 94,000 options on shares were granted to certain employees under the 1996 Plan. The exercise price of these options is $13 per share, the fair value of the Company's common stock as determined by the Board of Directors at the date of grant. Accordingly, no compensation expense has been recognized for the nine months ended September 30, 1996. These options have a term of ten years and vest in equal installments over a three year period commencing on the first anniversary date of the grant.

A summary of the Company's stock option activity and related information for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, and 1993 is as follows:

              1996              1996         1995           1995         1994         1994         1993         1993
              Options           Weighted     Options        Weighted     Options      Weighted     Options
Weighted
                                Average                     Average                   Average                   Average
                                Exercise                    Exercise                  Exercise                  Exercise
                                 Price                       Price                     Price                     Price

Balance       735,576           $11.02       451,129        $10.09       375,979        $9.96         2,000
$9.50
1/1
Granted       135,424           $12.69       316,857        $12.24        75,150       $10.75       373,979
$9.97
Exercised    (302,337)          $10.68       (32,410)       $9.96        -            -            -            -
Balance,      568,663           $11.60       735,576        $11.02       451,129       $10.09       375,979
$9.96
 end of
 period
Exercis       474,663                        735,576                     451,129                    379,979
able

The weighted average fair value of options granted in 1996 where the stock price equals the exercise price is $0.13 per share. The weighted average fair value of options granted in 1995 where the stock price equals the exercise price at date of grant is $0.12 per share. The weighted average fair value of options granted in 1995 where the stock price is less than the exercise price at the date of grant is $0.02 per share. The weighted average life of options outstanding at September 30, 1996 was 5.77 years.

Pro forma information regarding net income and earnings per share is required by FASB Statement 123 "Accounting for Stock Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1993 to 1996: risk-free interest rates of 6%; dividend yields of 9%; volatility factors of the expected market price of the Company's common stock of 0.8%; and a weighted-average expected life of the options of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of Pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows for the nine months ended September 30, 1996 and the year ended December 31, 1995:


                                1996        1995
Pro forma net income      $1,608,929   $3,178,067
Pro forma earnings per
common share and common        $0.32       $0.87
share equivalent


In September 1996, the Company adopted a limited purpose employee loan program whereby employees may borrow up to 90% of the cost of exercising stock options held by the employee. Such loans bear interest at LIBOR plus 2.375% per annum payable quarterly, are recourse to the employees, have a term of five years provided the employee remains employed by the Company, and are secured by a pledge of the stock acquired by the employee through this program. As of September 30, 1996, employees had acquired 119,892 shares through this program with outstanding loan amounts of $1,247,351 due the Company. Such amount is reflected as a reduction of stockholders' equity until the loans are repaid.

7. Stock Offering

In August 1996, the Company completed an agreement to sell 3,867,000 of its common shares at $13 per share and issue 210,128 preferred shares (the "1996 Offering"). The preferred shares carry no dividend or voting rights, and shall be converted to common shares on a one-for-one basis or canceled, depending on the Company's attainment of certain objectives related to the timing, pricing and size of a public offering of additional common shares by September 30, 1998.

In connection with the 1996 Offering, the Company issued 1,353,450 common shares and 73,548 preferred shares in August 1996 and received $14,787,232 (net of offering costs of $2,807,617); the Company issued 1,353,450 common shares and 73,548 preferred shares in October 1996, and received proceeds of $17,594,850; and the Company issued 1,160,100 common shares and 63,032 preferred shares in November 1996, and received proceeds of $15,021,674 (net of offering costs of $59,653).

8. Leases

The Company leases office and industrial properties to tenants under noncancelable operating leases that expire at various dates through 2006. The lease agreements typically provide for a specific monthly payment plus reimbursement of certain operating expenses. The following is a summary of minimum future rental revenue under noncancelable operating leases:

Year Ending
December 31,
1996........................................  $16,536,640
1997........................................   14,894,579
1998........................................   12,193,802
1999........................................    9,427,421
2000........................................    6,868,428
Thereafter..................................   10,333,351
                                               ----------
                                              $70,254,221
                                              ===========


Minimum future rentals do not include amounts which are received from tenants as a reimbursement of property operating expenses.


9. Distributions/Dividends

The Company declared periodic distributions/dividends of $4,435,554, $3,900,456, $1,920,436 and $568,531 to stockholders of record during the nine months ended September 30, 1996, and the calendar years 1995, 1994 and 1993, respectively.

Of the $3,900,456 and $1,920,436 of distributions/dividends for 1995 and 1994, $504,564 and $127,319 were paid in January of the next calendar year, respectively. The Company has determined the stockholders' treatment for Federal income tax purposes to be as follows:

                                   1995               1994                1993
Ordinary income              $3,410,249          $1,785,429          $ 533,347
Return of capital               490,207             135,007             35,184
Total                        $3,900,456          $1,920,436          $ 568,531

10.      Property Acquisitions

The following properties were acquired in 1996, 1995 and 1994 and the results of their operations are included in the statements of income from their respective dates of acquisition.

                                                   Total Acquisition Price
Location                 Date Acquired       1996             1995          1994

Wood Dale, IL               1-31-94                                     $5,310,289
Brookfield, WI              6-24-94                                      6,564,742
175 E. Hawthorn Pky
Vernon Hills, IL            9-30-94                                      6,321,338
2800 River Road
Des Plaines, IL             2-9-95                           $4,761,053
Minneapolis, MN             5-4-95                            8,190,374
Mt. Prospect, IL            8-22-95                           5,402,526
Southfield, MI              8-29-95                          12,756,163
One Park Plaza
Milwaukee, WI               9-29-95                          15,675,908
Oak Brook, IL               11-28-95                          1,760,930
565 Lakeview Pky
Vernon Hills, IL            12-27-95                          4,881,675
Schaumburg, IL              1-1-96            $1,081,911
Springdale, OH              4-17-96            6,145,650
Lincolnshire, IL            7-24-96            2,840,378
Dublin, OH                  9-25-96            8,382,208

                                                        109

11. Subsequent Events (unaudited)

As discussed in Note 7, the Company has completed several common and preferred stock offerings in October and November 1996.

On November 1, 1996, the Company acquired two single story office/office service center buildings in Downers Grove, Illinois for a contract price of $9,162,500.

On November 8, 1996, the Company acquired two three-story office buildings in West Allis, Wisconsin for a contract price of $8,000,000.

On November 22, 1996, the Company acquired a three story office building in Troy, Michigan for a contract price of $16,000,000.

On December 13, 1996, the Company acquired a four story office building in St. Paul, Minnesota for a contract price of $14,300,000.

On December 18, 1996, the Company acquired a three story office building in Southfield, Michigan for a contract price of $7,275,000.

On December 27, 1996, the Company acquired a thirteen story office building located in Schaumburg, Illinois for a contract price of $24,000,000.

In October 1996, the Company sold its building located at 10 Oak Hollow, Southfield, Michigan for a contract price of $9,300,000 resulting in a gain on sale of approximately $2.2 million. The proceeds from the sale were invested in another property via a tax free exchange.

In December 1996, the Company sold its property located at 830 West End Court in Vernon Hills, Illinois for a contract price of $2,778,000 resulting in a gain on sale of approximately $800,000. Long term debt in an amount of $930,000 was retired concurrent with the sale. The proceeds from the sale were invested in another property via a tax free exchange.

Pro Forma Financial Statements

The unaudited Pro forma statements of income for the nine months ended
September 30, 1996, and the year ended December 31, 1995, present the results of operations as if the Merger and the 1996 and 1995 property acquisitions had occurred at the beginning of 1995. The unaudited Pro forma balance sheet as of September 30, 1996, gives effect to the property acquisitions and dispositions and the issuance of common and preferred stock subsequent to that date. The unaudited Pro forma financial staements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming the above events would have been consummated as of the dates indicated nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

Great Lakes REIT
Pro forma Balance Sheet (unaudited)
                                             09/30/96       Property       Property      Sale of      Pro forma
                                             (unaudited)    Acquisitions   Dispositions    Stock      9/30/96
                                             (1)            (2)            (3)            (4)

Assets
Properties:
Land                                         $21,491,500    13,978,940      (1,877,500)               $33,592,940
Buildings, improvements, and equipment        94,623,932    65,005,600      (7,009,119)               152,620,413
Less accumulated depreciation                  4,673,912                      (323,340)                 4,350,572

                                        ---------------------------------------------------------------------------
                                             111,441,520    78,984,540      (8,563,279)              181,862,781
Cash and cash equivalents                        816,207   (24,197,417)     10,678,345   15,066,497    2,363,632
Real estate tax escrows                          753,197                        21,321                   774,518
Rents receivable                               1,434,547                        (3,191)                1,431,356
Deferred costs                                 2,825,225                      (172,956)                2,652,269
Other assets                                     451,702      (199,110)                                  252,592
                                        ---------------------------------------------------------------------------

Total assets                                $117,722,398    $54,588,013     $1,960,240  $15,066,497 $189,337,148
                                        ===========================================================================

Liabilities and stockholders' equity

Bank loan payable                            $27,602,368     52,100,000                 (17,550,000) $62,152,368

                                                        111


Mortgage loans payable                        18,158,065                      (929,671)               17,228,394
Bonds payable                                  5,235,000                                               5,235,000
Accounts payable and accrued liabilities         911,960        428,329        (16,120)
1,324,169
Accrued real estate taxes                      2,905,317      1,855,395        (43,021)                4,717,691
Prepaid rent                                     690,081                       (58,550)                  631,531
Security deposits                                424,661        204,289        (19,675)                  609,275
Distributions/dividends payable                1,638,881                                               1,638,881

                                        ---------------------------------------------------------------------------

Total liabilities                             57,566,333     54,588,013     (1,067,037) (17,550,000)  93,537,309

                                        ---------------------------------------------------------------------------

Preferred stock ($0.01 par value,                    735                                      1,366        2,101
 10,000,000 authorized, 210,128 issued)
Common stock ($0.01 par value,                    63,167                                     25,136       88,303
 20,000,000 authorized; 8,830,213 issued
 in 1996)
Paid-in-capital                               65,435,578                                 32,589,995   98,025,573
Distributions in excess of accumulated
 earnings                                     (3,607,528)                    3,027,277                  (580,251)
Employee stock loans                          (1,247,351)                                             (1,247,351)
Deferred compensation                           (333,125)                                               (333,125)
Treasury stock                                  (155,411)                                               (155,411)

                                        ----------------------------------------------------------------------------
Total stockholders' equity                    60,156,065                     3,027,277   32,616,497   95,799,839

                                        -----------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity  $117,722,398    $54,588,013     $1,960,240  $15,066,497 $189,337,148
                                        =============================================================================

See notes to Pro forma balance sheet.

GREAT LAKES REIT, INC.
Notes to Pro forma Balance Sheet
September 30, 1996
(unaudited)

1. Represents the historical financial position of the Company at September 30, 1996.

2. Represents the purchase prices paid for properties acquired subsequent to September 30, 1996, net of any other assets acquired and liabilities assumed in connection with such acquisitions. The purchases were funded from the dispositon proceeds of properties sold subsequent to September 30, 1996, the net proceeds from the 1996 Stock Offering received subsequent to September 30, 1996, and from proceeds from the Company's bank line of credit.

3. Represents the historical assets and liabilities as of September 30, 1996, of properties sold subsequent to September 30, 1996.

4. Represents the net proceeds from the 1996 Stock Offering received subsequent to September 30, 1996. See note 7 to September 30, 1996 financial statements.

5. The Operating Partnership described elsewhere in this Registration Statement will have no impact on the Pro forma balance sheet presented here.

Great Lakes REIT, Inc.
Pro forma Statement of Income (unaudited)
                                    Nine months       Equity        Property       Property       Pro forma       Pro Forma
                                    ended 9/30/96     Partners      Acquisitions   Dispositions   Adjustments     Nine Months
                                    (unaudited)(1)     (1)            (2)            (3)                          ended 9/30/96

Revenues
Rental                              $17,534,220                      $12,136,248    ($1,524,849)                   $28,145,619
Interest                                 78,366            567,620                                   (555,619)(4)       90,367
                                   ------------------------------------------------------------------------------------------------
Total revenues                       17,612,586            567,620    12,136,248     (1,524,849)     (555,619)      28,235,986

                                   ------------------------------------------------------------------------------------------------
                                                        113

Expenses
Real estate taxes                     2,907,224                        2,350,311       (143,677)                     5,113,858
Other property operating              4,691,157            144,436     3,621,010       (545,190)     (286,031)(5)   7,625,382
General and administrative            1,533,972            245,930                                   (193,706)(5)   1,586,196
Interest                              2,865,533              5,568                      (55,953)    1,939,761 (7)   4,754,909
Depreciation and amortization         2,727,414              6,357     1,394,079       (179,351)        2,345 (6)   3,950,844
Contract termination                  1,273,307                                                    (1,273,307)(8)
                                   ------------------------------------------------------------------------------------------------
Total expenses                       15,998,607            402,291     7,365,400       (924,171)      189,062      23,031,189
                                   ------------------------------------------------------------------------------------------------
Net income                           $1,613,979           $165,329    $4,770,848      ($600,678)     (744,681)    $ 5,204,797
                                   ================================================================================================

Earnings per common share and
 common share equivalent                  $0.32                                                                         $0.59
                                   ===================                                                         ====================

Weighted average number of
 common shares and common
 share equivalents outstanding        5,081,833                                                                     8,876,974
                                    ===================                                                        ====================


                                                        114


See notes to Pro Forma statements of income.

Great Lakes REIT, Inc.
Pro Forma Statement of Income
(unaudited)

                                   Year            Equity      Property      Property       Pro Forma        Pro Forma
                                   ended 12/31/95  Partners    Acquisitions  Dispositions   Adjustments      Year ended 12/31/95
                                        (1)            (1)       (2)            (3)

Revenues
Rental                             $14,765,108                   20,432,615      (894,977)                   34,302,746
Interest                               200,818     2,519,443              0             0    (2,414,749)(4)     305,512
                              -------------------------------------------------------------------------------------------------
Total revenues                      14,965,926     2,519,443     20,432,615      (894,977)   (2,414,749)     34,608,258

                              -------------------------------------------------------------------------------------------------

Expenses
Real estate taxes                    2,624,588                    4,320,448      (101,877)                    6,843,159
Other property operating             3,967,543       378,389      6,423,511      (207,710)     (701,637)(5)   9,860,096
General and administrative             922,652     1,107,470              0             0      (626,818)(5) 1,403,304
Interest                             2,296,457         1,637         69,800       (77,391)    4,048,786 (7) 6,339,289
Depreciation and amortization        1,954,885        25,430      2,580,926      (133,943)        9,773 (6)   4,437,071
Contract termination                                                                                    (8)
                              -------------------------------------------------------------------------------------------------

Total expenses                      11,766,125     1,512,926    13,394,685       (520,921)    2,730,104      28,882,919
                              -------------------------------------------------------------------------------------------------

                                                       115

Net income                          $3,199,801    $1,006,517    $7,037,930       ($374,056) ($5,144,853)     $5,725,339

                              =================================================================================================

Earnings per common share and            $0.88                                                                    $0.64
                                   ====================                                                     ===================
 common share equivalents
Weighted average number of
 common shares and common            3,650,133                                                                8,876,974
                                   ====================                                                     ===================


See notes to Pro Forma statements of income.

GREAT LAKES REIT,INC.
Notes to Pro Forma Income Statements
For the Nine Months Ended September 30, 1996 and
For the Year Ended December 31, 1995
(unaudited)

1. Represents the historical operations of the Company and Equity Partners Ltd. for the periods described.

2. Represents the historical operations of properties acquired during 1995 and 1996 as if the properties were acquired by the Company at the beginning of 1995. Depreciation is computed on a straight-line basis over 40 years based on the purchase price paid by the Company for the properties.

3. Represents the actual historical results of the properties disposed of subsequent to September 30, 1996 for the periods presented.

4. Income earned by Equity Partners from the Company is eliminated from the Pro forma income statements:

                                       1996          1995
Acquisition fees                    $15,750      $787,256
Advisory fees                       253,494       626,818
Property management fees            214,823       564,369
Construction fees                                 136,907
Offering service fees                             131,748
Other                                71,552       167,651
                                     ------       -------
                                   $555,619    $2,414,749
                                   ========    ==========

Amounts not eliminated represent income earned by Equity Partners from third parties which would have been earned by the Company had the Merger occurred at the beginning of 1995.

5. Expenses incurred by the Company which are paid to Equity Partners are eliminated from the Pro forma income statements:

                                         1995            1996
Property management fees             $564,369        $214,823
Maintenance costs                     137,268          71,208
                                      -------          ------
Total property operating costs       $701,637        $286,031
                                     ========        ========

General and administrative costs:
Advisory fees                        $626,818        $193,706
                                     ========        ========

Total property operating costs paid by the Company to Equity Partners for the nine months ended September 30, 1996 and the year ended December 31, 1995 exceeded the actual costs incurred by Equity Partners for these periods.

6. Acquisition, construction, and certain other fees paid by the Company to Equity Partners were capitalized by the Company into buildings and improvements. If the Merger had occurred January 1, 1995, these fees would not have been incurred and depreciation and amortization expenses would have decreased by $8,441 and $33,372 in 1996 and 1995 respectively. Costs incurred by Equity Partners for acquisition and construction activites during 1996 and 1995 are primarily salary costs and are reflected as general and administrative expenses in the historical operations of Equity Partners.

Goodwill amortization is increased by $10,786 and $43,145 in 1996 and 1995, respectively, as the Merger is assumed to occur on January 1,1995 in these Pro forma income statements.

7. Interest expense in 1996 and 1995 is increased by $4,048,786 in 1995 and $1,939,761 in 1996 which represents the increased interest expense that would have been incurred as the Company is assumed to have approximately $62.1 million of bank loans payable outstanding during 1995 and 1996. The interest rate used to calculate the Pro forma interest expense adjustment is 7.5% per annum, the actual interest rate on the loan at September 30, 1996.

8. The Pro forma statements of income for 1996 and 1995 exclude the contract termination expenses of $1,273,307 incurred in connection with the Merger. See note 5 to the Notes to Financial Statements.

9. The establishment of the Operating Partnership described elsewhere in this Registration Statement would have had no effect on these Pro forma income statements.











Statement of Revenue and Certain Expenses

565 Lakeview Parkway

November 30, 1995
with Report of Independent Auditors

                 REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of 565 Lakeview Parkway (the Property) as described in Note 2 for the year ended November 30, 1995. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended November 30, 1995, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP

July 3, 1996
Chicago, Illinois

                              565 LAKEVIEW PARKWAY

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES


                         Year Ended               December 1, 1995
                         November 30,        to December 26, 1995
                         1995                (unaudited)

Revenue
Base rents                    $422,984            $44,316
Tenant reimbursements          102,367             12,128
                               -------             ------
Total revenue                  525,351             56,444
                               -------             ------


Expenses
Real estate taxes               89,995              8,093
General operating               44,672              8,094
Utilities                       22,489              2,638
Cleaning and landscaping        19,455              1,266
Repairs and maintenance          6,207                741
Insurance                       25,900              2,158
Management fee                  16,485              1,693
                                ------              -----
Total expenses                 225,203             24,683
                               -------             ------

Revenue in excess of
   certain expenses           $300,148            $31,761
                              ========            =======



See accompanying notes.
                                                        120

565 LAKEVIEW PARKWAY

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of 565 Lakeview Parkway (the Property). The Property was acquired on December 27, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Collin Equities, Inc.

As of November 30 1995, the Property was 64% leased with three tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
                                                        121

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Note 4  Management Agreement

During the year ended November 30, 1995, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 3% of gross operating receipts.














Statement of Revenue and
Certain Expenses

Kensington Corporate Center

March 31, 1995
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of Kensington Corporate Center (the Property) as described in Note 2 for the year ended March 31, 1995. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended March 31, 1995, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP



July 25, 1996
Chicago, Illinois

KENSINGTON CORPORATE CENTER

STATEMENT OF REVENUE AND CERTAIN EXPENSES


                                      Year Ended            April 1, 1995
                                    March 31,1995           to August 21, 1995
                                                            (unaudited)

Revenue
Base rents                      $  745,376                    $394,909
Tenant reimbursements              695,869                     360,591
                                   -------                     -------
Total revenue                    1,441,245                     755,500
                                 ---------                     -------


Expenses
Real estate taxes                  459,800                     306,944
General operating                   35,156                      18,963
Utilities                           70,041                      29,839
Cleaning and contract services     126,191                      29,615
Repairs and maintenance             94,983                      27,034
Management fee                      84,940                      31,142
Insurance                            8,364                       2,149
                                     -----                       -----
Total expenses                     879,475                     445,686
                                   -------                     -------

Revenue in excess of
  certain expenses               $ 561,770                    $309,814
                                 =========                    ========

See accompanying notes.

                          KENSINGTON CORPORATE CENTER

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of Kensington Corporate Center (the Property). The Property was acquired on August 22, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Opus North Corporation.

As of March 31, 1995, the Property was 85% leased with three tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 68% of the space at the Property is leased to a single tenant and approximately 76% of the Property s total rental income recognized during the year ended March 31, 1995, related to this tenant. The lease expires in 1998.

Note 4  Related Parties

During the year ended March 31, 1995, the Property was managed by a wholly owned subsidiary of Opus North Corporation. The management agreement provided for an annual fee of 5% of gross operating receipts.












Combined Statement of Revenue and
Certain Expenses

10 Oak Hollow and
Oak Hollow Gateway

December 31, 1994
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Combined Statement of Revenue and Certain Expenses of 10 Oak Hollow and Oak Hollow Gateway (the Properties) as described in Note 2 for the year ended December 31, 1994. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP


August 5, 1996
Chicago, Illinois




                               10 OAK HOLLOW AND
                               OAK HOLLOW GATEWAY

               COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES


                                      Year Ended              January 1, 1995
                                     December 31,          to August 29, 1995
                                         1994                  (unaudited)


Base rents                      $2,150,972                  $1,440,160
Tenant reimbursements              153,314                      87,368
                                   -------                      ------
Total revenue                    2,304,286                   1,527,528
                                 ---------                   ---------


Expenses
Real estate taxes                  349,514                     154,157
General operating                  153,657                     131,907
Utilities                          397,539                     251,048
Cleaning, landscaping
   and contracts                   199,129                     140,811
Repairs and maintenance             98,655                      68,620
Insurance                           19,257                      10,434
Management fee                      93,426                      61,442
                                    ------                      ------
Total expenses                   1,311,177                     818,419
                                 ---------                     -------
Revenue in excess of
certain expenses               $  993,109                   $  709,109
                               ==========                   ==========


See accompanying notes.

10 OAK HOLLOW AND
OAK HOLLOW GATEWAY

NOTES TO COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Combined Statement of Revenue and Certain Expenses relates to the operations of 10 Oak Hollow and Oak Hollow Gateway (the Properties). The Properties were acquired on August 29, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Properties were previously owned by Metropolitan Life Insurance Company.

As of December 31, 1994, 10 Oak Hollow and Oak Hollow Gateway, respectively, were 94% and 50% leased with nine tenants and six tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Properties for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Properties, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Combined Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Properties have entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 45% and 23% of the base rent recognized during 1994 at 10 Oak Hollow related to the Contract Interiors and Fireman's Fund Insurance Company leases, respectively. Approximately 26% of the base rent recognized during 1994 at Oak Hollow Gateway related to the Tokai Rika lease.

Note 4  Management Agreement

During the year ended December 31, 1994, the Properties were managed by a third-party management company. The management agreement provided for an annual fee of 4% of gross operating receipts.

Statement of Revenue and
Certain Expenses

One Park Plaza

December 31, 1994
with Report of Independent Auditors








REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of One Park Plaza (the Property) as described in Note 2 for the year ended December 31, 1994. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP



August 16, 1996
Chicago, Illinois



                          ONE PARK PLAZA

            STATEMENT OF REVENUE AND CERTAIN EXPENSES


                                      Year Ended      January 1, 1995
                                    December 31,      to Sep. 29, 1995
                                         1994              (unaudited)

Revenue
Base rents                      $2,218,398           $1,399,552
Tenant reimbursements              934,796              839,175
                                   -------              -------
Total revenue                    3,153,194            2,238,727
                                 ---------            ---------

Expenses
Real estate taxes                  561,280              517,816

General operating                  175,819              111,212
Utilities                          265,459              167,691
Cleaning and landscaping           241,864              183,503
Repairs and maintenance            255,468              152,703
Insurance                           31,252               27,645
Management fee                     110,920               46,894
                                   -------               ------
Total expenses                   1,642,062            1,207,464
                                 ---------            ---------

Revenue in excess of
 certain expenses               $1,511,132           $1,031,263
                                ==========            =========



See accompanying notes.


ONE PARK PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of One Park Plaza (the Property). The Property was acquired on September 29, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Metropolitan Life Insurance Company.

As of December 31, 1994, the Property was 77% leased with twenty tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 24%, 26%, and 25% of the base rent recognized during 1994 related to the Employers Insurance of Wausau, A.O. Smith Corporation, and Howard Needles Tammen & Bergendoff leases, respectively.

Note 4  Management Agreement

During the year ended December 31, 1994, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 3.5% of gross operating receipts.

Statement of Revenue and
Certain Expenses

University Office Plaza

December 31, 1994
with Report of Independent Auditors






REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of University Office Plaza (the Property) as described in Note 2 for the year ended December 31, 1994. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP


June 27, 1996
Chicago, Illinois


                     UNIVERSITY OFFICE PLAZA

            STATEMENT OF REVENUE AND CERTAIN EXPENSES


                                      Year Ended                January 1, 1995
                                     December 31,                 to May 3, 1995
                                         1994                     (unaudited)


Revenue
Base rents                      $1,085,448                    $ 389,774
Tenant reimbursements              676,463                      221,874
                                   -------                      -------
Total revenue                    1,761,911                      611,648
                                 ---------                      -------
Expenses
Real estate taxes                  318,912                       90,509
General operating                   76,597                       21,609
Utilities                          167,704                       44,395
Cleaning and landscaping            99,237                       30,643
Repairs and maintenance             61,718                       12,574
Management fee                      38,797                       13,759
Insurance                           13,607                        4,710
                                    ------                        -----
Total expenses                     776,572                      218,199
                                   -------                      -------

Revenue in excess of
  certain expenses              $  985,339                    $ 393,449
                                ==========                    =========



See accompanying notes.
                                                        136

UNIVERISTY OFFICE PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of University Office Plaza (the Property). The Property was acquired on May 4, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Health Association Center Limited Partnership.

As of December 31, 1994, the Property was 100% leased with ten tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and net interest expense, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Note 4  Management Agreement

During the year ended December 31, 1994, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 4% of base rental operating receipts.

Note 5  Related Parties

Approximately 78% of the space at the Property is leased to Health Partners, an affiliate of the previous owner, and approximately 79% of the Property s total rental income recognized during 1994 related to Health Partners. The Health Partners lease expires January 31, 2001.

SCHEDULE III        Real Estate and Accumulated Depreciation, December 31, 1995

                                              Initial Cost to the Company
                                              ---------------------------
                            Encumbrance         Land           Buildings &
                                                               Improvements
11100 Hampshire Ave.           $862,977     $310,000             $1,123,932
Bloomington, MN
601 Campus Dr.               $1,471,739     $900,000             $2,263,967
Arlington Heights, IL
11925 W. Lake Park Dr.       $1,202,117     $318,750             $1,819,058
Milwaukee, WI
3400 Dundee Road             $2,156,869     $607,500             $3,475,922
Northbrook, IL
830 West End Court             $961,213     $277,500             $1,575,984
Vernon Hills, IL
1011 Touhy Avenue            $2,533,586     $720,000             $3,932,248
Des Plaines, IL
160-185 Hansen Court         $2,813,307   $2,100,000             $3,210,289
Wood Dale, IL
150, 175, 250 Patrick        $3,422,479   $2,600,000             $3,964,742
Blvd.
Brookfield, WI
175 Hawthorn Parkway         $3,209,735   $1,600,000             $4,721,338
Vernon Hills, IL
2800 River Road                     (B)   $1,300,000             $3,461,053
Des Plaines, IL
2221 University Ave SE       $5,420,000   $1,100,000             $7,090,374
Minneapolis, MN
1660 Feehanville Dr                 (B)   $1,100,000             $4,302,526
Mount Prospect, IL
10 Oak Hollow & 24800               (B)   $3,000,000             $9,756,163
Denso Drive
Southfield, MI
11270 W. Park Place                 (B)     $940,000            $14,735,908
Milwaukee, WI
823 Commerce Drive                   -      $500,000             $1,260,930
Oak Brook, IL
565 Lakeview Parkway                (B)   $1,300,000             $3,581,675
Vernon Hills, IL
Totals                      $24,054,022  $18,673,750            $70,276,109


                             Costs Capitalized                                  Gross Amount at which

                             Subsequent to Acquisition                          Carried at Dec. 31, 1995

                                  Land           Buildings &                    Land          Buildings &       Total
                                                    Improvements                              Improvement

11100 Hampshire Ave.                     -                $5,873             $310,000          $1,129,805
$1,439,805
Bloomington, MN
601 Campus Dr.                           -              $712,832             $900,000          $2,976,799
$3,876,799
Arlington Heights, IL
11925 W. Lake Park Dr.                   -              $127,206             $318,750          $1,946,264
$2,265,014
Milwaukee, WI
3400 Dundee Road                         -              $659,242             $607,500          $4,135,164
$4,742,664
Northbrook, IL
830 West End Court                       -              $112,839             $277,500          $1,688,823
$1,966,323
Vernon Hills, IL
1011 Touhy Avenue                        -            $1,378,479             $720,000          $5,310,727
$6,030,727
Des Plaines, IL
160-185 Hansen Court                     -              $849,021           $2,100,000          $4,059,310
$6,159,310
Wood Dale, IL
150, 175, 250 Patrick                    -              $486,160           $2,600,000          $4,450,902
$7,050,902
Blvd.
Brookfield, WI
175 Hawthorn Parkway                     -              $398,086           $1,600,000          $5,119,424
$6,719,424
Vernon Hills, IL
2800 River Road                          -              $233,803           $1,300,000          $3,694,856

                                                        140


$4,994,856
Des Plaines, IL
2221 University Ave SE                   -               $20,408           $1,100,000          $7,110,782
$8,210,782
Minneapolis, MN
1660 Feehanville Dr.                     -                $2,400           $1,100,000          $4,304,926
$5,404,926
Mount Prospect, IL
10 Oak Hollow & 24800                    -              $306,214           $3,000,000         $10,062,377
$13,062,377
Denso Drive
Southfield, MI
11270 W. Park Place                      -               $33,007             $940,000         $14,768,915
$15,708,915
Milwaukee, WI
823 Commerce Drive Oak                   -                  $325             $500,000          $1,261,255
$1,761,255
Brook, IL
565 Lakeview Parkway                                    ($9,775)           $1,300,000          $3,571,900
$4,871,900
Vernon Hills, IL

Totals                                  $0            $5,316,120          $18,673,750         $75,592,229
$94,265,979

                              Accumulated       Date          Method of
                              Depreciation      Acquired      Depreciation
11100 Hampshire Ave.              $83,436          Jan-93          (A)
Bloomington, MN
601 Campus Dr.                   $306,751          May-93          (A)
Arlington Heights, IL
11925 W. Lake Park Dr.           $132,108          Jun-93          (A)
Milwaukee, WI
3400 Dundee Road                 $345,245          Oct-93          (A)
Northbrook, IL
830 West End Court               $112,436          Nov-93          (A)
Vernon Hills, IL
1011 Touhy Avenue                $265,556          Dec-93          (A)
Des Plaines, IL
160-185 Hansen Court             $291,214          Jan-94          (A)

Wood Dale, IL
150, 175, 250 Patrick Blvd.      $240,080          Jun-94          (A)
Brookfield, WI
175 Hawthorn Parkway             $214,723          Sep-94          (A)
Vernon Hills, IL
2800 River Road                   $95,916          Feb-95          (A)
Des Plaines, IL
2221 University Ave SE           $111,579          May-95          (A)
Minneapolis, MN
1660 Feehanville Dr.              $40,351          Aug-95          (A)
Mount Prospect, IL
10 Oak Hollow & 24800            $106,893          Aug-95          (A)
Denso Drive
Southfield, MI
11270 W. Park Place              $108,302          Sep-95          (A)
Milwaukee, WI
823 Commerce Drive Oak Brook, IL   $3,941          Nov-95          (A)
565 Lakeview Parkway               $3,656          Dec-95          (A)
Vernon Hills, IL
Total                          $2,462,187


(A) Depreciation of buildings is computed over a 40 year life on a straight line basis. Tenant improvements are depreciated over the shorter of the estimated useful life of the improvements or the term of the lease.

(B) These properties are pledged as security for the Company's line of credit which totalled $24,253,148 at December 31, 1995.

(C)  At  December  31,  1995,  the  aggregate  cost  of  land,  buildings,   and
improvements for Federal income tax purposes was approximately $94,266,000.

(D) Reconciliation of Real Estate Owned and Accumulated Depreciation


Real Estate Owned:

                                   1995          1994          1993
Balance beginning of year   $37,976,215   $17,558,181          --
Property acquisitions       $53,428,629   $18,196,369   $17,327,393
Additions                   $ 2,861,135   $ 2,221,665   $   230,788
Disposals                          --            --            --
Balance end of year         $94,265,979   $37,976,215   $17,558,181

Accumulated Depreciation:

                                   1995          1994          1993
Balance beginning of year   $   817,114       149,605          --
Depreciation expense        $ 1,645,073   $   667,509       149,605
Retirements                        --            --            --
Disposals                          --            --            --
Balance end of year         $ 2,462,187   $   817,114   $   149,605


                         Consent of Independent Auditors


We consent to the use of our reports indicated below in this Registration Statement (Form 10/A) of Great Lakes REIT, Inc.


                  Financial Statements                   Date of Auditors Report

Balance sheets of Great Lakes REIT, Inc. as of December
31, 1995 and 1994 and the related statements of income,
stockholders' equity and cash flows for each of the three
years in the period ended December 31, 1995                      April 24, 1996

Statement of Revenue and Certain Expenses of 565
Lakeview Parkway, Vernon Hills, Illinois, for the year
ended November 30, 1995                                            July 3, 1996

Statement of Revenue and Certain Expenses of One Park
Plaza, Milwaukee, Wisconsin, for the year ended December
31, 1994                                                        August 16, 1996

Statement of Revenue and Certain Expenses of No. 10 Oak
Hollow and Oak Hollow Gateway, Southfield, Michigan, for
the year ended December 31, 1994                                 August 5, 1996

Statement of Revenue and Certain Expenses of University
Office Plaza, Minneapolis, Minnesota, for the year ended
December 31, 1994                                                 June 27, 1996

Statement of Revenue and Certain Expenses of Kensington
Corporate Center, Mt. Prospect, Illinois, for the year ended
March 31, 1995                                                    July 25, 1996


Ernst & Young LLP




Chicago, Illinois
January 7, 1997


     ITEM 14. CHANGES IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS ON
ACCOUNTING AND
FINANCIAL DISCLOSURE

     For the year ended December 31, 1995, the Company selected Ernst & Young LLP as its independent accountant. For the years ended December 31, 1994 and 1993, the Company's independent accountant had been Coopers & Lybrand L.L.P.. The change in independent accountants was recommended by the Audit Committee of the Board of Directors of the Company and approved by the Board of Directors of the Company on August 14, 1995. The decision of the Board of Directors to dismiss Coopers & Lybrand L.L.P. was made notwithstanding that there were no disagreements with the Company's former independent accountant on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure for the two most recent fiscal years and the subsequent interim period preceding the dismissal. The opinion on the Company's financial statements for the years ended December 31, 1994 and 1993 expressed by the former independent accountant was unqualified. However, Coopers & Lybrand L.L.P. considered the reissuance and inclusion of its reports on the Company's 1993 and 1994 financial statements in this Form 10 as a new engagement, and has declined to accept this engagement. Therefore, the Company engaged Ernst & Young LLP to conduct audits of its financial statements for the years ended December 31, 1993 and 1994. The reports of Ernst & Young LLP regarding those years are included herein.

ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements:

List of all financial statements included herein: see index at Item 13

Exhibits:

Note: the page numbers listed below conform to the Form 10 filed April 28, 1996.


Exhibit             Description                                            Page
No.                                                                         No.
2.1      Merger Agreement dated January 26, 1996 between Great                *
         Lakes REIT, Inc. and Equity Partners Ltd.
3.1      Great Lakes REIT, Inc. Articles of Incorporation dated               *
         June 22, 1992
3.2      Articles of Merger Great Lakes REIT, Inc (survivor) and              *
         Equity Partners, Ltd. (merging out) dated April 1, 1996
3.3      By-Laws of Great Lakes REIT, Inc.                                   98
3.4      Articles Supplementary of Great Lakes REIT, Inc. (Incorporated       *
         by reference from the Company's Current Report on Form 8-K dated August 28, 1996 (the "8-K")
3.5      Amended and restated bylaws of Great Lakes REIT, Inc. dated          *
         December 5, 1996
4.1      Specimen of Certificate representing Shares of Common Stock
175
10.1     Advisory Agreement dated July 1, 1994 between Great                  *
         Lakes REIT, Inc. and Equity Partners Ltd.
10.2     Offering Services Agreement dated July 2, 1992 between               *
         Great Lakes REIT, Inc. and Equity Partners Ltd.
10.3     Offering Services Agreement dated July 1, 1994 between               *
         Great Lakes REIT, Inc. and Equity Partners Ltd.
10.4     Offering Services Agreement dated August 15, 1995                    *
         between Great Lakes REIT, Inc. and Equity Partners Ltd.
10.5     Managing Dealer & Wholesaling Agreement dated July 22,               *
         1994 between Great Lakes REIT, Inc. and Chauner Securities, Inc.
10.6     Managing Dealer & Wholesaling Agreement dated August 20,             *
         1995 between Great Lakes REIT, Inc. and Chauner Securities, Inc.
10.7     Agreement dated August 24, 1995 between Great Lakes                  *
         REIT, Inc. and EVEREN Securities, Inc. regarding
         offering services
10.8     Indemnification Escrow Agreement dated April 1, 1996                 *
         between Great Lakes REIT, Inc., Richard A. May, Richard
         L. Rasley, Tim A. Grodrian, and American National Bank

10.9(a)  Restricted Stock Agreement dated April 1, 1996 between               *
         Great Lakes REIT and Richard L. Rasley
10.9(b)  Restricted Stock Agreement dated April 1, 1996 between               *
         Great Lakes REIT and James Hicks
10.9(c)  Restricted Stock Agreement dated April 1, 1996 between               *
         Great Lakes REIT and Ray Braun
10.9(d)  Restricted Stock Agreement dated April 1, 1996 between               *
         Great Lakes REIT and Edith M. Scurto
10.9(e)  Restricted Stock Agreement dated April 1, 1996 between               *
         Great Lakes REIT and Brett R. Brown
10.10    Advisor Stock Option Plan of Great Lakes REIT, Inc.                  *
         dated July 2, 1992
10.11    Agreement dated August 24, 1995 between Great Lakes                  *
         REIT, Inc. and EVEREN Securities, Inc. regarding
         fairness opinion
10.12    Stock Option Plan for Independent Directors and Brokers              *
         dated July 2, 1992 as amended July 15, 1994
10.13(a) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Jon K. Haahr
10.13(b) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Wayne M. Janus
10.13(c) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Daniel E. Josephs
10.13(d) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Donald E. Phillips
10.13(e) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Walter H. Teninga
10.13(f) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Richard A. May
10.13(g) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Richard L. Rasley
10.13(h) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Raymond M. Braun
    3(i) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to James Hicks
10.13(j) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Edith M. Scurto
10.13(k) Non-qualified Stock Option Certificate dated December                *
         31, 1995 from Great Lakes REIT, Inc. to Brett A. Brown
10.14    Contract of Sale dated May 25, 1994 between Great Lakes              *
         REIT, Inc. and Metropolitan Life Insurance Company for the purchase of 150, 175, 250 North Patrick,
         Brookfield, Wisconsin

10.15    Agreement of Purchase and Sale dated September 22, 1994              *
         between Great Lakes REIT, Inc. and Turner Development
         Corporation for the purchase of 175 E. Hawthorn
         Parkway, Vernon Hills, Illinois
10.16    Purchase Agreement dated January 23, 1995 between Great              *
         Lakes REIT, Inc. and California State Teachers'
         Retirement System for the purchase of 2800 River Road,
         Des Plaines, Illinois
10.17    Purchase Agreement dated March 27, 1995 between Great                *
         Lakes REIT, Inc. and Health Associations Limited
         Partnership for the purchase of 2221 University Avenue
         Southeast, Minneapolis, Minnesota
10.18    Purchase Agreement dated August 11, 1995 between Great               *
         Lakes REIT, Inc. and Opus North Corporation for the
         purchase of 1660 Feehanville Drive, Mount Prospect,
         Illinois
10.19    Contract of Sale dated August 9, 1995 between Great                  *
         Lakes REIT, Inc. and Metropolitan Life Insurance
         Company for the purchase of 10 Oak Hollow, Southfield,
         Michigan
10.20    Contract of Sale dated August 9, 1995 between Great                  *
         Lakes REIT, Inc. and Metropolitan Life Insurance
         Company for the purchase of Oak Hollow Gateway,
         Southfield, Michigan
10.21    Contract of Sale dated September 25, 1995 between Great              *
         Lakes REIT, Inc. and Metropolitan Life Insurance
         Company for the purchase of 11270 W. Park Place,
         Milwaukee, Wisconsin
10.22    Real Estate Purchase and Sale Agreement dated November               *
         15, 1995 between Great Lakes REIT, Inc. and Brauvin
         Real Estate Fund II for the purchase of 823 Commerce
         Drive, Oak Brook, Illinois
10.23    Option Agreement dated December 15, 1995 between Great               *
         Lakes REIT, Inc. and Collin Equities, Inc. for the
         purchase of 565 Lakeview Parkway, Vernon Hills,
         Illinois
10.24    Real Estate Purchase and Sale Agreement dated October 2,             *
         1996 between Great Lakes REIT, Inc. and S & S
         Associates for the purchase of 1251 Plum Grove Road,
         Schaumburg, Illinois
10.25    Real Estate Purchase and Sale Agreement dated February               *
         12, 1996 between Great Lakes REIT, Inc. and Findlay
         Properties, Inc. the purchase of 30 Merchant Street,
         Springdale, Ohio
                                                        147

10.26    Amended and Restated Secured Revolving Loan Agreement                *
         dated September 28, 1994 between Great Lakes REIT, Inc.
         and American National Bank and Trust Company of Chicago
10.27    First Amendment to Amended and Restated Secured                      *
         Revolving Loan Agreement dated September 29, 1995
         between Great Lakes REIT, Inc. and American National
         Bank and Trust Company of Chicago
10.28    Second Amendment to Amended and Restated Secured                     *
         Revolving Loan Agreement dated December 27, 1995
         between Great Lakes REIT, Inc. and American National
         Bank and Trust Company of Chicago
10.29    Revolving Note dated December 27, 1995 between Great                 *
         Lakes REIT, Inc. and American National Bank and Trust
         Company of Chicago for $25,000,000
10.30    Sample Mortgage Document:  Mortgage, Assignment of                   *
         Rents, Security Agreement and Fixture Financing
         Statement dated December 27, 1995 between Great Lakes
         REIT, Inc. and American National Bank and Trust Company
         regarding the financing of 565 Lakeview Parkway, Vernon
         Hills, Illinois
10.31    Mortgage, Assignment of Rents and Leases, Security                   *
         Agreement and Fixture Financing Statement dated
         September 20, 1993 between Great Lakes REIT, Inc. and
         Great Northern Insured Annuity Corporation related to
         11100 Hampshire Avenue, Bloomington, Minnesota
10.32    Promissory Note dated September 20, 1993 between Great               *
         Lakes REIT, Inc. and Great Northern Insured Annuity
         Corporation in the amount of $940,000 relating to
         Bloomington, Minnesota
10.33    Real Estate Mortgage dated August 18, 1993 between Great             *
         Lakes REIT, Inc. and Firstar Bank Milwaukee in the
         amount of $1,260,000 relating to 11925 W. Lake Park
         Drive, Milwaukee, Wisconsin Mortgage
10.34    Mortgage Note dated August 18, 1993 between Great Lakes              *
         REIT, Inc. and Firstar Bank Milwaukee, NA in the amount
         of $1,260,000 relating to 11925 W. Lake Park Drive,
         Milwaukee, Wisconsin
10.35    Mortgage and Security Agreement dated October 26, 1993               *
         between Great Lakes REIT, Inc. and Calumet Federal
         Savings and Loan Association of Chicago regarding
         Arlington Ridge Service Center
10.36    Promissory Note dated October 26, 1993 between Great                 *

         Lakes REIT, Inc. and Calumet Federal Savings and Loan
         Association of Chicago regarding Arlington Ridge
         Service Center
10.37    Mortgage dated May 2, 1994 between Great Lakes REIT,                 *
         Inc. and General American Life Insurance Company
         regarding 185 Hansen Court, Wood Dale, Illinois
10.38    First Mortgage Amortization Payment Note dated May 2,                *
         1994 between Great Lakes REIT, Inc.  and General
         American Life Insurance Company in the amount of
         $3,000,000 relating to 185 Hansen Court, Wood Dale,
         Illinois
10.39    Mortgage dated May 10, 1994 between Great Lakes REIT,                *
         Inc. and General American Life Insurance Company
         relating to 830 West End Court, Vernon Hills, Illinois
10.40    First Mortgage Amortization Payment Note dated May 10,               *
         1994 between Great Lakes REIT, Inc.  and General
         American Life Insurance Company in the amount of
         $1,025,000 relating to 830 West End Court, Vernon
         Hills, Illinois
10.41    Mortgage dated June 16, 1994 between Great Lakes REIT,               *
         Inc. and General American Life Insurance Company
         relating to 1011 E. Touhy, Des Plaines, Illinois
10.42    First Mortgage Amortization Payment Note dated June 16,              *
         1994 between Great Lakes REIT, Inc.  and General
         American Life Insurance Company in the amount of
         $2,675,000 relating to 1011 E. Touhy, Des Plaines,
         Illinois
10.43    Mortgage, Security Agreement and Fixture Financing                   *
         Statement dated October 13, 1994 between Great Lakes
         REIT, Inc. and American Family Life Insurance Company
         relating to Brookfield, Wisconsin
10.44    Promissory Note dated October 13, 1994 between Great                 *
         Lakes REIT, Inc. and American Family Life Insurance
         Company in the amount of $3,500,000 relating to
         Brookfield, Wisconsin
10.45    Heritage Bank Mortgage dated April 14, 1995 between                  *
         Great Lakes REIT, Inc. and Heritage Bank regarding 175
         E. Hawthorn Parkway, Vernon Hills, Illinois in the
         amount of $3,250,000
10.46    Promissory Note dated April 14, 1995 between Great Lakes             *
         REIT, Inc. and Heritage Bank in the amount of $3,250,000 relating to 175 E. Hawthorn Parkway, Vernon
         Hills, Illinois

10.47    Assignment and Assumption Agreement dated May 4, 1995                *
         between Great Lakes REIT, Inc. and Health Associations
         Center Limited Partnership
10.48    Loan Agreement dated June 1, 1994 between City of                    *
         Minneapolis, Minnesota and Health Associations Center
         Limited Partnership relating to the issuance and sale
         of $5,590,000 Variable Rate Demand Commercial
         Development Revenue Refunding Bonds
10.49    First Amendment to Letter of Credit and Reimbursement                *
         Agreement dated May 4, 1994
10.5     Letter of Credit and Reimbursement Agreement dated June              *
         1, 1994 between First Bank National Association and
         Health Associations Center Limited Partnership
10.51    Indenture of Trust document dated June 1, 1994 by City               *
         of Minneapolis, Minnesota as Issuer and First Trust
         National Association as Trustee relating to the
         issuance and sale of $5,590,000 Variable Rate Demand
         Commercial Development Revenue Refunding Bonds
10.52    Amendment to Irrevocable Direct Pay Letter of Credit                 *
         dated May 4, 1995
10.53    Irrevocable Direct Pay Letter of Credit dated July 1,                *
         1994 regarding Health Associations Center Limited
         Partnership
10.54    Combination Mortgage, Assignment of Leases and Rents,                *
         Security Agreement and Fixture Financing Statement
         dated June 1, 1994 between First Bank National
         Association and Health Associations Center Limited
         Partnership
10.55    Master Revolving Credit Agreement dated April 12, 1996               *
         between Great Lakes REIT, Inc. and The First National
         Bank of Boston
10.56    Bank of Boston Note dated April 12, 1996 for $35,000,000             *
10.57    Sample Mortgage Document: Mortgage and Security                      *
         Agreement dated April 12, 1996 between Great Lakes
         REIT, Inc. and The First National Bank of Boston
         relating to the premises at 2800 River Road, Des
         Plaines, Illinois
10.58    Stock Purchase Agreement dated August 20, 1996 among                 *
         Great Lakes REIT, Inc., Fortis Benefits Insurance Company
         ("Fortis"), Morgan Stanley Institutional Fund, Inc. - U.S.
         Real Estate Portfolio ("MS Institutional Fund"), Morgan
         Stanley SICAV Subsidiary SA ("MS SICAV"), Wellsford Karpf
         Zarrilli Ventures, L.L.C. ("WKZV"), Logan, Inc. ("NML"),
         and Pension Trust Account No. 104972 Held by Bankers Trust
         Company as Trustee ("Fidelity")
         (Incorporated by reference from the 8-K)
10.59    Registration Rights Agreement dated August 20, 1996 among            *
         Great Lakes REIT, Inc., Fortis, MS Institutional Fund, MS SICAV,
         WKZV, NML and Fidelity (Incorporated by reference from the 8-K)
10.60    Form of Change in Control Agreement between Great Lakes REIT, Inc.   *
         and Richard A. May, Richard L. Rasley, Raymond Braun, James Hicks,
         Kim Mills,
10.61    Form of Change in Control Agreement between Great Lakes REIT, Inc.   *
         and Brett Brown and Edith Scurto
10.62    Great Lakes REIT, Inc. 1996 Incentive Stock Option Plan
10.63    Form of Incentive Stock Option Agreement
10.64    Great Lakes REIT, Inc. Limited Purposed Employee Loan Program
16.1     Letter regarding change in certifying accountant                     *


* Previously filed

Exhibit 3.3
Amended as of 12/5/96
                                     BY-LAWS

                            OF GREAT LAKES REIT, INC.


                               ARTICLE I - OFFICES

     Section 1. The principal office of the corporation in the State of Maryland shall be at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, MD 21202 and the resident agent in charge thereof is The Corporation Trust Incorporated.

     Section 2. The corporation may have such other offices within or without the state as the board of directors may designate or as the business of the corporation may require from time to time.


                            ARTICLE II - STOCKHOLDERS

     Section 1. Annual Meeting: The annual meeting of the stockholders shall be held at the corporation's offices or such other place as the board of directors may designate on the 30th day in the month of May in each year, beginning with the year 1993 at the hour of 10:00 o'clock A.M., or at such other time on such other day within such month as shall be fixed by the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Maryland, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting of the stockholders, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the stockholders as soon thereafter as conveniently may be.

     Section 2. Special Meetings: Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the board of directors, and shall be called by the president at the request of the holders of not less than twenty-five percent of all outstanding shares of the corporation entitled to vote at the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve months.

     Section 3. Place of Meeting: The board of directors may designate any place, either within or without the State of Maryland, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the State of Maryland, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation in the State of Maryland.

     Section 4. Notice of Meeting: Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten nor more than fifty days before the date of the meeting either personally or by mail, by or at the direction of the president, or the secretary, or the officer or other persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

     Section 5. Record Date and Closing of Transfer Books: The board of directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including, without limitation, which stockholders are entitled to notice of a meeting, to vote at a meeting, to receive a dividend, or to be allotted other rights. The record date set by the board of directors may not be prior to the close of business on the day the record date is fixed and, except as otherwise provided in Section 5, the record date shall be not more than 90 days before the date on which the action requiring the determination will be taken. The transfer of books may not be closed for a period longer than 20 days and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting. If a record date is not set or the stock transfer books are not closed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders.

     Section 6. Voting List: The corporation shall maintain a stock ledger which contains:
     (1) The name and address of each stockholder.

     (2) The number of shares of stock of each class which the stockholder holds. The stock ledger shall be in written form and available for visual inspection. The original or a duplicate of the stock ledger shall be kept at the principal office of the corporation.

     Section 7. Quorum: A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     Section 8. Proxies: At all meetings of stockholders, a stockholder may vote in person or by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. A proxy shall not be valid after eleven months from the date of its execution, unless coupled with an interest, but no proxy shall be valid after ten years from the date of its execution, unless renewed or extended at any time before its expiration. Notwithstanding that a valid proxy is outstanding the powers of the proxy holder are suspended, except in the case of a proxy coupled with an interest which is

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designated  as  irrevocable,  if the person  executing the proxy is present at a meeting and elects to vote in person.

     Section 9. Voting of Shares: Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders.

     Section 10. Voting of Shares by Certain Holders: Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the by-laws or a resolution of the board of directors of such corporation may prescribe, and a certified copy of the by-law or resolution is presented at the meeting.

     Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of shares into his name.

     A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the corporation, nor shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     Section 11. Voting Trusts: One or more stockholders of this corporation may, for any proper business purpose, create a voting trust, revocable or irrevocable, conferring upon a trustee or trustees the right to vote or otherwise represent their shares, for a period of not to exceed ten years, by entering into a written voting trust agreement specifying the terms and conditions of the voting trust, by depositing an executed copy of the agreement with the corporation at its registered office, and by transferring their shares to such trustee or trustees for the purposes of the agreement. Trust certificates shall be issued by the trustees for the shares so transferred. The said copy of the voting trust agreement so deposited with the corporation shall be subject to the absolute right of examination by any stockholder of the corporation, in person or by agent or by any holder of a beneficial interest in the voting trust, either in person or by agent, at any reasonable time.

     The holder of a trust certificate shall be considered to be a stockholder of the shares represented by his trust certificate with respect to his right to

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inspect corporate books and records.

     Section 12. Informal Action by Stockholders: Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if (a) a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof, and (b) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote.

     Section 13. Removal of Directors: At a meeting called expressly for that purpose, directors may be removed in the manner provided in this section. The entire board of directors, one or more of the directors, may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.


                             ARTICLE III - DIRECTORS

     Section 1. Board of Directors. The business and affairs of this corporation shall be managed under the direction of its Board of Directors. There shall be 9 directors, except as provided in Section 2 of this Article III. The directors need not be stockholders in the corporation. They shall be elected by the stockholders at the annual meeting of stockholders of the corporation, and each director shall be elected to hold office until the next annual meeting of the stockholders, and until his successor is elected and qualifies.

     Section 2. Number. The number of directors may be increased or decreased from time to time by a vote of the directors; provided, however, if prior to the closing of a Qualifying IPO or a Qualifying Non-IPO Liquidity Event, an Event of Noncompliance, as such capitalized terms are defined in the Stock Purchase Agreement dated as of August 20, 1996 ("Stock Purchase Agreement") between the Company and certain investors named therein (together with their successors and assigns, the "Investors"), occurs and is not waived in accordance with Sections
9.2 and 9.12 of the Stock Purchase Agreement, then the number of directors shall become 15, without any additional action of the stockholders or the directors, effective on the date of the Event of Noncompliance and, notwithstanding anything else to the contrary herein, the Investors voting in accordance with their ownership of the Shares (as defined in the Stock Purchase Agreement) shall be entitled to appoint the persons to fill the vacancies caused by such expansion.

     Section 3. Regular Meetings: A regular meeting of the board of directors shall be held without other notice than this by-law immediately after, and at

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the same place as, the annual  meeting of  stockholders.  The board of directors may provide, by resolution, the time and place, either within or without this state, for the holding of additional regular meetings without other notice than such resolution.

     Section 4. Special Meetings: Special meetings of the board of directors may be called by or at the request of the president or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without this state, as the place for holding any special meeting of the board of directors called by them.

     Section 5. Notice: Notice of any special meeting shall be given at least five days previously thereto by written notice delivered personally or mailed to each director at his business address, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     Section 6. Quorum: A majority of the number of directors fixed by Section 1 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

     Section 7. Manner of Acting: The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

     Section 8. Informal or Irregular Action by Directors or Committees: (a) Action taken by the required majority of the directors or members of a committee without a meeting is nevertheless board or committee action if:

     Written consent to the action in question is signed by all the directors or members of the committee, as the case may be, and filed with the minutes of the proceedings of the board or committee, whether done before or after the action so taken.

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     (b) Any one or more directors or members of a committee may  participate in a meeting of the board or committee by means of a conference telephone or similar communications device which allows all persons participating in the meeting to hear each other, and such participation in a meeting shall be deemed presence in person at such meeting.

     Section 9. Executive and Other Committees: (a) The board of directors, by resolution adopted by a majority of the number of directors then in office, may designate from among its members an executive committee and one or more other committees, each consisting of two or more directors, and each of which, to the extent provided in the resolution or in the charter or these by-laws shall have and may exercise all of the authority of the board of directors except the power to:

     (i) Declare dividends or distributions on stock;

     (ii) Issue stock other than as provided in subsection (b) of this section;

     (iii) Recommend to the stockholders any action which requires stockholder approval;

     (iv) Amend the by-laws; or

     (v) Approve any merger or share exchange which does not require stockholder approval.

     (b) If the board of directors has given general authorization for the issuance of stock, a committee of the board, in accordance with a general formula or method specified by the board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the board of directors under Paragraphs 2-203 and 2-208 of the Maryland General Corporation Law.

     (c) The appointment of any committee, the delegation of authority to it or action by it under that authority does not constitute of itself, compliance by any director not a member of the committee, with the standard provided by statute for the performance of duties of directors.

     Section 10. Compensation: By resolution of the board of directors, each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum

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for  attendance  at each  meeting  of the board of  directors  or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. In addition, the directors may adopt a stock option plan under which directors may be granted options if such grants of options are approved unanimously by those directors not eligible to participate in such plans.

     Section 11. Presumption of Assent: A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he shall announce his dissent at the meeting and his dissent is entered in the minutes and he shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.


                              ARTICLE IV - OFFICERS

     Section 1. Number: The officers of the corporation shall be a president, a secretary, and a treasurer, each of whom shall be elected by the board of directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the board of directors. Any two or more offices may be held by the same person, except that no officer may act in more than one capacity where action of two or more officers is required and no person may hold the office of president and vice president concurrently.

     Section 2. Election and Term of Office: The officers of the corporation to be elected by the board of directors shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until he shall resign or shall have been removed in the manner hereinafter provided.

     Section 3. Removal: Any officer or agent may be removed by the board of directors whenever in its judgment, the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     Section  4.   Vacancies:   A  vacancy  in  any  office  because  of  death,
resignation,  removal, disqualification or otherwise, may be filled by the board

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of directors for the unexpired portion of the term.

     Section 5. President: The president shall be a director of the corporation and shall be the principal executive officer of the corporation, and subject to the control of the board of directors, shall in general supervise and control all of the business and affairs of the corporation. The president shall have authority to institute or defend legal proceedings when the directors are deadlocked. He shall, when present, preside at all meetings of the stockholders and of the board of directors. He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.

     Section 6. The Secretary: The secretary shall: (a) keep the minutes of the proceedings of the stockholders and of the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) sign with the president, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the president or by the board of directors.

     Section 7. The Treasurer: The treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article VI of these By-Laws; and (c) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the president or by the board of directors. If required by the board of directors, the treasurer

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shall give a bond for the faithful discharge of his duties in such sum with such surety or sureties as the board of directors shall determine.

     Section 8. Salaries: The salaries of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.


                    ARTICLE V - INDEMNIFICATION OF OFFICERS,
                        DIRECTORS, EMPLOYEES, AND AGENTS

     Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


               ARTICLE VI - CONTRACTS, LOANS, CHECKS AND DEPOSITS

     Section 1. Contracts: The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

     Section 2. Loans: No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or

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confined to specific instances.

     Section 3. Checks, Drafts, etc.: All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be deter mined by resolution of the board of directors.

     Section 4. Deposits: All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

            ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

     Section 1. Issuance of Shares with or without Certificates: The board of directors may issue shares with or without certificates, and if the board of directors authorizes issuance of shares without certificates, the corporation shall provide each stockholder with a written statement of all information required by law on the certificates, and shall retain stock transfer books and records of each stockholder's shares as if certificates had been issued.

     Section 2. Certificates for Shares: If issued, certificates representing shares of the corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by the president, a vice-president, or the chairman of the board and countersigned by the secretary, an assistant secretary, the treasurer, or an assistant treasurer and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be manual or facsimile signatures. Each certificate for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the board of directors may prescribe.

     Section 3. Transfer of Shares: Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of

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attorney duly executed and filed with the secretary of the  corporation,  and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.


                           ARTICLE VIII - FISCAL YEAR

     Section 1. The fiscal year of the corporation shall begin on the first day of January.


                             ARTICLE IX - DIVIDENDS

     Section 1. The board of directors may, from time to time, declare and the corporation may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and its Articles of Incorporation.


                           ARTICLE X - CORPORATE SEAL

     Section 1. The board of directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation, the year of its incorporation and the words, "Corporate Seal, Maryland".

                         ARTICLE XI - WAIVER OF NOTICE

     Section 1. Whenever any notice is required to be given to any stockholder or director of the corporation under the provisions of these By-Laws or under the provisions of the by-laws or under the provisions of the Articles of Incorporation or under the provisions of the General Corporation Law of the State of Maryland, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.


                            ARTICLE XII - AMENDMENTS

     Section 1. The board of directors shall have the power to make, alter and repeal by-laws, but by-laws made by the board may be altered or repealed, and new by-laws made, by the stockholders.


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Exhibit 10.60       Form of Change in Control Agreement between Great Lakes
                    REIT, Inc. and Richard A. May, Richard L. Rasley, Raymond M. Braun, James Hicks, and Kim S. Mills

                           CHANGE IN CONTROL AGREEMENT


     This Agreement between GREAT LAKES REIT INC., (the "Company") and ("Executive"), is made as of the 24th day of September, 1996:

                                    RECITALS:

     A. The Company wishes to attract and retain well-qualified executive and key management personnel and to assure itself of the continuity of its management.

     B.  Executive  is an officer or other key  executive  of the  Company  with
significant  management   responsibilities  in  the  conduct  of  the  Company's
business.

     C. The Company recognizes that Executive is a valuable resource of the Company and the Company desires to be assured of the continued services of Executive.

     D. In the regular course of his employment by the Company, Executive acquires significant confidential information about the suburban office building market, including but not limited to leasing patterns and trends, acquisition and disposition prospects, and sources of capital.

     E. The Company is concerned that in a possible change in control of the Company, Executive may have concerns about the continuation of employment status and responsibilities and may be approached by others offering competing employment; the Company therefore desires to provide Executive with assurances as to the continuation of employment status and responsibilities in such event.

     F. The Company further desires to assure that if a possible change in control arises and Executive is involved in deliberations or negotiations in connection with it, Executive will be in a secure position to consider and participate in such a transaction as objectively as possible and in the best interests of the Company; the Company therefore desires to protect Executive from any direct or implied threat to his financial well-being.

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

         1.       Operation of Agreement.

     (a) The "effective date of this Agreement" shall be the date on which a change in control of the Company (as described in Section 3) occurs. Until there is a change in control of the Company as defined in Section 3, the Company will continue to employ Executive as an employee at will, and Executive hereby acknowledges that he is an employee at will of the Company. The Company will have no obligation hereunder, if the employment of Executive with the Company terminates prior to a change in control of the Company. Executive will have no right on account of this Agreement to be retained in the employ of the Company or to be retained in any particular position in the Company, unless and until a change in control of the Company has occurred.

     (b) For the period commencing on the date of a change in control of the Company and ending on the last day of the month in which occurs the second anniversary of the change in control of the Company (the "Employment Period"), the Company hereby agrees to continue to employ Executive. During the Employment Period, Executive shall exercise such authority and perform such responsibilities as are commensurate with the authority being exercised and duties being performed by Executive immediately prior thereto, which services shall be performed at the location where Executive was employed immediately prior there or at such other location as the Company may reasonably require; provided, however, that Executive shall not be required to accept any such other location that Executive deems unreasonable in the light of his personal circumstances. Executive agrees that during the Employment Period he shall faithfully and efficiently devote his full business time exclusively to the responsibilities and duties to the Company.

     2. Non-competition, Confidentiality and Nonsolicitation Covenants.

     (a) If there is a Termination (as defined in Section 5) of Executive's employment with the Company, Executive shall not during the Employment Period, without the written consent of the Company, engage, directly or indirectly, in any business enterprise ("Competitor") which is (a) in the business (in whole or in part) of investing in suburban office building (b) in any geographic metropolitan market in which the Company was competing as of the date of the termination of Executive's employment; provided, however, that Executive shall be permitted to acquire a stock or other ownership interest in a Competitor provided such stock or other ownership interest is publicly traded and the stock or other ownership interest is not more than 1% of the outstanding shares or other ownership interest of such Competitor. Executive agrees that this limited

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

period of non-competition is reasonable and necessary to protect the Company's legitimate business interests.

     (b) If there is a Termination of Executivess employment with the Company, he will not during the Employment Period and thereafter divulge or appropriate to his own use or the use of others any secret or confidential information pertaining to the business of the Company or any of its subsidiaries obtained during employment by the Company, it being understood that this obligation shall not apply when and to the extent any of such information becomes publicly known or available other than because of Executive's act or omission.

     (c) If there is a Termination of Executivess employment with the Company, Executive will not during the Employment Period, directly or indirectly, solicit or hire any key employee of the Company, assist in the solicitation or hiring or such a key employee by any other person, or encourage any such key employee to terminate his employment with the Company.

     3. Change in Control. A "change in control of the Company" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement (the "Exchange Act") or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided, however, that notwithstanding the foregoing and except as expressly provided in the last unnumbered paragraph of this Section 3, a change in control of the Company shall be deemed to have occurred if:

     (a) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or one or more trusts established by the Company for the benefit of employees of the Company or a corporation controlled by the Company or the Company's stockholders, shall become the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding Common Stock (a "Fifty Percent Beneficial Owner");

     (b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director during such period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member

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

of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened contest for the election of directors (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or, if Rule 14a-11 is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Exchange Act which serves similar purposes) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (c) there shall be consummated a consolidation or merger of the Company, in which the Company is not the continuing or surviving corporation or other entity, other than a consolidation or merger of the Company in which immediately after the transaction, (i) the holders of shares of the Company's Common Stock immediately prior to the consolidation or merger have at least fifty percent (50%) of the total voting power of the surviving corporation or other entity,
(ii) at least a majority of the Board of Directors of the resulting corporation or other entity were members of the Incumbent Board, and (iii) no Person is a Fifty Percent Beneficial Owner; or

     (d) there shall be consummated a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than a sale, lease, exchange or other transfer to an entity in which the Company owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities after such transfer, and in which immediately after such sale, lease, exchange or other transfer, (i) at least a majority of the Board of Directors of the transferee entity were members of the Incumbent Board, and (ii) no Person (except the Company) is a Fifty Percent Beneficial Owner of the transferee entity.

     Provided, further, that notwithstanding any provision of this Agreement to the contrary, under no circumstances shall a change in control of the Company be deemed to have occurred if: (i) the Company's Board of Directors is expanded and its composition changed pursuant to Section 7.2 of that Stock Purchase Agreement dated August 20, 1996 between the Company and certain institutional investors; or (ii) the Board of Directors decides to liquidate the Company because the shares of the Company's common stock are not publicly traded by December 31, 2001.

     4. Compensation and Benefits. During the Employment Period, Executive shall receive the following compensation and benefits:

     (a)  Executive  shall  receive an annual base salary which is not less than

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

the highest monthly base salary paid to Executive by the Company during the twelve-month period immediately prior to the effective date of this Agreement, with the opportunity for increases from time to time thereafter which are in accordance with the Company's regular executive compensation practices.

     (b) Executive shall be eligible to participate on a reasonable basis, and to continue his existing participation in, annual incentive, stock option, restricted stock, long-term incentives, and any other incentive compensation plans which provide opportunities to receive compensation in addition to annual base salary, to the extent of the opportunities provided by the Company for executives with comparable duties or level of responsibility and authority.

     (c) Executive shall be entitled to receive and participate in salaried employee benefits and perquisites (including, but not limited to, medical, life, accident insurance, disability benefits, savings plan, welfare benefit, and retirement plan participation), which are the greater of: (i) the employee benefits and perquisites provided by the Company to executives with comparable duties, or (ii) the employee benefits and perquisites to which Executive was entitled or in which Executive participated at any time during the 120-day period immediately prior to the effective date of this Agreement.

     5. Termination. The term "Termination" shall mean termination of the employment of Executive with the Company after a change in control of the Company and prior to the expiration of the Employment Period, for any reason other than death, disability (as defined below), cause (as defined below), or voluntary resignation (as defined below).

     (a) The term "disability" means physical or mental incapacity qualifying Executive for long-term disability under the Company's long term disability plan.

     (b) The term "cause" means: (i) the willful and continued failure of Executive to substantially perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties, or (ii) willful misconduct or willful illegal conduct which is materially injurious to the Company. No act or failure to act by Executive shall be considered "willful" unless done or omitted to be done not in good faith and without reasonable belief that the action or omission was in the best interests of the Company. The unwillingness of Executive to accept any or all of a change in the nature or scope of duties or level of responsibility and authority, a reduction in total compensation or benefits, a relocation Executive deems unreasonable in light of his personal circumstances, or other action by or at the request of the Company in respect of Executive's position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform, misconduct or illegal conduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause for purposes of this Agreement unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has been guilty of such a willful failure to perform, or such willful misconduct or illegal conduct, as justifies termination for cause hereunder, finding that in the good faith opinion of the Board, Executive has been guilty thereof and specifying the particulars thereof.

     (c) The resignation of Executive shall be deemed "voluntary" if it is for any reason other than one or more of the following, each a "good reason":

     (i) Executive's resignation or retirement is requested by the Company other than for cause;

     (ii) any significant change in the nature or scope of Executive's duties or level of authority and responsibility from those described in Section 3; provided, however, that a change in job title or in the name of the office or position held shall not be deemed a "significant change", nor shall it be deemed a factor in any determination of whether there has been a "significant change", within the meaning of this Section 5(c)(ii);

     (iii) any reduction in Executive's total compensation or benefits from that provided in Section 4, if that reduction in compensation or benefits is unique to Executive and is not part of a reduction in compensation or benefits applicable to substantially all of the Company's employees;

     (iv) a breach by the Company of any other material provision of this Agreement; or

     (v) a reasonable determination by Executive that, as a result of a change in control of the Company and a change in circumstances thereafter significantly affecting his position, Executive is unable to exercise the authority and responsibility described in Section 3; provided, however, that a change in job title or in the name of the office or position held shall not be deemed to be a change in circumstances "significantly affecting" his position, nor shall it be

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

deemed a factor in any determination of either whether the Executive's position has been significantly effected, or whether he is unable to exercise the authority and responsibility described in Section 3.

     (d) Termination that entitles Executive to the payments and benefits provided in Section 6 shall not be deemed or treated by the Company as the termination of Executive's employment or the forfeiture of his participation, award, or eligibility for the purpose of any plan, practice or agreement of the Company referred to in Section 4.

     6. Termination Payments and Benefits. In the event of a Termination, the Company shall pay to Executive the following cash payments when such payments would otherwise have been paid in the regular course of business as if the Termination did not occur:
     (a) base salary and all other benefits due Executive as if he had remained an employee pursuant to this Agreement through the remainder of the month in which Termination occurs, less applicable withholding taxes and other authorized payroll deductions;

     (b) the amount equal to the target cash bonus and other incentive awards for Executive under the Company's annual incentive compensation plan for the fiscal year in which Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which Termination occurs; provided, however, that if Executive has deferred his award for such year under the plan, the payment due Executive under this paragraph (b) shall be paid in accordance with the terms of the deferral;

     (c) other unpaid compensation and vacation pay; and

     (d) a severance allowance equal to the sum of the following:

     (i) an amount equivalent to twice his annual base salary at the rate in effect immediately prior to Termination, less any sums paid to Executive by the Company as base salary for the Employment Period through the end of month in which the Termination occurred; plus

     (ii) an amount equivalent to twice the average annual incentive compensation received by Executive for the three fiscal years immediately prior to the fiscal year in which Termination occurs, less any sums paid to the Executive by the Company as incentive compensation for the Employment Period through the end of the month in which the termination occurred.

     In addition to the foregoing, the Company shall pay or otherwise provide to

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

Executive all of the following:

     (e) During the remainder of the Employment Period, Executive shall continue to be deemed and treated as an eligible employee under the provisions of all stock option, restricted stock, and other incentive compensation plans of the Company under which Executive held options or awards or in which Executive participated at the time of Termination, and he may exercise options and rights, and shall receive payments and distributions accordingly.

     (f) During the remainder of the Employment Period, Executive shall continue to participate in and be entitled to all benefits and credited service for benefits under the benefit plans, programs and arrangements described in Section 4(c) as if he remained employed by the Company at the compensation levels referred to in this Section 6 during such period, exclusive, however, of disability benefits.

     (g) Section 4 shall be applicable in determining the payments and benefits due Executive under this Section 6, and if Termination occurs after a reduction in all or any part of Executive's total compensation or benefits, the severance allowance and other compensation and benefits payable to Executive pursuant to this Section 6 shall be based upon compensation and benefits before the reduction.

     (h) If any provision of this Section 6 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because Executive has ceased to be an actual employee of the Company, because he has insufficient or reduced credited service based upon actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits, and credits for such benefits to Executive, his dependents, beneficiaries and estate.

     (i) The Company's obligation under this Section 6 to continue to pay or provide health care and life and accident insurance to Executive during the remainder of the Employment Period shall be reduced when and to the extent any of such benefits are paid or provided to Executive by another employer, provided that Executive shall have all rights afforded to retirees to convert group insurance coverage to individual coverage as, to the extent of, and whenever Executive's group insurance coverage under this Section 6 is reduced or expires.

     (j) The Company shall deduct applicable withholding taxes in performing its obligations under this Section 6.

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     (k) Except for Section 6(i) above,  Executive  shall have no  obligation to
mitigate  damages,   but  if  Executive  obtains  other  employment  during  the
Employment  Period  after  Termination,  the  Company's  obligations  under this
Section 6 shall be limited to the difference between what the Company would have been obligated to pay Executive and the compensation Executive receives from such other employment.

     Nothing in this Section 6 is intended, or shall be deemed or interpreted, to be an amendment to any compensation, benefit, or other plan of the Company. To the extent the Company's performance under this Section 6 includes the performance of the Company's obligations to Executive under any such plan or under another agreement between the Company and Executive, the rights of Executive under such plan or other agreement, as well as under this Agreement, are discharged, surrendered, or released pro tanto.

     7. Parachute Payment Limitation. Notwithstanding any provision of this Agreement to the contrary, the aggregate present value of all parachute payments payable to or for the benefit of Executive, whether payable pursuant to this Agreement or otherwise, shall be one dollar less than three (3) times
Executive's base amount and, to the extent necessary, payments under this Agreement and any parachute payments payable under any other agreement between Executive and the Company shall be reduced in order that this limitation not be exceeded. The terms "parachute payment," "base amount" and "present value" shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 7 to avoid excise taxes on Executive under Section 4999 of the Code and the disallowance of a deduction to the Company pursuant to
Section 280G of the Code. The determination of whether any reduction in the amount of parachute payments is required under this Section 7 shall be made by the Company's independent accountants, and Executive shall be entitled to select the parachute payments that will remain payable after the application of this
Section 7. The fact that Executive has payments under this Agreement reduced as a result of the limitations set forth in this Section 7 will not of itself limit or otherwise affect any rights of Executive arising other than pursuant to this Agreement.

     8. Arrangements Not Exclusive or Limiting. The specific arrangements referred to herein are not intended to exclude or limit Executive's participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of Directors of the Company at any time, or to limit or reduce any compensation or benefit to which Executive would be entitled but for this Agreement.


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     9.  Enforcement  Costs.  The Company is aware that upon the occurrence of a change in control of the Company, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation, seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended for Executive hereunder, nor be bound to negotiate any settlement of rights hereunder under threat of incurring such costs. Accordingly, if at any time after a change in control of the Company, it should appear to Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so, in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover the benefits provided or intended to be provided to Executive hereunder, and Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company to represent Executive in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of employment contrary to this Agreement or with the initiation of defense of any litigation or other legal action, whether by or against Executive or the Company or any director, officer, stockholder, or other person affiliated with Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $100,000. Counsel so retained by Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company and, unless in Executive's sole judgment use of common counsel could be prejudicial to him would not be likely to reduce the fees and expenses chargeable hereunder to the Company, Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

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

     10. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and personally delivered by hand or sent by registered or certified mail, if to Executive, at the last address Executive has filed in writing with the Company, and if to the Company, to its corporate secretary at its principal executive offices.

     11. Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties. The consent of any other person to any such amendment, waiver, or discharge shall not be required.

     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including without limitation any corporation or other entity or person which shall succeed (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and assets of the Company, and the Company shall require any successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and his legal representatives, heirs, and assigns; provided, however, that in the event of Executive's death prior to payment or distribution of all amounts, distributions, and benefits due him hereunder, each unpaid amount and distribution shall be paid in accordance with this Agreement to the person or persons designated by Executive to the Company to receive such payment or distribution and if Executive has made no applicable designation, to the person or persons designated by Executive as beneficiary or beneficiaries of proceeds of life insurance payable in the event of Executive's death under the Company's group life insurance plan.

     14. Governing Law. Except to the extent required to be governed by the law of the State of Maryland because the Company is incorporated under the laws of that State, the validity, interpretation, and enforcement of this Agreement shall be governed by the law of the State of Illinois, excepting its choice of

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

law provisions.

     15. Severabililty. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     16.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be original but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed.


Great Lakes REIT, Inc.
By:                                          __________________________________
         Its:


Exhibit 10.61 Form of Change in Control Agreement between Great Lakes REIT, Inc. and Brett A. Brown and Edith M. Scurto

                          CHANGE IN CONTROL AGREEMENT


      This Agreement between GREAT LAKES REIT INC., (the "Company") and ("Executive"), is made as of the 24th day of September, 1996:

                                  RECITALS:

      A. The Company wishes to attract and retain well-qualified executive and key management personnel and to assure itself of the continuity of its management.

      B. Executive is an officer or other key executive of the Company with significant management responsibilities in the conduct of the Company's business.

      C. The Company recognizes that Executive is a valuable resource of the Company and the Company desires to be assured of the continued services

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of Executive.

      D. In the regular course of his employment by the Company, Executive acquires significant confidential information about the suburban office building market, including but not limited to leasing patterns and trends, acquisition and disposition prospects, and sources of capital.

      E. The Company is concerned that in a possible change in control of the Company, Executive may have concerns about the continuation of employment status and responsibilities and may be approached by others offering competing employment; the Company therefore desires to provide Executive with assurances as to the continuation of employment status and responsibilities in such event.

      F. The Company further desires to assure that if a possible change in control arises and Executive is involved in deliberations or negotiations in connection with it, Executive will be in a secure position to consider and participate in such a transaction as objectively as possible and in the best interests of the Company; the Company therefore desires to protect Executive from any direct or implied threat to his financial well-being.

      G. Executive is willing to continue to serve as an Executive of the Company and to make certain covenants with the Company, but Executive desires assurance that in the event of a change in control he will continue to have the employment compensation, benefits, and responsibilities he could reasonably expect absent such event, and that, in the event such is not possible, he will have fair and reasonable severance protection.




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      NOW,  THEREFORE,  it is hereby  agreed by and  between  the  parties  as follows:

      1.    Operation of Agreement.

            (a) The "effective date of this Agreement" shall be the date on which a change in control of the Company (as described in Section 3) occurs. Until there is a change in control of the Company as defined in Section 3, the Company will continue to employ Executive as an employee at will, and Executive hereby acknowledges that he is an employee at will of the Company. The Company will have no obligation hereunder, if the employment of Executive with the Company terminates prior to a change in control of the Company. Executive will have no right on account of this Agreement to be retained in the employ of the Company or to be retained in any particular position in the Company, unless and until a change in control of the Company has occurred.

            (b) For the period commencing on the date of a change in control of the Company and ending on the last day of the month in which occurs the first anniversary of the change in control of the Company (the "Employment Period"), the Company hereby agrees to continue to employ Executive. During the Employment Period, Executive shall exercise such authority and perform such responsibilities as are commensurate with the authority being exercised and duties being performed by Executive immediately prior thereto, which services shall be performed at the location where Executive was employed immediately prior there or at such other location as the Company may reasonably require; provided, however, that Executive shall not be required to accept any such other location that Executive deems unreasonable in the light of his personal circumstances. Executive agrees that during the Employment Period he shall faithfully and efficiently devote his full business time exclusively to the responsibilities and duties to the Company.

      2.    Non-competition, Confidentiality and Nonsolicitation Covenants.

            (a) If there is a Termination (as defined in Section 5) of Executive's employment with the Company, Executive shall not during the Employment Period, without the written consent of the Company, engage, directly or indirectly, in any business enterprise ("Competitor") which is
(a) in the business (in whole or in part) of investing in suburban office building (b) in any geographic metropolitan market in which the Company was competing as of the date of the termination of Executive's employment; provided, however, that Executive shall be permitted to acquire a stock or

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other  ownership  interest  in a  Competitor  provided  such  stock  or  other ownership interest is publicly traded and the stock or other ownership interest is not more than 1% of the outstanding shares or other ownership interest of such Competitor. Executive agrees that this limited period of
non-competition   is  reasonable   and  necessary  to  protect  the  Company's
legitimate business interests.

            (b) If there is a Termination of Executive's employment with the Company, he will not during the Employment Period and thereafter divulge or appropriate to his own use or the use of others any secret or confidential information pertaining to the business of the Company or any of its subsidiaries obtained during employment by the Company, it being understood that this obligation shall not apply when and to the extent any of such information becomes publicly known or available other than because of Executive's act or omission.

            (c) If there is a Termination of Executive's employment with the Company, Executive will not during the Employment Period, directly or indirectly, solicit or hire any key employee of the Company, assist in the solicitation or hiring or such a key employee by any other person, or encourage any such key employee to terminate his employment with the Company.

      3. Change in Control. A "change in control of the Company" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement (the "Exchange Act") or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided, however, that notwithstanding the foregoing and except as expressly provided in the last unnumbered paragraph of this Section 3, a change in control of the Company shall be deemed to have occurred if:

            (a) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or one or more trusts established by the Company for the benefit of employees of the Company or a corporation controlled by the Company or the Company's stockholders, shall become the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding Common Stock (a "Fifty Percent Beneficial Owner");

            (b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of

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Directors (the "Incumbent  Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director during such period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened contest for the election of directors (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or, if Rule 14a-11 is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Exchange Act which serves similar purposes) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

            (c) there shall be consummated a consolidation or merger of the Company, in which the Company is not the continuing or surviving corporation or other entity, other than a consolidation or merger of the Company in which immediately after the transaction, (i) the holders of shares of the Company's Common Stock immediately prior to the consolidation or merger have at least fifty percent (50%) of the total voting power of the surviving corporation or other entity, (ii) at least a majority of the Board of Directors of the resulting corporation or other entity were members of the Incumbent Board, and (iii) no Person is a Fifty Percent Beneficial Owner; or

            (d) there shall be consummated a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than a sale, lease, exchange or other transfer to an entity in which the Company owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities after such transfer, and in which immediately after such sale, lease, exchange or other transfer, (i) at least a majority of the Board of Directors of the transferee entity were members of the Incumbent Board, and
(ii) no Person (except the Company) is a Fifty Percent Beneficial Owner of the transferee entity.

      Provided, further, that notwithstanding any provision of this Agreement to the contrary, under no circumstances shall a change in control of the Company be deemed to have occurred if: (i) the Company's Board of Directors is expanded and its composition changed pursuant to Section 7.2 of that Stock Purchase Agreement dated August 20, 1996 between the Company and certain institutional investors; or (ii) the Board of Directors decides to liquidate the Company because the shares of the Company's common stock are not publicly traded by December 31, 2001.

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      4.    Compensation   and  Benefits.   During  the   Employment   Period,
Executive shall receive the following compensation and benefits:

            (a) Executive shall receive an annual base salary which is not less than the highest monthly base salary paid to Executive by the Company during the twelve-month period immediately prior to the effective date of this Agreement, with the opportunity for increases from time to time thereafter which are in accordance with the Company's regular executive compensation practices.

            (b) Executive shall be eligible to participate on a reasonable basis, and to continue his existing participation in, annual incentive, stock option, restricted stock, long-term incentives, and any other incentive compensation plans which provide opportunities to receive compensation in addition to annual base salary, to the extent of the opportunities provided by the Company for executives with comparable duties or level of responsibility and authority.

            (c) Executive shall be entitled to receive and participate in salaried employee benefits and perquisites (including, but not limited to, medical, life, accident insurance, disability benefits, savings plan, welfare benefit, and retirement plan participation), which are the greater of: (i) the employee benefits and perquisites provided by the Company to executives with comparable duties, or (ii) the employee benefits and perquisites to which Executive was entitled or in which Executive participated at any time during the 120-day period immediately prior to the effective date of this Agreement.

      5. Termination. The term "Termination" shall mean termination of the employment of Executive with the Company after a change in control of the Company and prior to the expiration of the Employment Period, for any reason other than death, disability (as defined below), cause (as defined below), or voluntary resignation (as defined below).

            (a) The term "disability" means physical or mental incapacity qualifying Executive for long-term disability under the Company's long term disability plan.

            (b) The term "cause" means: (i) the willful and continued failure of Executive to substantially perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has

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not substantially  performed his duties, or (ii) willful misconduct or willful illegal conduct which is materially injurious to the Company. No act or failure to act by Executive shall be considered "willful" unless done or omitted to be done not in good faith and without reasonable belief that the
action  or  omission  was  in  the  best   interests   of  the  Company.   The
unwillingness of Executive to accept any or all of a change in the nature or scope of duties or level of responsibility and authority, a reduction in total compensation or benefits, a relocation Executive deems unreasonable in light of his personal circumstances, or other action by or at the request of the Company in respect of Executive's position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform, misconduct or illegal conduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause for purposes of this Agreement unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has been guilty of such a willful failure to perform, or such willful misconduct or illegal conduct, as justifies termination for cause hereunder, finding that in the good faith opinion of the Board, Executive has been guilty thereof and specifying the particulars thereof.

            (c) The resignation of Executive shall be deemed "voluntary" if it is for any reason other than one or more of the following, each a "good reason":

                  (i) Executive's resignation or retirement is requested by the Company other than for cause;

                  (ii) any significant change in the nature or scope of Executive's duties or level of authority and responsibility from those described in Section 3; provided, however, that a change in job title or in the name of the office or position held shall not be deemed a "significant change", nor shall it be deemed a factor in any determination of whether there has been a "significant change", within the meaning of this Section 5(c)(ii);

                  (iii) any reduction in Executive's total compensation or benefits from that provided in Section 4, if that reduction in compensation or benefits is unique to Executive and is not part of a reduction in compensation or benefits applicable to substantially all of the Company's

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employees;

                  (iv)  a  breach  by  the  Company  of  any  other   material
provision of this Agreement; or

                  (v) a reasonable determination by Executive that, as a result of a change in control of the Company and a change in circumstances thereafter significantly affecting his position, Executive is unable to exercise the authority and responsibility described in Section 3; provided, however, that a change in job title or in the name of the office or position held shall not be deemed to be a change in circumstances "significantly affecting" his position, nor shall it be deemed a factor in any determination of either whether the Executive's position has been significantly effected, or whether he is unable to exercise the authority and responsibility described in Section 3.

            (d) Termination that entitles Executive to the payments and benefits provided in Section 6 shall not be deemed or treated by the Company as the termination of Executive's employment or the forfeiture of his participation, award, or eligibility for the purpose of any plan, practice or agreement of the Company referred to in Section 4.

      6. Termination Payments and Benefits. In the event of a Termination, the Company shall pay to Executive the following cash payments when such payments would otherwise have been paid in the regular course of business as if the Termination did not occur:

            (a) base salary and all other benefits due Executive as if he had remained an employee pursuant to this Agreement through the remainder of the month in which Termination occurs, less applicable withholding taxes and other authorized payroll deductions;

            (b)   the  amount  equal  to  the  target  cash  bonus  and  other incentive awards for Executive under the Company's annual incentive compensation plan for the fiscal year in which Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which Termination occurs; provided, however, that if Executive has deferred his award for such year under the plan, the payment due Executive under this paragraph (b) shall be paid in accordance with the terms of the deferral;

      (c)   other unpaid compensation and vacation pay; and


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      (d)   a severance allowance equal to the sum of the following:

                  (i) an amount equivalent to his annual base salary at the rate in effect immediately prior to Termination, less any sums paid to Executive by the Company as base salary for the Employment Period through the end of month in which the Termination occurred; plus

                  (ii) an amount equivalent to the average annual incentive compensation received by Executive for the three fiscal years immediately prior to the fiscal year in which Termination occurs, less any sums paid to the Executive by the Company as incentive compensation for the Employment Period through the end of the month in which the termination occurred.

In addition to the foregoing, the Company shall pay or otherwise provide to Executive all of the following:

            (e) During the remainder of the Employment Period, Executive shall continue to be deemed and treated as an eligible employee under the provisions of all stock option, restricted stock, and other incentive compensation plans of the Company under which Executive held options or awards or in which Executive participated at the time of Termination, and he may exercise options and rights, and shall receive payments and distributions accordingly.

            (f) During the remainder of the Employment Period, Executive shall continue to participate in and be entitled to all benefits and credited service for benefits under the benefit plans, programs and arrangements described in Section 4(c) as if he remained employed by the Company at the compensation levels referred to in this Section 6 during such period, exclusive, however, of disability benefits.

            (g) Section 4 shall be applicable in determining the payments and benefits due Executive under this Section 6, and if Termination occurs after a reduction in all or any part of Executive's total compensation or benefits, the severance allowance and other compensation and benefits payable to Executive pursuant to this Section 6 shall be based upon compensation and benefits before the reduction.

            (h) If any provision of this Section 6 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because Executive has ceased to be an actual employee of the Company, because he has insufficient or reduced credited service based upon actual employment by the

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Company,  because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits, and credits for such benefits to Executive, his dependents, beneficiaries and estate.

            (i) The Company's obligation under this Section 6 to continue to pay or provide health care and life and accident insurance to Executive during the remainder of the Employment Period shall be reduced when and to the extent any of such benefits are paid or provided to Executive by another employer, provided that Executive shall have all rights afforded to retirees to convert group insurance coverage to individual coverage as, to the extent of, and whenever Executive's group insurance coverage under this Section 6 is reduced or expires.

            (j) The Company shall deduct applicable withholding taxes in performing its obligations under this Section 6.

            (k) Except for Section 6(i) above, Executive shall have no obligation to mitigate damages, but if Executive obtains other employment during the Employment Period after Termination, the Company's obligations under this Section 6 shall be limited to the difference between what the Company would have been obligated to pay Executive and the compensation Executive receives from such other employment.

      Nothing in this Section 6 is intended, or shall be deemed or interpreted, to be an amendment to any compensation, benefit, or other plan of the Company. To the extent the Company's performance under this Section 6 includes the performance of the Company's obligations to Executive under any such plan or under another agreement between the Company and Executive, the rights of Executive under such plan or other agreement, as well as under this Agreement, are discharged, surrendered, or released pro tanto.

      7. Parachute Payment Limitation. Notwithstanding any provision of this Agreement to the contrary, the aggregate present value of all parachute payments payable to or for the benefit of Executive, whether payable pursuant to this Agreement or otherwise, shall be one dollar less than three (3) times Executive's base amount and, to the extent necessary, payments under this Agreement and any parachute payments payable under any other agreement between Executive and the Company shall be reduced in order that this limitation not be exceeded. The terms "parachute payment," "base amount" and "present value" shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 7 to avoid excise taxes on

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Executive  under Section 4999 of the Code and the  disallowance of a deduction to the Company pursuant to Section 280G of the Code. The determination of whether any reduction in the amount of parachute payments is required under this Section 7 shall be made by the Company's independent accountants, and Executive shall be entitled to select the parachute payments that will remain payable after the application of this Section 7. The fact that Executive has payments under this Agreement reduced as a result of the limitations set forth in this Section 7 will not of itself limit or otherwise affect any rights of Executive arising other than pursuant to this Agreement.

      8. Arrangements Not Exclusive or Limiting. The specific arrangements referred to herein are not intended to exclude or limit Executive's participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of Directors of the Company at any time, or to limit or reduce any compensation or benefit to which Executive would be entitled but for this Agreement.

      9. Enforcement Costs. The Company is aware that upon the occurrence of a change in control of the Company, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation, seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended for Executive hereunder, nor be bound to negotiate any settlement of rights hereunder under threat of incurring such costs. Accordingly, if at any time after a change in control of the Company, it should appear to Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so, in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover the benefits provided or intended to be provided to Executive hereunder, and Executive has acted in good faith to perform his obligations under this

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Agreement,  the Company irrevocably  authorizes Executive from time to time to retain counsel of his choice at the expense of the Company to represent Executive in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of employment contrary to this Agreement or with the initiation of defense of any litigation or other legal action, whether by or against Executive or the Company or any director, officer, stockholder, or other person affiliated with Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular,  periodic  basis upon  presentation  by  Executive  of a statement or
statements   prepared  by  such  counsel  in  accordance  with  its  customary practices, up to a maximum aggregate amount of $100,000. Counsel so retained by Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company and, unless in Executive's sole judgment use of common counsel could be prejudicial to him would not be likely to reduce the fees and expenses chargeable hereunder to the Company, Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

      10. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and personally delivered by hand or sent by registered or certified mail, if to Executive, at the last address Executive has filed in writing with the Company, and if to the Company, to its corporate secretary at its principal executive offices.

      11. Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

      12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties. The consent of any other person to any such amendment, waiver, or discharge shall not be required.

      13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation

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of law or otherwise,  including  without  limitation any  corporation or other entity or person which shall succeed (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and assets of the Company, and the Company shall require any successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and his legal representatives, heirs, and assigns; provided, however, that in the event of Executive's death prior to payment or distribution of all amounts, distributions, and benefits due him hereunder, each unpaid amount and distribution shall be paid in accordance with this Agreement to the person or persons designated by Executive to the Company to receive such payment or distribution and if Executive has made no applicable designation, to the person or persons designated by Executive as beneficiary or beneficiaries of proceeds of life insurance payable in the event of Executive's death under the Company's group life insurance plan.

      14. Governing Law. Except to the extent required to be governed by the law of the State of Maryland because the Company is incorporated under the laws of that State, the validity, interpretation, and enforcement of this Agreement shall be governed by the law of the State of Illinois, excepting its choice of law provisions.

      15. Severabililty. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original but all of which together constitute one and the same instrument.

      IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed.


Great Lakes REIT, Inc.


By:                                      __________________________________
      Its:


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Exhibit 10.62     Great Lakes REIT, Inc. 1996 Stock Option Plan

                               GREAT LAKES REIT, INC.
                       1996 INCENTIVE STOCK OPTION PLAN


1.     NAME AND PURPOSE.

      (a) Name. The name of this Plan shall be the Great Lakes REIT, Inc. 1996 Incentive Stock Option Plan ("Plan").

      (b) Purpose. The purpose of the Plan is to provide favorable opportunities for certain, select key employees of Great Lakes REIT, Inc. ("Company") to purchase shares of the Company's Common Stock, thereby encouraging them to acquire proprietary interests in the Company's Common Stock. Further, on account of the Plan, such key employees should have an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders. The availability and offering of stock options under the Plan supports and increases the Company's possibility to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

      (c) Stock Options to be Granted. Options granted under this Plan are intended to be Incentive Stock Options within the meaning of Code Section 422(b) (as hereinafter defined); however, Nonqualified Stock Options (as hereinafter defined) may also be granted within the limitations of the Plan as described herein.

2.     DEFINITIONS.

       For Plan purposes, except where the context indicates otherwise, the following terms shall have the meanings set forth below:

      (a)    "Board" shall mean the Board of Directors of the Company.

      (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      (c) "Committee" shall mean a committee designated by the Board to administer the Plan, which shall consist of not less than two members of the Board who shall be appointed by and serve at the pleasure of the Board, and

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each of whom shall be a disinterested person within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended and an outside director within the meaning of the rules and regulations promulgated under Section 162(m) of the Code. The Compensation Committee of the Board of Directors shall be deemed the "Committee" for purposes of this Plan, until such time as the Board designates a different committee to perform these responsibilities.

      (d) "Common Stock" shall mean the Common Stock, $0.01 par value, of the Company.

      (e) "Company" shall mean and include Great Lakes REIT, Inc. a Maryland Company, and any parent or subsidiary of Great Lakes REIT, Inc., as defined in Code Sections 425(e) and (f).

      (f) "Incentive Stock Option" or "ISO" shall mean a stock option granted or exercised under the Plan that is intended to meet and comply with the terms and conditions for an incentive stock option as set forth in Code
Section 422.

      (g) "Fair Market Value" shall mean the fair market value of a share of the Common Stock as of any applicable date, the most recent determination by the Board of Directors of the per share Net Asset Value of the Company's Stock or, if the Company shall then be a publicly traded company (when shares of its Stock are actively traded on a national or regional securities exchange or the NASDAQ system), the current per share market price of the Company's Stock based on

            (i) if the Company's Stock is actively traded on either a national or regional securities exchange, then the average of the closing prices of the Company's Stock over the 30 day period ending three days before the day the fair market value of the Company's Stock is being determined; or

            (ii) if the Company's Stock is actively traded over-the-counter, the average of the closing bid and asked prices of the Company's Stock quoted on the NASDAQ system (or similar system) over the 30 day period ending three days before the day the fair market value of the Company's Stock is being determined.

      The Fair Market Value per share shall be computed on the basis of the total number of outstanding shares.

      (h) "Net Asset Value" means the fair market value of the Company, as determined by the Board of Directors from time to time. In determining Net

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Asset Value, the Board of Directors may (but is not obligated) (i) to consider the financial statements of the Company for prior years, cash flow projections for current and future property operations, interest rate trends, the availability of financing, and the return available on alternative investments (including but not limited to public real estate investment trusts), appraisals of the Company's real properties, and various other appropriate factors, and (ii) to obtain the opinion of a valuation firm regarding the Board of Directors' Net Asset Value determination. The Net Asset Value per share shall be computed on the basis of the total number of outstanding shares.

      (i) "Nonqualified Stock Option or "NQSO" shall mean a stock option other than an Incentive Stock Option.

      (j) "Optionee" shall mean an employee of the Company who has been granted one or more ISOs under the Plan.

      (k)   "Options" shall mean the ISOs and NQSOs granted under the Plan.

      (l) "Ten Percent Share Owner" shall mean an employee who owns more than ten percent (10%) of the Common Stock of the Company as such amount is calculated under Code Section 422(b)(6).

3.     ADMINISTRATION.

      (a) The Committee. The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by the Board. Accordingly, the Committee shall have full power to grant ISOs and NQSOs, to delegate administrative responsibilities and to perform all other acts it believes to be reasonable and proper.

      (b) Discretion of the Committee. Subject to the provisions of the Plan, the determination of those eligible to receive ISOs and/or NQSOs, and the amount, type and timing of each ISO and NQSO and the terms and conditions of the respective Option Documents (as hereinafter defined) shall rest in the sole discretion of the Committee.

      (c) Interpretation of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any granted ISO or NQSO, in the manner and to the extent it shall deem necessary to carry the Plan into effect.

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      (d)    Decisions of the Committee.   The Committee shall act by vote or
written consent of a majority of its members. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive and binding on all participants in this Plan and on their legal representatives, heirs and beneficiaries, unless otherwise determined by the Board.

      (e) Exchange of Option. The Committee may, in its sole discretion, grant an ISO or NQSO (the "Replacement Option") to an Optionee in exchange for surrender and cancellation of an outstanding ISO or NQSO providing for the purchase of not more than the number of shares of Common Stock so surrendered and canceled and having an exercise price equal to at least the Fair Market Value of the shares on the date of grant of the Replacement Option and containing such other terms and conditions as the Committee may prescribe.




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4.     SHARES SUBJECT TO THE PLAN.

       The total number of shares of Common Stock available for grants of ISOs and/or NQSOs under the Plan shall be five hundred thousand (500,000), subject to adjustment in accordance with Section 7 of the Plan, which shares may be either authorized but unissued or reacquired shares of Common Stock. If an ISO or an NQSO or any portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such ISO or NQSO shall be available for future grant under the Plan, unless the Plan has been terminated.

5.     ELIGIBILITY.

       Consistent with the Plan's purpose, ISOs and/or NQSOs may be granted to the Company's employees who are performing or have been engaged to perform services relating to the management, operation or development of the Company, including those officers who are also members of the Board.

6.     STOCK OPTION TERMS AND CONDITIONS.

       All ISOs and NQSOs granted under the Plan shall be evidenced by written documents (the "Option Documents") in such forms as the Committee shall from time to time approve. The Option Documents and each ISO and/or NQSO shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require that are not inconsistent with the terms of the Plan including, but not limited to, the following provisions:

      (a) Price. Each Option Document shall state the price at which ISOs and/or NQSOs may be purchased (the "Option Price"). The Option Price shall be established in the sole discretion of the Committee; provided (i) the Option Price per share for any Optionee other than a Ten Percent Share Owner in the case of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant and
(ii) the Option Price per share for an Optionee who is a Ten Percent Share Owner in the case of an ISO shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant. Notwithstanding the foregoing, an ISO may be granted with an Option Price lower than the minimum Option Price set forth above if such ISO is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of Section 424(a) of the Code. The Option Price shall be subject to adjustment only as provided in Section 7

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

below.

      (b) Period of the Grant. Each Option Document shall state the period for which each ISO and/or NQSO is granted; provided that neither an ISO or an NQSO shall be granted for a period longer than ten (10) years from the date of grant; and provided further that an ISO granted to a Ten Percent Share Owner shall be granted for a period no longer than five (5) years from the date of grant.

      (c) Time of Exercise. Each Option Document shall state the date on which each ISO and/or NQSO may be exercised, except that no ISO or NQSO may be exercised prior to the three hundred sixty-sixth (366th) day after such ISO or NQSO was granted. The Committee may establish installment exercise terms for an ISO such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the exercise time of any ISO. An NQSO shall be exercisable upon such terms as the Committee shall determine.

      (d)    Exercise.

            (i) An ISO or NQSO, or any portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and payment of the full price of the shares being acquired pursuant to such exercise. Until the shares of Common Stock subject to an ISO or NQSO are issued to an Optionee, he or she shall have none of the rights of a stockholder;

             (ii) Unless the shares to be purchased under an ISO or NQSO are covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), each written notice of exercise shall contain the Optionee's acknowledgment in such form and substance satisfactory to the Company that:

                  (A) such shares are being purchased for investment and not distribution or resale (other than a distribution or resale which in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Securities Act), and

                  (B) the Optionee has been advised and understands that the shares purchased pursuant to such ISO or NQSO have not been registered under the Act, are "restricted securities" within the meaning of Rule 144 under the Securities Act and are subject to restrictions on transfer, and that the Company is under no obligation to register the shares purchased pursuant to an ISO or NQSO under the Securities Act or to take any action

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which would make available to the Optionee any exemption from such registration.

      (e) Payment. The price of an exercised ISO or NQSO, or portion thereof, may be paid:

            (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company;

            (ii) at the discretion of the Committee, through the delivery of shares of Common Stock, with an aggregate Fair Market Value equal to the Option Price, provided such tendered shares have been owned by the Optionee for at least one (1) year prior to such exercise; or

            (iii)  by combination of both (i) and (ii) above.

       In addition at the request of an Optionee and to the extent permitted by applicable law, the Company may, in its sole discretion, selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Optionee, shall pay to the Company the Option Price of the ISOs and/or NQSOs being exercised, and the Company, pursuant to an irrevocable notice from the Optionee, shall promptly deliver the shares of Common Stock being purchased to such brokerage firm.

      (f)    Termination of Employment.

            (i) If Optionee's employment with the Company is terminated by reason of death, the employee's personal representative, heirs or devisees shall be entitled to exercise all vested Options for one (1) year after the date of death.

             (ii) If Optionee's employment with the Company is terminated by reason of disability the Employee shall be entitled to exercise all vested Options for one (1) year after the date of disability. For purposes of the Plan, unless otherwise defined in the Option Documents, the Committee shall determine whether an Optionee has incurred a disability on the basis of medical evidence acceptable to the Committee. Upon making a determination of disability, the Committee shall, for purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship.

             (iii) If Optionee's employment by the Company is terminated, voluntarily or involuntarily, for any reason other than death or disability as provided above, the Optionee shall be entitled to exercise all

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

Options which are vested on the date of termination for a period of three (3) months after such date of termination.

             (iv) All Options not exercised during the periods prescribed in
Section 6(f) herein, shall terminate. Unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or disability.

      (g) Aggregate Fair Market Value Limitation. Each Option Document shall state the number of shares to which each ISO or NQSO pertains. With respect to ISOs, the aggregate Fair Market Value (determined at the time the ISO is granted) of shares of Common Stock with respect to which ISOs under this Plan are exercisable for the first time by an Optionee during any calendar year (under all incentive stock option plans of the Company) shall not exceed one hundred thousand dollars ($100,000).

      (h) Premature Disposition. The Option Documents shall provide that any Optionee who disposes of shares of Common Stock acquired on the exercise of an ISO by sale or exchange either:

            (i) within two (2) years after the date of the grant of the ISO under which the stock was acquired; or

            (ii) within one (1) year after the acquisition of such shares, shall notify the Company of such disposition and of the amount realized upon such disposition.

      (i) Other Provisions. The Option Documents shall contain such other provisions, including without limitation restrictions upon the exercise of the ISO, as the Committee shall deem advisable or shall be necessary for such ISOs to constitute an Incentive Stock Option (within the meaning of Code
Section 422). The Committee shall have the right, subject to the consent of the Optionee, to amend the Option Documents to the extent necessary to maintain the ISOs as Incentive Stock Options (within the meaning of Code
Section 422). In addition, the Option Documents may contain such other provisions relative to NQSOs as the Committee shall determine is necessary to effect the purposes of this Plan.

7.     ADJUSTMENTS.

      (a)    Share Adjustments.

            (i)    In the event that the shares of Common Stock of the

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Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another Company (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then, subject to the provisions of
Section 7(c) below, there shall be substituted for or added to each share of Common Stock of the Company which was theretofore appropriated, or which thereafter may become subject to either an ISO or NQSO under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock of the Company shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding ISOs and NQSOs shall also be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

            (ii) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Company, or of any stock or other securities in which such stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in their sole discretion, determine that such change equitably requires an adjustment in any ISO or NQSO which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

            (iii) The grant of an ISO or NQSO pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

      (b)    Corporate Changes.

            (i) A dissolution or liquidation of the Company shall cause each outstanding ISO or NQSO to terminate.

            (ii) In the event of a merger or consolidation in which the Company is not the surviving Company, each outstanding ISO and NQSO shall be exchanged for and converted into an ISO or NQSO to acquire stock of the surviving Company, subject to such adjustments as the Board may determine is reasonable under the circumstances.

      (c)    Fractional Shares.  Fractional shares resulting from any

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

adjustment pursuant to this Section 7 may be settled as the Board or the Committee (as the case may be) shall determine.

      (d) Binding Determination. To the extent that the foregoing adjustments relate to Common Stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Company to each holder of an ISO or NQSO which shall have been so adjusted.

8.     LISTING AND REGISTRATION OF SHARES.

      (a) Restriction on Exercise of Options. No ISO or NQSO granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such ISO or NQSO on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such ISO or NQSO or the issue of shares thereunder, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

      (b) Legend. If a registration statement under the Securities Act with respect to the shares issuable upon exercise of any ISO or NQSO granted under the Plan is not in effect at the time of exercise, as a condition of the issuance of the shares, the person exercising such ISO or NQSO shall give the Committee a written statement, satisfactory in form and substance to the Committee, that such person is acquiring the shares for such person's own account for investment and not with a view to distribution. The Company may place upon any stock certificate for shares issuable upon exercise of such ISO or NQSO the following legend or such other legend as the Committee may prescribe to prevent disposition of the shares in violation of the Act or other applicable law:

             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
            BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT") AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

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9.     AMENDMENT AND TERMINATION OF PLAN.

      (a) Amendment, Etc. The Board, without further approval of the stockholders, may at any time, and from time to time, suspend or terminate the Plan, in whole or in part, or amend if from time to time, in such respects as the Board may deem appropriate and in the best interests of the Company; provided, however, that no such amendment shall be made, that would, without approval of the majority of the stockholders:

            (i) materially increase the benefits accruing to an Optionee under the Plan;

            (ii) except as is provided for in accordance with Section 7 under the Plan, materially increase the number of shares of Common Stock that may be issued under the Plan;

            (iii) materially modify the requirements as to eligibility for participation in the Plan;

            (iv)   reduce the minimum Option Price per share;

            (v)    extend the period of granting ISOs; or

            (vi) otherwise require the approval of shareholders in order to maintain the exemption available under Rule 16b-3 (or any similar rule) under the Securities Exchange Act of 1934.

      (b) Anti-Cutback. No amendment, suspension or termination of this Plan shall in any manner affect any ISO or NQSO heretofore granted under the Plan, without the consent of the Optionee or any person or entity validly claiming under or through the Optionee.

      (c) Required Changes. The Board may amend the Plan, subject to the limitations cited above, in such manner that it deems necessary to permit the granting of ISOs meeting the requirements of future amendments or issued regulations, if any, to the Code.

10.    MISCELLANEOUS PROVISIONS.

      (a) No Right to Continued Employment. No person shall have any claim or right to be granted an ISO or NQSO under the Plan, and neither the grant of an ISO nor an NQSO hereunder shall be construed as giving an Optionee the right to be retained in the employ of the Company. Further, the

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Company expressly reserves the right at any time to dismiss an Optionee with or without cause, free from any liability, or any claim under the Plan, except as specifically provided under the Plan or in an ISO or NQSO granted prior to the termination of employment which right to exercise such ISO or NQSO, if any, shall be limited in accordance with the terms of the Plan and the applicable Option Documents.

      (b) Government And Other Regulations. The obligation of the Company to issue, or transfer and deliver shares of Common Stock to Optionees pursuant to the exercise of ISOs or NQSOs granted under the Plan shall be subject to all applicable laws, regulations, rules, orders and approval that shall then be in effect and required by governmental entities and securities exchanges, if any, on which the Company's Common Stock is traded.

      (c) Tax Withholding. The Company shall have the power to withhold, or require an Optionee or other person or entity receiving Common Stock under the Plan to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Common Stock issued under the Plan, and the Company may defer issuance of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit an Optionee to elect, subject to such conditions as the Committee shall impose,
(i) to have shares of Common Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Optionee's (or other Common Stock recipient's) estimated total federal, state and local tax obligation associated with the transaction.

      (d) Rule 16b-3 Compliance. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Securities and Exchange Act, as amended, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention.

      (e) Non-transferability. No right or interest , or any part thereof, in any ISO or NQSO may be sold, pledged, assigned, transferred or disposed in any manner other than by will or the laws of descent and distribution, and during an Optionee's lifetime shall only be exerciseable by such Optionee.

      (f) Plan Expenses. Any expenses of administering the Plan shall be borne by the Company by the Company.

      (g)    Use of Exercise Proceeds.  The payment received from Optionees

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from the exercise of ISOs and NQSOs under the Plan shall be used for the general corporate purposes of the Company.

      (h) Construction of Plan. The place of administration of the Plan shall be in the State of Maryland, and the validity, construction, interpretation, administration and effect of the Plan and its rules and regulations, and rights relating to the Plan shall be determined solely in accordance with the laws of the State of Maryland, when otherwise governed by applicable federal law.

      (i) Interpretation. As may be appropriates pronouns used in the Plan shall be read and construed to the masculine, feminine or neuter. Likewise, words in the singular shall be read and construed to refer to the plural.

      (j) Indemnification. In addition to such rights of indemnification as they may have as members of the Board or the Committee, and only to the extent that costs and expenses are not recovered under an insurance contract protecting them with respect to any legal action described in this Section 10(j), the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action take or failure to act under or in connection with the Plan or any ISO granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of gross negligence, recklessness, fraudulent or criminal acts, willful misconduct or bad faith; provided that upon the institution of any such action, suit or proceeding, a Committee member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend such action before such Committee member undertakes to handle and defend it on his/her own behalf.

11.    STOCKHOLDERS' APPROVAL AND EFFECTIVE DATE.

      This Plan was adopted by the Board on August 13, 1996 and upon approval by the stockholders of the Company, this Plan shall become unconditionally effective. If the stockholders shall not approve the Plan, the Plan shall not become effective, and any and all action taken prior thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded. In the event stockholders shall not approve the Plan within twelve (12) months from the date of the adoption of this Plan, no ISOs may be

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

granted under this Plan and no ISO granted under this Plan may be exercised; all such actions taken within such twelve (12) month period shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

12.   TERM OF PLAN.

      Unless terminated earlier by the Board, no Option shall be granted under the Plan after August 12, 2006, except that the foregoing shall not apply to or prevent any amendment, modification or suspension at any time of any Option or the waiver at any time of any terms or conditions thereof by the Committee under the provisions of the Plan or the amendment or modification by the Board of the Plan under Section 9(a).


Exhibit 10.63     Form of Incentive Stock Option Agreement

                        INCENTIVE STOCK OPTION AGREEMENT

     This Incentive Stock Option Agreement ("Agreement") is entered into this day of _______________, 1996 between Great Lakes REIT, Inc. ("GLR"), a Maryland corporation whose principal place of business is Oak Brook, Illinois, and ___________________, of __________________ ("Employee").

                              W I T N E S S E T H:

     WHEREAS, on August 13, 1996 the Board of Directors of GLR adopted a new stock option plan for its employees known as the "1996 Incentive Stock Option Plan" (the "Incentive Plan"), and the stockholders of GLR approved the adoption of the Incentive Plan on September 24, 1996; and

     WHEREAS, stock options granted pursuant to the Incentive Plan are intended to qualify as "Incentive Stock Options"; and

     WHEREAS, GLR desires to compensate Employee by granting an option under the Incentive Plan to purchase certain shares of GLR's common stock in order to provide Employee with an added incentive to increase the financial well being of GLR; and

     WHEREAS, Employee is a key employee of GLR or one of its subsidiaries;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties agree as follows:


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

     1. Grant of Option. GLR hereby grants to Employee an option ("Option") to purchase up to ______________ shares of GLR common stock, $.01 par value (the "Stock"), to be issued as fully paid and non-assessable upon the exercise hereof and payment therefor, during the following periods and subject to the following conditions:

     (a) During the period commencing ___________, 1997 (one year from the date hereof) and terminating __________, 2006 (ten years from the date hereof), Employee may exercise the Option to purchase up to ________(one third) shares of the aggregate number of shares of Stock covered by the Option;

     (b) During the period commencing _______, 1998 (two years from the date hereof) and terminating ___________, 2006 (ten years from the date hereof), Employee may exercise the Option to purchase up to an additional ________ (one third) shares of the aggregate number of shares of Stock covered by the Option; and

     (c) During the period commencing ________, 1999 (three years from the date hereof) and terminating ________________, 2006 (ten years from the date hereof), Employee may exercise the Option to purchase an additional ________ (one third) shares of the aggregate number of shares of Stock covered by the Option.

     Notwithstanding anything herein to the contrary, and except as provided in paragraph 4 hereof, the Option and all rights granted herein shall terminate and become null and void upon the expiration of ten years from the date hereof (such period is hereinafter referred to as the "Term").

     2. Exercise of Option. The Option may be exercised by written notice delivered to the Secretary of GLR at the GLR principal offices, stating that Employee desires to exercise the Option and stating further the number of shares with respect to which the Option is being exercised. In no case may the Option be exercised for a fraction of a share of Stock. The purchase price of the Stock with respect to which the Option is being exercised shall be paid (i) in cash, or (ii) at the discretion of GLR, by delivering GLR stock already owned by Employee, or (iii) a combination of (i) and (ii), and shall be paid in full within three (3) business days after delivery of the Notice of Exercise. Promptly after receipt of the Notice of Exercise and payment, GLR shall deliver to Employee a certificate representing the shares of Stock purchased. If any law or regulation requires GLR to take any action with respect to the shares of Stock, then the date for the delivery of such Stock shall be extended for the period necessary to take such action.

     3. Option  Price.  The option price of the Stock shall be $13.00 per share,

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which price is not less than 100% of the fair  market  value of the Stock on the date of this Agreement.

     4. Conditions Upon Right to Exercise.

     (a) Employment at Time of Exercise. Except as provided in paragraph 4(b), below, at the time of any exercise of the Option, Employee must be an employee of GLR or its subsidiary.

     (b) Termination of Employment.

     (i) General. All of the unexercised rights of Employee under the Option shall lapse if Employee's employment with GLR or a subsidiary is terminated for any reason, except for leaves of absence approved in writing by the President of GLR, or if such employment is terminated by reason of Employee's permanent total disability, retirement or death, as described below. If Employee's employment is terminated for any reason other than Employee's permanent total disability, retirement or death, the vested portion of the Option which may be exercised pursuant to Section 1 hereof may be exercised by Employee at any time or times in whole or in part during the three-month period after such termination to the extent such three-month period is included in the remainder of the Term.

     (ii) Disability. If the employment of Employee with GLR or a subsidiary is terminated by reason of Employee's permanent total disability and Employee has been in the employ of either GLR or a subsidiary continuously from the date hereof until such termination (except for leaves of absence approved in writing by the President of GLR), the vested portion of the Option pursuant to Section 1 hereof may be exercised by Employee at any time or times in whole or in part during the one year period after such termination, to the extent such one year period is included in the remainder of the Term.

     (iii) Retirement. If the employment of Employee with GLR or a subsidiary is terminated by reason of Employee's retirement and Employee has been in the employ of either GLR or a subsidiary continuously from the date hereof until such retirement (except for leaves of absence approved in writing by the President of GLR), the vested portion of the Option pursuant to Section 1 hereof may be exercised by Employee at any time or times in whole or in part during the three-month period after such retirement to the extent that such three-month period is included in the remainder of the Term.

     (iv) Death. If the employment of Employee with GLR or a subsidiary is terminated by reason of Employee's death and Employee has been in the employ of either GLR or a subsidiary continuously from the date hereof until Employee's

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

death (except for leaves of absence approved in writing by the President of GLR), the vested portion of the Option pursuant to Section 1 hereof may be exercised by the legal representative of Employee, or by such of his heirs, legatees or beneficiaries to whom the Option devolves, at any time or times in whole or in part during the one year period from the date of death of Employee, to the extent that such one year period is included in the remainder of the Term.

     5. Additional Limits on Right to Exercise. If at any time the Board of Directors of GLR shall determine, in its discretion, that the listing, registration or qualification of the Option or the Stock issuable or transferable upon exercise of the Option upon any securities exchange or under any state or federal law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of the Option or in connection with the issuance or transfer of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of GLR. Unless at the time of any exercise of the Option there is, in the opinion of GLR's counsel, a valid and effective registration statement under the Securities Act of 1933, as amended, and an appropriate qualification and registration under applicable state securities law, relating to the Stock, Employee hereby agrees, upon exercise of the Option, to give a representation that he is acquiring the Stock for his own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such Stock and shall give such other representations and covenants to GLR as may, in the opinion of its counsel, be required. In the event that any Stock issued is not registered, then Employee hereby agrees that stop transfer instructions shall be issued to GLR's transfer agents until such time as the Stock is registered and that the certificate representing the Stock shall bear the following restrictive legend:

THE SHARES  REPRESENTED BY THIS  CERTIFICATE  HAVE NOT BEEN
REGISTERED UNDER THE
SECURITIES  ACT OF 1933 ("ACT") AND MAY NOT BE SOLD,  PLEDGED,
HYPOTHECATED  OR
OTHERWISE  TRANSFERRED  OR  OFFERED  FOR  SALE IN THE  ABSENCE  OF AN
EFFECTIVE
REGISTRATION  STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A
WRITTEN  OPINION
OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

     6.  Non-Transferability  of Option. The Option shall not be transferable by

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Employee  other than by will or by the laws of  descent  and  distribution,  and during the lifetime of Employee the Option may be exercised only by Employee or his legal representative if the Employee is disabled.

     7. Stockholder Rights and Adjustments to Stock. Employee shall have no rights as a stockholder with respect to any Stock issuable or transferable upon exercise of the Option until the date of issuance of a stock certificate to him for such shares of Stock. Except as hereinafter provided, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued and all adjustments to the Stock by reason of a stock dividend, merger, consolidation or otherwise, shall be made in accordance with the terms of the Incentive Plan.

     This Agreement shall not affect in any way the right or power of GLR to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

     8. Tax Withholding. GLR shall have the power to withhold, or require an Employee or other person or entity receiving Stock under this Agreement to remit to GLR an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Stock issued under this Agreement, and GLR may defer issuance of Stock until such requirements are satisfied. The Employee may elect
(i) to have shares of Stock otherwise issuable under this Agreement withheld by GLR, or (ii) to deliver to GLR previously acquired shares of Stock, in each case have a Fair Market Value sufficient to satisfy all or part of the Employee's (or other Stock recipient's) estimated total federal, state and local tax obligation associated with the transaction.

     9. Premature Disposition. If Employee disposes of shares of Stock acquired on the exercise of the Option by sale or exchange either within two (2) years after the date of this Agreement, or within one (1) year after the acquisition of such shares of Stock, Employee shall notify GLR of such disposition and of the amount realized upon such disposition.

     10. Order of Exercise. This Option may be exercised in whole or in part only if there are no stock options outstanding that have been granted to Employee at an earlier time that qualify as "Incentive Stock Options." For purposes of this paragraph, an option shall be considered to be "outstanding" until it is exercised in full or expires by reason of time.

     11. Successors and Assigns.  The Option shall be binding in accordance with

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its  terms  upon  any   successors  of  GLR  and  upon  the  heirs,   executors,
administrators and successors of Employee.

     12. Governing Law. This Agreement and the Option shall be governed by and construed in accordance with the laws of the State of Illinois relating to contracts made and to be performed in that State.

     IN WITNESS WHEREOF, GLR and Employee have executed this Agreement as of the day and year first above written.
                                    GREAT LAKES REIT, INC.


                       By:
                       Its:


ATTEST:





EMPLOYEE



Exhibit 10.64
                             GREAT LAKES REIT, INC.
                      LIMITED PURPOSE EMPLOYEE LOAN PROGRAM


     THE PROGRAM. Great Lakes REIT, Inc., a Maryland corporation (the "Company"), hereby establishes the Great Lakes REIT, Inc. Limited Purpose Employee Loan Program (the "Program") as set forth herein and as may from time to time be amended (the "Program"), effective August 13, 1996.

     1. PURPOSE. The Company wishes to encourage selected employees of the Company who are capable of having an impact on the performance of the Company to acquire a long term proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity (thus enhancing the value of the Company for the benefit of its stockholders), and to enhance the ability of the Company to attract and retain qualified individuals upon whom the sustained progress, growth, and profitability of the Company depend. In furtherance of this objective, certain employees of the Company have options to purchase shares of

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

the Company's common stock ("Stock Options"); the Company anticipates that it will continue to grant Stock Options to its employees under one or more stock option or other stock ownership incentive plans. The purpose of the Program is to facilitate the ability of selected employees to exercise Stock Options by making loans to, or loan guarantees for the benefit of, such persons.


     2. DEFINITIONS. As used in the Program, terms defined immediately after their use shall have the respective meanings provided by such definitions and the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     (a) "Board" means the Board of Directors of the Company.

     (b) "Code" means the Internal Revenue Code of 1986, as amended. References to a particular section of the Code shall include references to successor provisions.

     (c) "Compensation Committee" means the Compensation Committee of the Board.

     (d) "Eligible Employee" has the meaning specified in Section 4.

     (e) "Fair Market Value" of the Company's Stock means, as of any applicable date, the most recent determination by the Board of Directors of the per share Net Asset Value of the Company's Stock or, if the Company shall then be a publicly traded company (when shares of its Stock are actively traded on a national or regional securities exchange or the NASDAQ system), the current per share market price of the Company's Stock based on

     (i) if the Company's Stock is actively traded on either a national or regional securities exchange, then the average of the closing prices of the Company's Stock over the 30 day period ending three days before the day the fair market value of the Company's Stock is being determined; or

     (ii) if the Company's Stock is actively traded over-the-counter, the average of the closing bid and asked prices of the Company's Stock quoted on the NASDAQ system (or similar system) over the 30 day period ending three days before the day the fair market value of the Company's Stock is being determined.

     The Fair Market Value per share shall be computed on the basis of the total number of outstanding shares.

     (f) "ISO" means an Incentive  Stock Option  satisfying the  requirements of

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

Section 422 of the Code.

     (g) "Loan Agreement" has the meaning specified in Section 3(c).

     (h) "Net Asset Value" means the fair market value of the Company, as determined by the Board of Directors from time to time. In determining Net Asset Value, the Board of Directors may (but is not obligated) (i) to consider the financial statements of the Company for prior years, cash flow projections for current and future property operations, interest rate trends, the availability of financing, and the return available on alternative investments (including but not limited to public real estate investment trusts), appraisals of the Company's real properties, and various other appropriate factors, and (ii) to obtain the opinion of a valuation firm regarding the Board of Directors' Net Asset Value determination. The Net Asset Value per share shall be computed on the basis of the total number of outstanding shares.

     (i) "SEC" means the Securities and Exchange Commission.

     (j) "Stock" means shares of the common stock of the Company, $0.01 par value.

     (k) "Stock Option" means an option granted by the Company for the purchase of the Company's Stock at a specified exercise price.

     3. ADMINISTRATION. (a) Subject to Section 3(b), the Program shall be administered by the Compensation Committee.

     (b) The Board may, in its discretion, reserve to itself or delegate to another committee of the Board, any or all of the authority and responsibility of the Compensation Committee with respect to loans and loan guarantees under the Program. Such other committee may consist of two or more directors who may, but need not be, officers or employees of the Company. To the extent that the Board has reserved to itself or delegated to such other committee the authority and responsibility of the Compensation Committee, all references to the Compensation Committee in the Program shall be to the Board or such other committee.

     (c) The Compensation Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Program (including without limitation, the limitations and restrictions set forth in Sections 5 and
6), as follows:

     (i) to make  loans  to and to  arrange  or  guarantee  loans  for  Eligible

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Employees in connection with their exercise of Stock Options;

     (ii) to determine the terms and conditions, including any restrictions and limitations, to be included in the written agreements by which all loans and guarantees made under the Program shall be evidenced ("Loan Agreements"), which terms and conditions need not be identical, and, with the consent of the employee where required by contract law, to modify any such Loan Agreement at any time;

     (iii) to impose, incidental to a loan or guarantee, conditions with respect to competitive employment or other activities of the loan recipient;

     (iv) to extend the time during which any loan may be repaid;

     (v)  to  impose  such  additional  terms,  conditions,   restrictions,  and
limitations upon the loans or guarantees, as the case may be, as the Compensation Committee may deem appropriate; and

     (vi) except as otherwise specifically prohibited herein, to vary the terms and conditions of any loan and to make such other provisions concerning the unpaid balance of any loan in the case of hardship, subsequent termination of employment, absence on military or government service, or subsequent death of the loan recipient, as in its discretion are necessary or advisable in order to protect the Company, promote the purposes of the Program, and comply with regulations of the Board of Governors of the Federal Reserve System.

     The determination of the Compensation Committee on all matters relating to the Program or any Loan Agreement shall be conclusive and final. No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Program or any Loan Agreement.

     4. ELIGIBILITY. Loans and loan guarantees may be made to, or for the benefit of, any employees of the Company (including without limitation any executive officer) to whom Stock Options have been granted (an "Eligible Employee").

     5. DIRECT LOANS. (a) Authority to Make Loans. The Compensation Committee may authorize the Company to make loans to Eligible Employees with respect to the exercise of any Stock Option, and any taxes arising therefrom. All such loans shall be full recourse loans and contain the terms, conditions and

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

restrictions set forth in this Section 5, and such other terms, conditions and restrictions as the Compensation Committee may determine; provided, however, that such terms, conditions, and restrictions may not be inconsistent with the stock option, long-term stock ownership, or other compensation or benefit plan of the Company pursuant to which the Stock Options were granted.

     (i) the interest rate to be charged as determined by the Compensation Committee from time to time;

     (ii) the security for the loan; and

     (iii) the terms on which the loan is to be repaid.

     (c) Restrictions on Employee Loans. Notwithstanding the general authority granted under Sections 3, 5(a) and 5(b) above, the Compensation Committee shall have no discretion to authorize the making of any loan to an Eligible Employee under the Program:

     (i) for more than 90% of the exercise price of a Stock Option (together with the amount of any taxes arising therefrom) over the par value of any shares of Stock to be received upon exercise;

     (ii) if the possession of such discretion or the making or arranging of such a loan would result in a "modification" (as defined in Section 424(h) of the Code) of any ISO;

     (iii) for an initial term of more than 5 years; provided, however, that any such loan may be renewed or renewable at the discretion of the Compensation Committee;

     (iv) that does not comply with all applicable laws, regulations,  and rules
of  the  Federal  Reserve  Board  and  any  other  governmental   agency  having
jurisdiction over the Company; and

     (v) with a rate of interest less than the greater of (A) the most favorable rate applicable to funds borrowed by the Company plus one-half point, and (B) not less than the applicable federal rate ("AFR"), as defined in Section 1274 of the Code, in effect at the time the loan is made, or any other minimum rate required to avoid the imputation of income or an original issue document, or to avoid characterization as a below-market-rate loan, pursuant to Sections 483, 1274, or 7872 of the Code.

     6. RIGHTS AS A STOCKHOLDER. The holder of a Stock Option shall not have any

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

right as a stockholder of the Company with respect to the shares of Stock which may be deliverable upon exercise and payment of such exercise price until such shares have been issued in the name of the Eligible Employee exercising the Stock Option. Shares of Stock held by the Secretary of the Company, for the Company as pledgee, shall confer on the loan recipient in whose name the shares have been issued all rights of a stockholder of the Company, including the right to dividends or other corporate distributions and the right to vote the pledged shares, so long as the loan recipient is not in default under the Loan Agreement and except as otherwise provided in the Program or in the stock option, long-term ownership, or other compensation or benefit plan of the Company pursuant to which the Stock Options were granted.

     7. NON-UNIFORM DETERMINATIONS. Neither the Compensation Committee's nor the Board's determinations under the Program need be uniform and may be made by the Compensation Committee (or the Board) selectively among Eligible Employees, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Compensation Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Loan Agreements. Notwithstanding the foregoing, the Compensation Committee's interpretation of Program provisions shall be uniform as to similarly situated Eligible Employees.

     8. AMENDMENT OF THE PROGRAM. The Board may from time to time in its discretion amend or modify the Program without the approval of the stockholders of the Company, except as such stockholder approval may be required (a) to permit the grant of Stock Options, the exercise of which is facilitated by the Program, to be exempt from liability under Section 16(b) of the Securities
Exchange Act of 1934, (b) under the listing requirements of any national securities exchange on which are listed any of the Company's equity securities, or (c) to permit the continued grant of options which qualify as ISOs.

     9. TERMINATION OF THE PROGRAM. The Program shall continue in full force and effect until such time as the Board determines to terminate the Program. Any termination, whether in whole or in part, shall not affect any Loan Agreement then outstanding under the Program.

     10. NO ILLEGAL TRANSACTIONS. The Program and all loans and guarantees entered into by the Company pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereto.

     11. CONTROLLING LAW. The law of the State of Illinois, except its law with respect to choice of law and except as to matters relating to corporate law (in which case the corporate law of the State of Maryland shall control), shall be

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

controlling in all matters relating to the Program.

     12. TAX LITIGATION. The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Program and that the Company believes to be important to its employees, and to conduct any such contest or any litigation arising therefrom to a final decision.

     13. SEVERABILITY. If all or any part of the Program is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Program not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner in which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

     14. EXPENSES. The Company shall bear all expenses of administering the Program.

     15. TITLES AND HEADINGS. The titles and headings of the sections in the Program are for convenience of reference only, and in the event of any conflict, the text of the Program, rather than such titles or headings, shall control.

SIGNATURE PAGE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Great Lakes REIT, Inc.

Date: January 8, 1997



By:   /s/ Richard L. Rasley
      Richard L. Rasley, Secretary